Exhibit 4.1

CREDIT AGREEMENT

by and among

STEWART ENTERPRISES, INC.,

EMPRESAS STEWART-CEMENTERIOS, and

EMPRESAS STEWART-FUNERARIAS,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent and as a Lender,

DEUTSCHE BANC ALEX. BROWN INC.,

as Syndication Agent,

BANKERS TRUST COMPANY,

as a Lender

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

June 29, 2001

BANC OF AMERICA SECURITIES LLC

and

DEUTSCHE BANC ALEX. BROWN INC.,

as Joint Lead Arrangers and Joint Book Managers

SUNTRUST BANK, NATIONAL ASSOCIATION

and

CREDIT LYONNAIS,

as Documentation Agents

TABLE OF CONTENTS

Page

	ARTICLE I
	Definitions and Terms
1.1	Definitions	2
1.2	Rules of Interpretation	33
1.3	Accounting Adjustments	35
1.4	Accounting for Derivatives	36
	ARTICLE II
	The Credit Facilities
2.1	Term Loan	37
2.2	Asset Sale Term Loan	39
2.3	Revolving Loans	40
2.4	Use of Proceeds	43
2.5	Notes	44
2.6	Swing Line	44
2.7	Mandatory Prepayments	46
2.8	Joint and Several Borrowers	47
2.9	SEI as Borrowing Agent	50
2.10	Removal of PR Borrowers	51
	ARTICLE III
	Letters of Credit
3.1	Letters of Credit	52
3.2	Reimbursement and Participations	52
3.3	Governmental Action	55
	ARTICLE IV
	Eurodollar Funding, Fees, and Payment Conventions
4.1	Interest Rate Options	56
4.2	Conversions and Elections of Subsequent Interest Periods	56
4.3	Payment of Interest	57
4.4	Prepayments of Eurodollar Rate Loans	57
4.5	Manner of Payment	58
4.6	Fees	58
4.7	Pro Rata Payments	59
i
4.8	Computation of Rates and Fees	59
4.9	Deficiency Advances; Failure to Purchase Participations	60
4.10	Intraday Funding	60
	ARTICLE V
	Security
5.1	Security	62
5.2	Further Assurances	63
5.3	Information Regarding Collateral	63
5.4	Release of Guarantors, Collateral and Pledged Interests	63
	ARTICLE VI
	Change in Circumstances
6.1	Increased Cost and Reduced Return	65
6.2	Limitation on Types of Loans	66
6.3	Illegality	67
6.4	Treatment of Affected Loans	67
6.5	Compensation	68
6.6	Taxes	68
6.7	Replacement Lenders	71
	ARTICLE VII
	Conditions to Making Loans and Issuing Letters of Credit
7.1	Conditions of Term Loan and Initial Advance	72
7.2	Conditions of Revolving Loans and Letters of Credit	76
	ARTICLE VIII
	Representations and Warranties
8.1	Organization and Authority	78
8.2	Loan Documents	78
8.3	Solvency	79
8.4	Subsidiaries and Stockholders	79
8.5	Ownership Interests	79
8.6	Financial Condition	79
8.7	Title to Properties	81
8.8	Taxes	81
8.9	Other Agreements	81
8.10	Litigation	81
8.11	Margin Stock	81
8.12	Regulated Company	82
ii
8.13	Patents, Etc.	82
8.14	No Untrue Statement	82
8.15	No Consents, Etc.	82
8.16	Employee Benefit Plans	82
8.17	No Default	84
8.18	Environmental Laws	84
8.19	Employment Matters	84
8.20	Deathcare Industry	85
8.21	Designated Senior Debt	85
	ARTICLE IX
	Affirmative Covenants
9.1	Financial Reports, Etc.	86
9.2	Maintain Properties	88
9.3	Existence, Qualification, Etc.	88
9.4	Regulations and Taxes	88
9.5	Insurance	88
9.6	True Books	88
9.7	Right of Inspection	89
9.8	Observe All Laws	89
9.9	Governmental Licenses	89
9.10	Covenants Extending to Other Persons	89
9.11	Officer's Knowledge of Default	89
9.12	Suits or Other Proceedings	89
9.13	Notice of Environmental Complaint or Condition	89
9.14	Environmental Compliance	90
9.15	Indemnification	90
9.16	Further Assurances	90
9.17	Employee Benefit Plans	90
9.18	Continued Operations	92
9.19	New Subsidiaries	92
9.20	Foreign Subsidiaries	94
	ARTICLE X
	Negative Covenants
10.1	Financial Covenants	95
10.2	Acquisitions	96
10.3	Capital Expenditures	97
10.4	Liens	97
10.5	Indebtedness	98
10.6	Transfer of Assets	100
10.7	Investments	101
10.8	Merger or Consolidation	102
iii
10.9	Restricted Payments	102
10.10	Transactions with Affiliates	103
10.11	Compliance with ERISA, the Code and Foreign Benefit Laws	103
10.12	Fiscal Year.	104
10.13	Dissolution, Etc.	104
10.14	Limitations on Sales and Leasebacks	104
10.15	Change in Control	104
10.16	Rate Hedging Obligations and Fixed Rates	104
10.17	Negative Pledge Clauses	105
10.18	Prepayments, Etc., of Indebtedness	105
10.19	Limitations on Upstreaming	105
10.20	Required Reserve	105
10.21	Repayments of Retained Notes	106
10.22	Investment Accounts	106
10.23	Designated Senior Debt	106
	ARTICLE XI
	Events of Default and Acceleration
11.1	Events of Default	107
11.2	Administrative Agent and Collateral Agent to Act	110
11.3	Cumulative Rights	110
11.4	No Waiver	110
11.5	Allocation of Proceeds	110
	ARTICLE XII
	The Administrative Agent and the Collateral Agent
12.1	Appointment and Authorization of Administrative Agent and Collateral Agent	112
12.2	Delegation of Duties	112
12.3	Liability of Administrative Agent and Collateral Agent	113
12.4	Reliance by Administrative Agent and Collateral Agent	113
12.5	Notice of Default	114
12.6	Credit Decision; Disclosure of Information by Administrative Agent	114
12.7	Indemnification of Administrative Agent and Collateral Agent	115
12.8	Administrative Agent and Collateral Agent in Their Individual Capacity	115
12.9	Successor Administrative Agent and Collateral Agent	116
12.10	Other Agents; Joint Lead Managers; Joint Lead Arrangers	117
	ARTICLE XIII
	Miscellaneous
13.1	Assignments and Participations	118
13.2	Notices	121
13.3	Right of Set-off; Adjustments	122
iv
13.4	Survival	123
13.5	Expenses	123
13.6	Amendments and Waivers	123
13.7	Counterparts; Facsimile Signatures	125
13.8	Termination	125
13.9	Indemnification; Limitation of Liability	126
13.10	Severability	126
13.11	Entire Agreement	126
13.12	Agreement Controls	127
13.13	Usury Savings Clause	127
13.14	Governing Law; Waiver of Jury Trial	127
13.15	Confidentiality	129

EXHIBIT A	Applicable Commitment Percentages	A-1
EXHIBIT B	Form of Assignment and Acceptance	B-1
EXHIBIT C	Notice of Appointment (or Revocation) of Authorized Representative	C-1
EXHIBIT D-1	Form of Borrowing Notice	D-1-1
EXHIBIT D-2	Form of Borrowing Notice--Swing Line Loans	D-2-1
EXHIBIT E	Form of Interest Rate Selection Notice	E-1
EXHIBIT F-1	Form of Revolving Note	F-1-1
EXHIBIT F-2	Form of Term Note	F-2-1
EXHIBIT F-3	Form of Asset Sale Term Note	F-3-1
EXHIBIT F-4	Form of Swing Line Note	F-4-1
EXHIBIT G	Form of Opinions of Borrowers' and Guarantors' Counsel	G-1
EXHIBIT H	Compliance Certificate	H-1
EXHIBIT I	Form of Facility Guaranty	I-1
EXHIBIT J	Form of Security Agreement	J-1
EXHIBIT K	Form of Intellectual Property Security Agreement	K-1
EXHIBIT L	Form of Pledge Agreement	L-1
EXHIBIT M	Form of Termination of PR Borrowers	M-1

        The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

vi

CREDIT AGREEMENT

            THIS CREDIT AGREEMENT, dated as of June 29, 2001 (as amended, modified or supplemented from time to time, the "Agreement"), is made by and among STEWART ENTERPRISES, INC., a Louisiana corporation having its principal place of business in Metairie, Louisiana ("SEI"), EMPRESAS STEWART-CEMENTERIOS, a Puerto Rican civil partnership having its principal place of business in San Juan, Puerto Rico ("Cementerios"), EMPRESAS STEWART-FUNERARIAS, a Puerto Rican civil partnership having its principal place of business in San Juan, Puerto Rico ("Funerarias" and together with Cementerios, the "PR Borrowers", and the PR Borrowers and SEI collectively known as the "Borrowers"), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States ("Bank of America"), in its capacity as a Lender, BANKERS TRUST COMPANY, a New York corporation, in its capacity as a Lender ("BTCo"), and each other financial institution executing and delivering a signature page hereto and each other financial institution which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 13.1 (hereinafter such financial institutions, including Bank of America and BTCo, may be referred to individually as a "Lender" or collectively as the "Lenders"), Bank of America, in its capacity as administrative agent for the Lenders (in such capacity, and together with any successor administrative agent appointed in accordance with the terms of Section 12.9, the "Administrative Agent"), and Bank of America in its capacity as collateral agent for the Lenders and, to the extent provided in the Loan Documents, the Retained Noteholders (in such capacity, and together with any successor collateral agent appointed in accordance with the terms of Section 12.9, the "Collateral Agent");

W I T N E S S E T H:

            WHEREAS, the Borrowers have requested that (a) the Asset Sale Term Lenders (as defined below) make available on the Closing Date an asset sale term loan facility to SEI in the initial principal amount of $75,000,000, (b) the Revolving Lenders (as defined below) make available a revolving credit facility of up to $175,000,000 to SEI, $10,000,000 of which will be made available to the PR Borrowers, and which shall include a letter of credit facility of up to $25,000,000 for the issuance of standby letters of credit by SEI, and a swing line facility of up to $10,000,000 to SEI and the PR Borrowers, and (c) the Term Lenders (as defined below) make available on the Closing Date a term loan facility in the initial principal amount of $300,000,000, of which $270,000,000 will be made available to SEI and $30,000,000 will be made available to the PR Borrowers, the proceeds of all of which are to be used for the repayment of certain existing indebtedness of SEI and its Subsidiaries and for working capital, capital expenditures and other general corporate purposes; and

            WHEREAS, the Lenders are willing to make such asset sale term loan, term loan, revolving credit, letter of credit and swing line facilities available to the Borrowers upon the terms and conditions set forth herein;

            NOW, THEREFORE, the Borrowers, the Lenders, the Administrative Agent and the Collateral Agent hereby agree as follows:

ARTICLE I

Definitions and Terms

            1.1    Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

            "Accounting Adjustments" means the adjustments to certain financial terms and computations more particularly described in Section 1.3.

            "Acquisition" means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

            "Administrative Agent" has the meaning given such term in the preamble hereto.

            "Advance" means any of (i) the borrowing under the Term Loan Facility, (ii) the borrowing under the Asset Sale Term Loan Facility, or (iii) a borrowing under the Revolving Credit Facility consisting of a Base Rate Loan or a Eurodollar Rate Loan.

            "Affiliate" means, with respect to any Person, any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person; or (ii) which beneficially owns or holds 5% or more of any class of the outstanding voting stock of such Person; or (iii) 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

            "Agents" means the Administrative Agent and the Syndication Agent, collectively.

            "Agent-Related Persons" means the Administrative Agent (including any successor administrative agent) and the Collateral Agent (including any successor collateral agent), together with their respective Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent or Collateral Agent, BAS), and the officers, directors, employees and attorneys-in-fact of each such Person and its Affiliates.

            "Agreement" has the meaning given such term in the preamble hereto.

            "Applicable Commitment Fee" means that percent per annum based upon the Consolidated Leverage Ratio for the Four-Quarter Period most recently ended, set forth as the Applicable Commitment Fee in the definition of Pricing Grid and subject to further adjustment as therein provided, provided that from the Closing Date to the fifth Business Day following the date the certificate furnished to the Administrative Agent pursuant to Section 9.1(a)(iii) or Section 9.1(b)(iii) for the fiscal quarter of SEI ended October 31, 2001, is delivered or is required to be delivered (whichever shall first occur), the Applicable Commitment Fee shall be Tier IV as described in the definition of Pricing Grid.

            "Applicable Commitment Percentage" means (a) for each Revolving Lender at any time with respect to the Revolving Credit Facility, the Letter of Credit Facility and the Swing Line, a fraction the numerator of which shall be such Revolving Lender's Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, (ii) for each Term Lender at any time, with respect to the Term Loan Facility, a fraction the numerator of which shall be such Term Lender's Term Loan Commitment and the denominator of which shall be the Total Term Loan Commitment, and (iii) for each Asset Sale Term Lender at any time, with respect to the Asset Sale Term Loan Facility, a fraction the numerator of which shall be such Asset Sale Term Lender's Asset Sale Term Loan Commitment and the denominator of which shall be the Total Asset Sale Term Loan Commitment, which Applicable Commitment Percentage for each Lender as of the Closing Date is as set forth in Exhibit A; provided that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 13.1.

            "Applicable Lending Office" means, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and SEI by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

            "Applicable Margin" means (a) with respect to the Asset Sale Term Loan Facility, two and three-quarters percent (2.75%) with respect to Eurodollar Rate Loans and one and three-quarters percent (1.75%) with respect to Base Rate Loans, and (b) with respect to the Revolving Credit Facility and the Term Loan Facility, that percent per annum based upon the Consolidated Leverage Ratio for the Four-Quarter Period most recently ended, set forth as the Applicable Margin in the definition of Pricing Grid and subject to further adjustment as therein provided, provided that from the Closing Date to the fifth Business Day following the date the certificate furnished to the Administrative Agent pursuant to Section 9.1(a)(iii) or Section 9.1(b)(iii) for the fiscal quarter of SEI ended October 31, 2001, is delivered or is required to be delivered (whichever shall first occur), the Applicable Margin with respect to the Revolving Credit Facility and the Term Loan Facility shall be Tier IV as described in the definition of Pricing Grid.

            "Applicable Retained Notes" means, at any date of determination thereof, those Retained Notes then outstanding with a maturity date or a remarketing date earlier than the date that is twelve (12) months after the Latest Stated Termination Date.

            "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit, or similar documentation, executed by SEI from time to time and delivered to the Issuing Bank to support the issuance of Letters of Credit.

            "Approved Fund" means any Person (other than a natural Person) that (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial Loans and similar extensions of credit in the ordinary course of its business and (ii) is administered or managed by (x) a Lender, (y) an Affiliate of a Lender or (z) an entity or an Affiliate of an entity that administers or manages a Lender.

            "Asset Disposition" means any voluntary disposition, whether by sale, lease or transfer, of (a) any of the assets, excluding cash and cash equivalents, of any Person, or (b) any of the capital stock, or securities or investments exchangeable, exercisable or convertible for or into, or otherwise entitling the holder to receive any of the capital stock, of any Subsidiary of such Person.

            "Asset Sale Term Lender" means each Lender that has a commitment to or has made a loan that remains outstanding under the Asset Sale Term Loan Facility.

            "Asset Sale Term Loan" means the loan made pursuant to the Asset Sale Term Loan Facility in accordance with Section 2.2.

            "Asset Sale Term Loan Commitment" means, with respect to each Asset Sale Term Lender, the obligation of such Asset Sale Term Lender to make the Asset Sale Term Loan to SEI in a principal amount equal to such Asset Sale Term Lender's Applicable Commitment Percentage of the Total Asset Sale Term Loan Commitment as set forth on Exhibit A.

            "Asset Sale Term Loan Facility" means the facility described in Section 2.2 providing for an Asset Sale Term Loan to SEI by the Asset Sale Term Lenders in the original principal amount of $75,000,000.

            "Asset Sale Term Loan Maturity Date" means December 31, 2002.

            "Asset Sale Term Loan Outstandings" means, as of any date of determination, the aggregate principal amount of the Asset Sale Term Loan then outstanding and all interest accrued thereon.

            "Asset Sale Term Loan Termination Date" means the earliest to occur of (i) the Asset Sale Term Loan Maturity Date or (ii) the date the Asset Sale Term Loan becomes due and payable pursuant to Section 11.1 upon the occurrence of an Event of Default, or (iii) the date SEI voluntarily and permanently terminates the Asset Sale Term Loan Facility and pays in full of all Obligations incurred in connection with the Asset Sale Term Loan.

            "Asset Sale Term Notes" means, collectively, the promissory notes of SEI evidencing the Asset Sale Term Loan executed and delivered to the Asset Sale Term Lenders as provided in Section 2.5 substantially in the form of Exhibit F-3, with appropriate insertions as to amounts, dates and names of Asset Sale Term Lenders.

            "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit B (with blanks appropriately filled in) delivered to the Administrative Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 13.1.

            "Authorized Representative" means, as applicable, any of the Chief Executive Officer, the President or any Vice President of SEI or, with respect to financial matters, the chief financial officer of SEI, or any other Person authorized by the Board of Directors of SEI (or the appropriate committee thereof) as an Authorized Representative thereof, as set forth from time to time in a certificate in the form of Exhibit C.

            "Available Liquidity" means, at any date of measurement thereof, the sum of (without duplication) (a) Eligible Securities and readily marketable securities of SEI, the SEI Guarantors and (provided that neither of them has elected to terminate all their obligations as Borrowers under Section 2.10) the PR Borrowers plus (b) the amount by which the Total Revolving Credit Commitment in effect on such date exceeds the sum on such date of (i) Revolving Credit Outstandings, plus (ii) Letter of Credit Outstandings, plus (iii) Swing Line Outstandings, plus (iv) the principal amount of the Retained Notes (net of Restricted Funds), plus (v) the Florida Bond Obligation.

            "Bank of America" has the meaning given such term in the preamble hereto.

            "BAS" means Banc of America Securities LLC and its successors.

            "Base Rate" means, for any day, the fluctuating rate per annum equal to the sum of (a) the higher of (i) the Federal Funds Rate for such day plus one-half of one percent (0.50%) and (ii) the Prime Rate for such day plus (b) the Applicable Margin. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

            "Base Rate Loan" means a Loan (including a Segment) for which the rate of interest is determined by reference to the Base Rate.

            "Base Rate Refunding Loan" means a Base Rate Loan or Swing Line Loan made either to (i) satisfy Reimbursement Obligations arising from a drawing under a Letter of Credit or (ii) pay Bank of America in respect of Swing Line Outstandings.

            "Base Rate Segment" means a Segment bearing interest or to bear interest at the Base Rate.

            "Board" means the Board of Governors of the Federal Reserve System (or any successor body).

            "Borrowers" has the meaning given such term in the preamble hereto, as modified by the terms of Section 2.10.

            "Borrowers' Account" means a demand deposit account number 1290150110 or any successor account of the Borrowers with the Administrative Agent, which may be maintained at one or more offices of the Administrative Agent or an agent of the Administrative Agent.

            "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under the Revolving Credit Facility or a Swing Line Loan, in the forms of Exhibits D-1 and D-2, respectively.

            "BTCo" has the meaning given such term in the preamble hereto.

            "Business Day" means, (i) except as expressly provided in clause (ii), any day which is not a Saturday, Sunday or a day on which banks in the States of New York, North Carolina and Texas are authorized or obligated by law, executive order or governmental decree to be closed and, (ii) with respect to the selection, funding, interest rate, payment, and Interest Period of any Eurodollar Rate Loan, any day which is a Business Day, as described above, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in London, England, New York, New York, Charlotte, North Carolina and Dallas, Texas.

            "Capital Expenditures" means, with respect to SEI and its Subsidiaries, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by SEI or any Subsidiary during such period for items that would be classified as property, plant or equipment on the consolidated balance sheet of SEI and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Administrative Agent together with any compliance certificate delivered pursuant to Section 9.1(a) or (b), and (ii) with respect to any Capital Lease entered into by SEI or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in Section 9.1(a)), all the foregoing in accordance with GAAP applied on a Consistent Basis.

            "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including but not limited to Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

            "Cash Management Facility" means committed or uncommitted cash management lines of credit to SEI or SEI and one or more of its Subsidiaries provided by the Cash Management Facility Provider, not at any time to exceed an aggregate principal amount of $10,000,000.

            "Cash Management Facility Provider" means SunTrust Bank in its role as provider of the Cash Management Facility, or any substitute financial institution providing the Cash Management Facility.

            "Cementerios" has the meaning given such term in the preamble hereto.

            "Change of Control" means, at any time:

            (i)    any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Frank B. Stewart, Jr. and his Related Parties either (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act ), directly or indirectly, of Voting Securities of SEI (or securities convertible into or exchangeable for such Voting Securities) representing 30% or more of the combined voting power of all Voting Securities of SEI (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of SEI;

            (ii)    the first day on which a majority of the board of directors of SEI are not Continuing Directors; or

            (iii)    any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of SEI.

            "Citibank Hedge" means existing interest Rate Hedging Obligations by and between SEI and Citibank, N.A. in a notional amount not to exceed $200,000,000.

            "Closing Date" means the date as of which this Agreement is executed by the Borrowers, the Lenders and the Administrative Agent and on which the conditions set forth in Section 7.1 have been satisfied.

            "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

            "Collateral" means, collectively, all property of SEI, any Subsidiary or any other Person in which the Collateral Agent, the Administrative Agent or any Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

            "Collateral Agent" has the meaning given such term in the preamble hereto.

            "Consistent Basis" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of SEI referred to as of the Closing Date in Section 8.6(a), but including the application of SAB 101 to the extent not incorporated in such audited financial statements.

            "Consolidated EBITDA" means, with respect to any Person for any period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest Expense to the extent deducted in determining Consolidated Net Income for such period, (iii) taxes on income (including reserves for deferred taxes not payable currently) to the extent deducted in determining Consolidated Net Income for such period, (iv) depreciation expense and amortization expense (including, but not limited to, amortization of intangibles and goodwill and prearranged or preneed acquisition costs) to the extent deducted in determining Consolidated Net Income for such period, and (v) the non-cash component of any unusual or non-recurring item of loss or expense (or minus the non-cash component of any unusual or non-recurring item of gain or income to the extent included in determining Consolidated Net Income), including but not limited to amounts arising from the sale of assets other than in the ordinary course of business, to the extent deducted (or added, as the case may be) in determining Consolidated Net Income for such period, provided that to the extent requiring an accrual or reserve for future cash disbursements, the future cash disbursements shall be deducted in the periods in which they are made (except for a one-time charge associated with the write-down of the non-compete and employment agreements and early extinguishment of Indebtedness described in Schedule 1.1(a)), all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, subject to Accounting Adjustments.

            "Consolidated Fixed Charge Ratio" means, with respect to SEI and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA plus Consolidated Lease Payments for such period less (without duplication) Maintenance Capital Expenditures and Prearranged Acquisition Costs during such period, to (ii) Consolidated Fixed Charges plus Restricted Payments for such period.

            "Consolidated Fixed Charges" means, with respect to SEI and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the sum of the following (without duplication) to the extent deducted in determining Consolidated Net Income for such Four-Quarter Period: (i) Consolidated Interest Expense for such period, and (ii) Consolidated Lease Payments for such period, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, subject to Accounting Adjustments.

            "Consolidated Indebtedness" means all Indebtedness for Money Borrowed of SEI and its Subsidiaries, all determined on a consolidated basis.

            "Consolidated Interest Coverage Ratio" means, with respect to SEI and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA plus Consolidated Lease Payments for such period, to (ii) Consolidated Fixed Charges for such period.

            "Consolidated Interest Expense" means, with respect to any Person with respect to any period of computation thereof, the gross interest expense of such Person, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees (including fees payable in respect of any Rate Hedging Obligations) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, subject to Accounting Adjustments; provided, however, that Consolidated Interest Expense shall include the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest.

            "Consolidated Lease Payments" means the gross amount of all lease or rental payments, whether or not characterized as rent, of SEI and its Subsidiaries, excluding payments in respect of Capital Leases constituting Indebtedness or in respect of Synthetic Lease Obligations, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, subject to Accounting Adjustments.

            "Consolidated Leverage Ratio" means, as of the date of computation thereof with respect to SEI and its Subsidiaries, the ratio of (i) Consolidated Indebtedness (determined as at such date) minus the value of Eligible Securities and readily marketable securities of SEI, the SEI Guarantors and (provided that neither of them has elected to terminate all their obligations as Borrowers under Section 2.10) the PR Borrowers (determined as at such date) to (ii) Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently ended prior to) such date).

            "Consolidated Net Income" means, with respect to any Person for any period of computation thereof, net income of such Person determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

            "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other financial obligation (each a "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

            "Continue," "Continuation," and "Continued" shall refer to the continuation pursuant to Section 4.2 hereof of a Eurodollar Rate Loan as a Eurodollar Rate Loan from one Interest Period to the next Interest Period.

            "Continuing Director" means, individually or collectively as the context may indicate, as of any date of determination, any member of the board of directors of SEI who:

            (i)    was a member of the board of directors of SEI on the Closing Date; or

            (ii)    was nominated for election or elected to the board of directors of SEI with the approval of a majority of the Continuing Directors who were members of the board of directors of SEI at the time of such nomination or election.

            "Convert," "Conversion," and "Converted" shall refer to a conversion pursuant to Section 4.2 of one Type of Loan into another Type of Loan.

            "Cost of Acquisition" means, with respect to any Acquisition, as of the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of SEI or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by SEI or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other Contingent Obligations that should be recorded on the financial statements of SEI and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of SEI and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by SEI or any Subsidiary in connection with such

Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred as of the date of determination in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of SEI shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASDAQ") or is listed on a national securities exchange for a period of five (5) Business Days immediately proceeding the date of determination, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other shares of capital stock, as determined by the Board of Directors of SEI and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 9.1(a), (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 9.1(a), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

            "Credit Parties" means, collectively, the Borrowers, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.

            "DBAB" means Deutsche Banc Alex. Brown Inc. and its successors.

            "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

            "Default Rate" means (i) with respect to each Eurodollar Rate Loan, until the end of the Interest Period applicable thereto, a rate of two percent (2%) above the Eurodollar Rate, and thereafter a rate of interest per annum which shall be two percent (2%) above the Base Rate, (ii) with respect to Base Rate Loans, Swing Line Loans, Reimbursement Obligations, fees, and other amounts payable in respect of (x) Obligations or (y) (except as otherwise expressly provided therein) the obligations of any other Credit Party under any of the other Loan Documents, a rate of interest per annum which shall be two percent (2%) above the Base Rate computed and (iii) in any case, the maximum rate permitted by applicable law, if lower; provided that in each case above the Default Rate shall be computed using the Eurodollar Rate and the Base Rate calculated with the Applicable Margin at Tier IV as set forth in the definition of the Pricing Grid.

            "Direct Foreign Subsidiary" means (a) each Subsidiary, other than a Domestic Subsidiary or an Excluded Subsidiary, a majority of whose Voting Securities are owned by SEI or a Domestic Subsidiary, and (b) each Excluded Subsidiary that has been continued in a jurisdiction outside the United States and a majority of whose Voting Securities are owned by SEI or a Domestic Subsidiary.

            "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America.

            "Domestic Subsidiary" means any Subsidiary of SEI organized under the laws of the United States of America, any state or territory thereof (other than Puerto Rico) or the District of Columbia, except the Excluded Subsidiaries.

            "Eligible Assignee" means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Bank, the Swing Line Lender and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 13.1, SEI, each such approval not to be unreasonably withheld (provided that the incurrence by SEI of additional costs pursuant to Section 6.6 as a result of such assignment shall constitute a reasonable basis for withholding such consent) or delayed; provided, however, that neither SEI nor an Affiliate of SEI shall qualify as an Eligible Assignee, and provided further, however, that notwithstanding anything to the contrary in this definition, no approval of SEI will be required with respect to assignments of any portion of the Term Loan Facility.

            "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Administrative Agent:

            (a)    Government Securities;

            (b)    obligations of any corporation organized under the laws of any state of the United States of America payable in the United States of America, expressed to mature not later than 180 days following the date of issuance thereof and rated A or A-2 or better by S&P or Moody's; and

            (c)    non-interest bearing demand deposits and interest bearing demand or time deposits or certificates of deposit maturing within one year from the date of issuance, in each case either issued by a Lender or by a commercial bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $500,000,000 and being rated "A" or better by S&P or "A" or better by Moody's.

            "Employee Benefit Plan" means (i) any employee benefit plan, including any Pension Plan, within the meaning of Section 3(3) of ERISA which (A) is maintained for employees of SEI or any of its ERISA Affiliates, or any Subsidiary or is assumed by SEI or any of its ERISA Affiliates, or any Subsidiary in connection with any Acquisition or (B) has at any time been maintained for the employees of SEI, any current or former ERISA Affiliate, or any Subsidiary and (ii) any plan, arrangement, understanding or scheme maintained by SEI or any Subsidiary that provides retirement, deferred compensation, employee or retiree medical or life insurance, severance benefits or any other benefit covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States of America.

            "Environmental Laws" means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

            "ERISA Affiliate," as applied to SEI, means any Person or trade or business which is a member of a group which is under common control with SEI, who together with SEI, is treated as a single employer within the meaning of Section 414(b), (c), (m) and (o) of the Code.

            "Eurodollar Rate Loan" means a Loan (including a Segment) for which the rate of interest is determined by reference to the Eurodollar Rate.

            "Eurodollar Rate" means the interest rate per annum calculated according to the following formula:

             Eurodollar =        Interbank Offered Rate      + Applicable
            Rate                   1- Reserve Requirement            Margin

            "Eurodollar Rate Segment" means a Segment bearing interest or to bear interest at the Eurodollar Rate.

            "Event of Default" means any of the occurrences set forth as such in Section 11.1.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

            "Excluded Subsidiaries" means each of the following Subsidiaries of SEI: (a) Investors Trust, Inc., a Texas corporation, (b) SEI-DELFL, Inc., a Delaware corporation continued into Nova Scotia, Canada, (c) SEI-DELLA, Inc., a Delaware corporation continued into Nova Scotia, Canada, (d) SEI-DELTX, Inc., a Delaware corporation, (e) The Lincoln Memorial Park Cemetery Association, a Nebraska corporation, (f) West Lawn Cemetery, a Nebraska corporation, (g) so long as it is inactive and remains administratively dissolved, Fine Finishes, Inc., a North Carolina corporation, and (h) so long as it is inactive and remains administratively dissolved, Taylor M. Simpson Co., a North Carolina corporation.

            "Executive Officer" means, with respect to SEI, any of its Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Chief Financial Officer, Chief Operating Officer or Treasurer.

            "Existing Letters of Credit" means the letters of credit described on Schedule 1.1(b).

            "Facility Guaranty" means each Guaranty Agreement between one or more Guarantors and the Administrative Agent for the benefit of the Administrative Agent and the Lenders, delivered as of the Closing Date and otherwise pursuant to Section 9.19, as the same may be amended, modified or supplemented.

            "Facility Termination Date" means such date as all of the following shall have occurred: (a) the Borrowers shall have permanently terminated the Revolving Credit Facility and the Swing Line and paid in full all Revolving Credit Outstandings and Letter of Credit Outstandings and Swing Line Outstandings, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit and (ii) all letter of credit fees relating thereto accruing after such date (which shall be payable solely for the account of the Issuing Bank) computed (based on the interest rates and the Applicable Margin for Eurodollar Loans under the Revolving Credit Facility then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit, in each case as have been fully cash collateralized in a manner consistent with the terms of Section 11.1(B) or as to which other arrangements satisfactory to the Issuing Bank shall have been made; (b) the Borrowers shall have paid all Term Loan Outstandings in full, together with all accrued and unpaid interest, premium (if applicable) and fees thereon; (c) SEI shall have paid all Asset Sale Term Loan Outstandings in full, together with all accrued and unpaid interest and fees thereon; (d) all Swap Agreements shall have been terminated, expired or cash collateralized; (e) all Term Loan Commitments, Asset Sale Term Loan Commitments, Revolving Credit Commitments and Letter of Credit Commitments shall have terminated or expired; and (f) the Borrowers shall have fully, finally and irrevocably paid and satisfied in full all other Obligations (except for Obligations consisting of continuing indemnities and other contingent Obligations of any Borrower or any Guarantor that may be owing to any Agent-Related Person, any Syndication Agent-Related Person or any Lender pursuant to the Loan Documents and expressly survive termination of this Agreement).

            "FASB 133" means Statement of Financial Accounting Standards No. 133.

            "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve

Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

            "Fiscal Year" means the twelve month fiscal period of SEI and its Subsidiaries commencing on November 1 of each calendar year and ending on October 31 of each calendar year.

            "Florida Bond Obligation" means, at any date of measurement thereof, the sum, without duplication, of (a) the amount required to be bonded by SEI or any of its Subsidiaries and (b) the amount of other credit support required to be provided by SEI or any its Subsidiaries, in each case in connection with certain trust conversions by SEI or its Subsidiaries in the State of Florida.

            "Foreign Benefit Law" means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

            "Foreign Cash Equivalents" means the following obligations and any other obligations previously approved in writing by the Administrative Agent:

            (a)    the official currency of Australia, Belgium, Canada, France, Germany, Mexico, the Netherlands, New Zealand, Spain and the United Kingdom;

            (b)    securities issued or directly and fully guaranteed or insured by the government of any of Australia, Belgium, Canada (including any province thereof), France, Germany, Mexico, the Netherlands, New Zealand, Spain or the United Kingdom or any agency or instrumentality of any of the foregoing (provided that the full faith and credit of the relevant jurisdiction is pledged in support thereof), and in each case having maturities of not more than six months from the date of acquisition;

            (c)    certificates of deposit, time deposits and money market deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank or trust company organized in a country listed in clause (a) above and having capital and surplus in excess of $500,000,000 (or its foreign currency equivalent);

            (d)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

            (e)    money market funds at least 95% of the assets of which constitute Foreign Cash Equivalents of the kinds described in clauses (a) through (d) of this definition; and

            (f)    any other security owned on the Closing Date by any Subsidiary of SEI that is not a Domestic Subsidiary.

            "Four-Quarter Period" means a period of four full consecutive fiscal quarters of SEI and its Subsidiaries, taken together as one accounting period.

            "Funerarias" has the meaning given such term in the preamble hereto.

            "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

            "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America or any agency or instrumentality thereof so long as such obligations are rated A or A-2 or better by S&P and Moody's, respectively.

            "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

            "Guarantors" means, at any date, collectively or individually as the context may indicate, the SEI Guarantors, the PR Guarantors, and any other Subsidiary of SEI that is required to be party to a Facility Guaranty at such date.

            "Hazardous Material" means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any applicable Environmental Law.

            "Indebtedness" means as to any Person, without duplication, (a) all Indebtedness for Money Borrowed of such Person, (b) the aggregate face amount of all surety bonds, letters of credit, and bankers' acceptances, (c) all Rate Hedging Obligations of such Person, (d) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person (in which event the amount of such non-recourse indebtedness shall be the lesser of the amount of such indebtedness or the fair market value of the assets securing such indebtedness), (e) all Contingent Obligations of such Person, including all such items incurred by any partnership or joint venture as to which such Person is liable as a general partner or joint venturer, and (f) all Non-Compete Liabilities.

            "Indebtedness for Money Borrowed" means with respect to any Person, without duplication, all indebtedness in respect of money borrowed, including without limitation, all obligations under Capital Leases, all Synthetic Lease Obligations, the deferred purchase price of any property or services, and (without duplication) all payment and reimbursement obligations with respect to all drawn surety bonds, letters of credit, and bankers' acceptances, whether or not matured, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including reimbursement agreements and conditional sales or similar title retention agreements), including all such items incurred by any partnership or joint venture as to which such Person is liable as a general partner or joint venturer, other than trade payables and accrued expenses incurred in the ordinary course of business.

            "Indemnified Liabilities" has the meaning therefor provided in Section 13.9.

            "Indemnified Parties" has the meaning therefor provided in Section 13.9.

            "Intellectual Property Security Agreement" means, collectively (or individually as the context may indicate), (i) the Intellectual Property Security Agreement dated as of the date hereof by SEI and the SEI Guarantors to the Collateral Agent, (ii) the Assignment of Patents, Trademarks and Copyrights dated as of the date hereof by SEI and the SEI Guarantors to the Collateral Agent, and (iii) any additional Intellectual Property Security Agreement and any additional Assignment of Patents, Trademarks and Copyrights delivered to the Collateral Agent pursuant to Section 9.19, in each case as hereafter modified, amended or supplemented from time to time.

            "Interbank Offered Rate" means, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto:

        (a)    the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

        (b)    in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

        (c)    in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, Continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

            "Interest Period" means, for each Eurodollar Rate Loan, a period commencing on the date such Eurodollar Rate Loan is made or Converted or Continued and ending, at the applicable Borrower's option, on the date one, two, three, six or twelve months thereafter, in each case subject to availability, as notified to the Administrative Agent by the Authorized Representative in accordance with the terms hereof; provided that,

        (i)    if an Interest Period for a Eurodollar Rate Loan would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day); and

        (ii)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

            "Interest Rate Selection Notice" means the written notice delivered by an Authorized Representative in connection with the election of a subsequent Interest Period for any Eurodollar Rate Loan or the Conversion of any Eurodollar Rate Loan into a Base Rate Loan or the Conversion of any Base Rate Loan into a Eurodollar Rate Loan, in the form of Exhibit E.

            "Investment Account" means, with respect to any Person, any securities entitlement account or any other account of such person in which any Investment Property is deposited or held for the account of or on behalf of such Person.

            "Investment Property" shall have the meaning given thereto in the Uniform Commercial Code in effect in the State of New York.

            "Issuing Bank" means initially Bank of America and thereafter any Lender which is successor to Bank of America as issuer of Letters of Credit under Article III.

            "Latest Stated Termination Date" means the latest of (i) the Stated Revolver Termination Date, (ii) the Term Loan Maturity Date and (iii) the Asset Sale Term Loan Maturity Date, in each case as such definition may from time to time be amended or modified.

            "LC Account Agreement" means the LC Account Agreement dated as of the date hereof between SEI and the Administrative Agent, as amended, modified or supplemented from time to time.

            "Lender" and "Lenders" have the respective meanings given such terms in the preamble hereto.

            "Lending Parties" has the meaning therefor provided in Section 13.15.

            "Letter of Credit" means, individually or collectively as the context may indicate, (a) a standby letter of credit issued by the Issuing Bank pursuant to Article III hereof for the account of SEI in favor of a Person advancing credit or securing an obligation on behalf of SEI, and (b) the Existing Letters of Credit.

            "Letter of Credit Commitment" means, with respect to each Revolving Lender, the obligation of such Revolving Lender to acquire Participations in respect of Letters of Credit and Reimbursement Obligations up to an aggregate amount at any one time outstanding equal to such Revolving Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement.

            "Letter of Credit Facility" means the facility described in Article III hereof providing for the issuance by the Issuing Bank for the account of SEI of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment minus outstanding Reimbursement Obligations.

            "Letter of Credit Outstandings" means, as of any date of determination, the aggregate amount available to be drawn under all Letters of Credit plus Reimbursement Obligations then outstanding.

            "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, SEI and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

            "Loan" or "Loans" means any of the Revolving Loans, the Term Loan, the Asset Sale Term Loan or the Swing Line Loan, including any Segment.

            "Loan Documents" means this Agreement, the Notes, the Security Instruments, the Facility Guaranties, the LC Account Agreement, the Applications and Agreements for Letters of Credit, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender (including the Issuing Bank) or the Administrative Agent or the Collateral Agent in connection with the Loans made and transactions contemplated under this Agreement, in each case as the same may be amended, supplemented or replaced from time to time.

            "Maintenance Capital Expenditure" means, with respect to SEI and its Subsidiaries, for any period of measurement thereof, all Capital Expenditures (whether paid in cash or accrued as liabilities) by SEI or any Subsidiary minus expenditures for the construction of new facilities or expansion of existing facilities but not renovations, all as disclosed in Management's Discussion and Analysis of Financial Condition and Results of Operations as set forth in SEI's Form 10-K or 10-Q.

            "Material Adverse Effect" means a material adverse effect on (i) the business, assets, liabilities (actual or contingent), properties, operations, prospects or condition, financial or otherwise, of SEI and its Subsidiaries, taken as a whole, or in the facts and information regarding such entities as represented to date, (ii) the ability of any Credit Party to pay or perform its respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Agents, the Collateral Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.

            "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

            "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which SEI or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.

            "Net Proceeds" (a) from any public or private offering of any debt or equity security means cash payments received by SEI or any Subsidiary therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance; and (b) from any Asset Disposition by SEI or any of its Subsidiaries means cash payments received by SEI or any Subsidiary therefrom, including (A) any cash payments received pursuant to any note or other debt security received in connection with any Asset Disposition by SEI or any of its Subsidiaries and (B) any tax refunds in connection with any Asset Disposition by SEI or any of its Subsidiaries, whether received in cash or applied to tax liabilities, in each case as and when received or applied, net of (i) all legal fees and expenses and other fees and expenses paid to third parties and incurred in connection therewith, (ii) all taxes required to be paid or accrued as a consequence of such disposition, and (iii) all amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

            "Non-Compete Liabilities" means all liabilities of SEI or its Subsidiaries to the extent such liabilities arise directly from non-compete obligations of SEI or a Subsidiary that exist on the Closing Date, the maximum aggregate amount of such liabilities not to exceed $30,000,000 at any time.

            "Notes" means, collectively, the Term Notes, the Asset Sale Term Notes, the Swing Line Note and the Revolving Notes.

            "Obligations" means the obligations, liabilities and Indebtedness of all or any of the Borrowers with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations and otherwise in respect of the Letters of Credit, (iii) all liabilities of any Borrower to any Revolving Lender (or any Affiliate of any Revolving Lender) which arise under a Swap Agreement, and (iv) the payment and performance of all other obligations, liabilities and Indebtedness of all or any of the Borrowers to the Lenders (including the Issuing Bank), the Administrative Agent, the Collateral Agent or BAS hereunder, under any one or more of the other Loan Documents or with respect to the Loans.

            "Operating Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

            "Organizational Action" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.

            "Organizational Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

            "Outstandings" means, collectively, at any date, the Letter of Credit Outstandings, Swing Line Outstandings, Term Loan Outstandings, Asset Sale Term Loan Outstandings and Revolving Credit Outstandings on such date.

            "Participation" means, (i) with respect to any Revolving Lender (other than the Issuing Bank) and a Letter of Credit, the extension of credit represented by the participation of such Revolving Lender hereunder in the liability of the Issuing Bank in respect of a Letter of Credit issued by the Issuing Bank in accordance with the terms hereof and (ii) with respect to any Revolving Lender (other than Bank of America) and a Swing Line Loan, the extension of credit represented by the participation of such Revolving Lender hereunder in the liability of Bank of America in respect of a Swing Line Loan made by Bank of America in accordance with the terms hereof.

            "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

            "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of SEI or any of its ERISA Affiliates or is assumed by SEI or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of SEI or any current or former ERISA Affiliate.

            "Permitted Asset Dispositions" means, individually or collectively as the context may indicate, the disposition by SEI or any of its Subsidiaries of assets located in, or of assets utilized solely in connection with the operation of SEI's or its Subsidiaries' business in Mexico, Australia, Argentina, Canada, New Zealand and Europe, so long as (a) each such disposition is made at fair market value, as certified by a resolution of the Board of Directors of SEI or the applicable Subsidiary set forth in a certificate delivered by an Authorized Representative to the Administrative Agent, (b) not less than eighty-five percent (85%) of the consideration for any such disposition is in cash and is paid to, or promptly distributed by the payee to, SEI or an SEI Guarantor, (c) the aggregate amount of all non-cash consideration of all Permitted Asset Dispositions shall not exceed $10,000,000, and (d) a prepayment is made of the Net Proceeds therefrom in accordance with Section 2.7.

            "Permitted Indebtedness" means any Indebtedness permitted to be incurred, created or assumed, or permitted to exist, pursuant to Section 10.5.

            "Permitted Liens" means any Liens permitted to be incurred, created or assumed, or permitted to exist, pursuant to Section 10.4(a), (b), (c), (f) or (g).

            "Person" means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated organization, association, joint venture or a Governmental Authority.

            "Pledge Agreement" means, collectively (or individually as the context may indicate), (i) that certain Securities Pledge Agreement dated as of the date hereof between SEI and the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent, the Lenders (and, as applicable, the Retained Noteholders), (ii) that certain Securities Pledge Agreement dated as of the date hereof between certain Domestic Subsidiaries and the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent, the Lenders (and, as applicable, the Retained Noteholders), (iii) any additional Securities Pledge Agreement delivered to the Collateral Agent pursuant to Section 5.1 and 9.19, and (iv) if applicable, with respect to any Subsidiary Securities issued by a Direct Foreign Subsidiary, any additional or substitute charge, agreement, document, instrument or conveyance, in form and substance acceptable to the Administrative Agent, conferring under applicable foreign law upon the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent and the Lenders (and, as applicable, the Retained Noteholders) a Lien upon such Subsidiary Securities as are owned by SEI or any Domestic Subsidiary, in each case as hereafter amended, modified, supplemented (including by Pledge Agreement Supplement) or amended and restated from time to time.

            "Pledge Agreement Supplement" means, with respect to each Pledge Agreement, the Pledge Agreement Supplement in the form affixed as an Exhibit to such Pledge Agreement.

            "Pledged Interests" means the Subsidiary Securities required to be pledged as Collateral pursuant to Article V or the terms of any Pledge Agreement.

            "PR Borrowers" has the meaning given such term in the preamble hereto.

            "PR Borrowing Limit" means, with respect to the PR Borrowers as to the Term Loan Facility and the Revolving Credit Facility, the respective maximum principal amounts set forth below:

(a)	Term Loan Facility	$30,000,000
(b)	Revolving Credit Facility	$10,000,000

            "PR Downstream Limit" means, at any time of measurement thereof, the sum (without duplication) of the following: (a) the aggregate amount of unsecured intercompany Indebtedness outstanding to the PR Borrowers and the PR Guarantors under Section 10.5(h)(vi), (b) the aggregate fair market value of assets transferred to the PR Borrowers and the PR Guarantors under Section 10.6(h)(v), and (c) the aggregate notional amount of investments outstanding to the PR Borrowers and the PR Guarantors under Section 10.7(e)(iv).

            "PR Guarantors" means, individually or collectively as the context may indicate, each PR Subsidiary as of the Closing Date, and each other PR Subsidiary delivering a Facility Guaranty from time to time pursuant to Section 9.19 hereof.

            "PR Subsidiary" means, individually or collectively as the context may indicate, any Subsidiary of either Cementerios or Funerarias organized under the laws of Puerto Rico.

            "Prearranged Acquisition Costs" means, with respect to SEI and its Subsidiaries for any period of measurement thereof, the cash expenditures classified on the statement of cash flows (computed in accordance with the standards utilized for the statement of cash flows for the fiscal quarter of SEI ending January 31, 2001) as costs associated with the acquisition of prearranged and preneed contracts, computed in accordance with GAAP applied on a Consistent Basis.

            "Pricing Grid" means:

Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans

Tier	Consolidated Leverage Ratio	Applicable Commitment Fee	Revolving Loans	Term Loan	Revolving Loans	Term Loan

I	Less than or equal to 2.50 to 1.00	0.50%	2.00%	3.125%	1.00%	2.125%
II	Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	0.50%	2.25%	3.125%	1.25%	2.125%
III	Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	0.625%	2.50%	3.375%	1.50%	2.375%
IV	Greater than 3.50 to 1.00	0.625%	2.75%	3.375%	1.75%	2.375%

The Applicable Margin and Applicable Commitment Fee shall be established at the end of each fiscal quarter of SEI (each, a "Determination Date"). Any change in the Applicable Margin or Applicable Commitment Fee following each Determination Date shall be determined based upon the computations set forth in the certificate furnished to the Administrative Agent pursuant to Section 9.1(a)(iii) and Section 9.1(b)(iii), subject to review and approval of such computations by the Administrative Agent, and shall be effective commencing on the fifth Business Day following the date such certificate is received until the fifth Business Day following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur. Notwithstanding the provisions of the two preceding sentences, if SEI shall fail to deliver any such certificate within the time period required by Section 9.1, then the Applicable Margin and

Applicable Commitment Fee shall be Tier IV from the date such certificate was due until the fifth Business Day following the date the appropriate certificate is so delivered.

            "Prime Rate" means the per annum rate of interest as publicly announced from time to time by Bank of America as its "prime rate". Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

            "Principal Office" means the principal office of Bank of America, presently located at 901 Main Street, 14th Floor, TX1-492-14-11, Dallas, Texas 75202-3714, Attention: Agency Services, or such other office and address as the Administrative Agent may from time to time designate.

            "Private Notes" means, individually or collectively as the context may indicate, (a) those certain 6.04% notes of SEI due 2003, in the initial principal amount of $50,000,000, issued pursuant to that certain Note Agreement dated as of December 21, 1993, (b) those certain 8.44% notes of SEI due 2002, in the initial principal amount of $50,000,000, issued pursuant to that certain Note Agreement dated as of November 7, 1994, and (c) those certain 8.72% notes of SEI due 2006, in the initial principal amount of $10,000,000, issued pursuant to that certain Note Agreement dated as of November 7, 1994, in each case as amended through the Closing Date and as the same may be further amended, modified or supplemented as otherwise permitted hereunder.

            "Public Indenture" means that certain Indenture dated as of December 1, 1996, as supplemented by the First Supplemental Indenture dated as of April 24, 1998, and as further supplemented, amended, modified or replaced through the Closing Date and thereafter to the extent permitted hereunder, all of which relate to the issuance of the Public Notes.

            "Public Notes" means, individually or collectively as the context may indicate, (a) those certain 6.40% notes of SEI due 2013, in the initial principal amount of $200,000,000, issued pursuant to the Public Indenture, and (b) those certain 6.70% notes of SEI due 2003, in the initial principal amount of $100,000,000, issued pursuant to the Public Indenture.

            "Qualifying Control Agreement" shall have the meaning given to such term in the Security Agreement to which SEI is a party.

            "Rate Hedging Obligations" means, without duplication, any and all obligations of SEI or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; (ii) all other "derivative instruments" as defined in FASB 133 and which are subject to the reporting requirements of FASB 133; and (iii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing. For purposes of any computation hereunder, each Rate Hedging Obligation shall be valued at the Rate Hedge Value thereof.

            "Rate Hedge Value" means, with respect to each contract, instrument or other arrangement creating a Rate Hedging Obligation, the net obligations of SEI or any Subsidiary thereunder equal to the termination value thereof as determined in accordance with its provisions (if such Rate Hedging Obligation has been terminated) or the mark to market value thereof as determined on the basis of available quotations from any recognized dealer in, or from Bloomberg or other similar service providing market quotations for, the applicable Rate Hedging Obligation (if such Rate Hedging Obligation has not been terminated).

            "Registrar" means, with respect to any Subsidiary Securities, any Person authorized or obligated to maintain records of the registration of ownership or transfer of ownership of interests in such Subsidiary Securities, and in the event no such Person shall have been expressly designated by the related Subsidiary, shall mean (i) as to any corporation or limited liability company, its Secretary (or comparable official), and (ii) as to any partnership, its general partner (or managing general partner if one shall have been appointed).

            "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time.

            "Reimbursement Obligation" shall mean at any time, the obligation of SEI with respect to any Letter of Credit to reimburse the Issuing Bank and the Revolving Lenders to the extent of their respective Participations (including by the receipt by the Issuing Bank of proceeds of Loans pursuant to Section 2.3(c)(iii)) for amounts theretofore paid by the Issuing Bank pursuant to a drawing under such Letter of Credit.

            "Related Parties" means, individually or collectively as the context may indicate, (a) any family member of Frank B. Stewart, Jr., or (b) any trust, the beneficiary, owner or Person beneficially holding an 80% or more controlling interest of which consists of Frank B. Stewart, Jr. and/or such other Persons referred to in the immediately preceding clause (a).

            "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating more than 50% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the "Credit Exposure" of each Lender shall be equal at all times (a) other than following the occurrence and during the continuance of a Default or an Event of Default, to the sum of (i) such Lender's Revolving Credit Commitment, plus (ii) the amount of such Lender's Applicable Commitment Percentage of Term Loan Outstandings, plus (iii) the amount of such Lender's Applicable Commitment Percentage of Asset Sale Term Loan Outstandings, and (b) following the occurrence and during the continuance of a Default or an Event of Default, to the sum of (i) the amount of such Lender's Applicable Commitment Percentage of Asset Sale Term Loan Outstandings, plus (ii) the amount of such Lender's Applicable Commitment Percentage of Term Loan Outstandings, plus (iii) the aggregate principal amount of such Lender's Applicable Commitment Percentage of Revolving Credit Outstandings plus, (iv) the amount of such Lender's Applicable Commitment Percentage of Letter of Credit Outstandings and Swing Line Outstandings; provided that, for the purpose of this definition only, (A) if any Lender shall have failed to fund its Applicable Commitment Percentage of any Advance, then the Term Loan Commitment, Asset Sale Term Loan Commitment or Revolving Credit Commitment, as applicable, of such Lender shall be deemed reduced by the amount it so failed to fund for so long as such failure shall continue and such Lender's Credit Exposure attributable to such failure shall be deemed held by any Lender making more than its Applicable Commitment Percentage of such Advance to the extent it covers such failure, (B) if any Revolving Lender shall have failed to pay to the Issuing Bank upon demand its Applicable Commitment Percentage of any drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation (whether by funding its Participation therein or otherwise), such Revolving Lender's Credit Exposure attributable to all Letter of Credit Outstandings shall be deemed to be held by the Issuing Bank until such Revolving Lender shall pay such deficiency amount to the Issuing Bank together with interest thereon as provided in Section 4.9, and (C) if any Revolving Lender shall have failed to pay to Bank of America on demand its Applicable Commitment Percentage of any Swing Line Loan (whether by funding its Participation therein or otherwise), such Revolving Lender's Credit Exposure attributable to all Swing Line Outstandings shall be deemed to be held by Bank of America until such Revolving Lender shall pay such deficiency amount to Bank of America together with interest thereon as provided in Section 4.9.

            "Required Reserve" means, at any date of computation thereof, the sum of (a) the value of Restricted Funds on such date, and (b) the amount by which the Total Revolving Credit Commitment in effect on such date exceeds the sum of (i) the Revolving Credit Outstandings on such date, (ii) the Letter of Credit Outstandings on such date, (iii) the Swing Line Outstandings on such date, and (iv) the Florida Bond Obligation.

            "Reserve Requirement" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.

            "Restricted Funds" means the Eligible Securities and other readily marketable securities of SEI or any SEI Guarantor acceptable to the Collateral Agent that either (a) constitute securities entitlements as to which the Collateral Agent has a duly perfected, first priority security interest pursuant to the Uniform Commercial Code, or (b) are on deposit in a deposit account as to which the Collateral Agent has a duly perfected, first priority lien (or security interest to the extent Article 9 of the applicable Uniform Commercial Code applies) by virtue of a Qualifying Control Agreement executed by the depositor, the depositary institution and the Collateral Agent.

            "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity interests of SEI or any Subsidiary Securities of its Subsidiaries (other than those payable or distributable solely to SEI or a Subsidiary of SEI) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock or other equity interests to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity interests of SEI or any Subsidiary Securities of its Subsidiaries (other than those payable or distributable solely to SEI or any SEI Guarantor) now or hereafter outstanding; (c) any payment (other than those payable solely in shares of a class of stock or other equity interests) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity interests of SEI or any Subsidiary Securities of its Subsidiaries now or hereafter outstanding; (d) any issuance and sale of Subsidiary Securities of any SEI Guarantor (or any option, warrant or right to acquire such stock) other than to SEI or another SEI Guarantor; and (e) any issuance and sale of Subsidiary Securities of any Subsidiary of SEI other than an SEI Guarantor (or any option, warrant or right to acquire such stock) other than to another Subsidiary of SEI other than an SEI Guarantor.

            "Retained Noteholders" means, at any time, those Persons then holding any of the Retained Notes or any holders of obligations issued to refinance such Retained Notes in accordance with Section 10.5(j).

            "Retained Notes" means that portion of the Public Notes remaining outstanding after the consummation and full settlement of the Tender, or any notes issued to refinance such Public Notes in accordance with Section 10.5(j).

            "Revolver Availability" means, at any date of measurement thereof, the amount yielded by subtracting from the Total Revolving Credit Commitment in effect on such date the sum of the following on such date: (a) Revolving Credit Outstandings, plus (b) Letter of Credit Outstandings, plus (c) Swing Line Outstandings, plus (d) that portion of the Total Revolving Credit Commitment required to satisfy Section 10.20, plus (e) the Florida Bond Obligation.

            "Revolving Credit Commitment" means, with respect to each Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans to the Borrowers up to an aggregate principal amount at any one time outstanding equal to such Revolving

Lender's Applicable Commitment Percentage of the Total Revolving Credit Commitment.

            "Revolving Credit Facility" means the facility described in Section 2.3 hereof providing for Revolving Loans to the applicable Borrower (subject, inter alia, to the PR Borrowing Limit) by the Revolving Lenders in an aggregate principal amount at any time outstanding not exceeding the Total Revolving Credit Commitment at such time.

            "Revolving Credit Outstandings" means, as of any date of determination, the aggregate principal amount of all Revolving Loans then outstanding.

            "Revolving Credit Termination Date" means (i) the Stated Revolver Termination Date or (ii) such earlier date of termination of the Revolving Lenders' obligations pursuant to Section 11.1 upon the occurrence of an Event of Default, or (iii) such date as the Borrowers voluntarily and permanently terminate the Revolving Credit Facility and the Swing Line and pay in full of all Revolving Credit Outstandings and Letter of Credit Outstandings and Swing Line Outstandings, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit and (ii) all letter of credit fees relating thereto accruing after such date (which shall be payable solely for the account of the Issuing Bank) computed (based on the interest rates and the Applicable Margin for Eurodollar Loans under the Revolving Credit Facility then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit, in each case as have been fully cash collateralized in a manner consistent with the terms of Section 11.1(B) or as to which other arrangements satisfactory to the Issuing Bank shall have been made.

            "Revolving Lender" means each Lender that has a commitment to the Revolving Credit Facility.

            "Revolving Loan" means any borrowing pursuant to an Advance under the Revolving Credit Facility in accordance with Section 2.3.

            "Revolving Notes" means, collectively, the promissory notes of the Borrowers evidencing Revolving Loans executed and delivered to the Lenders as provided in Section 2.5 substantially in the form of Exhibit F-1, with appropriate insertions as to amounts, dates and names of Lenders.

            "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, or any successor thereto.

            "SAB 101" means Staff Accounting Bulletin No. 101 (SAB 101) - Revenue Recognition in Financial Statements, issued by the Securities Exchange Commission on December 3, 1999.

            "Security Agreement" means, collectively (or individually as the context may indicate), (i) the Security Agreement dated as of the date hereof by SEI and the SEI

Guarantors to the Collateral Agent, and (ii) any additional Security Agreement delivered to the Collateral Agent pursuant to Section 9.19, in each case as hereafter modified, amended or supplemented from time to time.

            "Security Instruments" means, collectively, the Pledge Agreement, the Security Agreement, the Intellectual Property Security Agreement and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which SEI or any Subsidiary or other Person shall grant or convey to the Collateral Agent, Administrative Agent or the Lenders a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document, as any of them may be amended, modified or supplemented from time to time.

            "Segment" means a portion of the Asset Sale Term Loan or of the Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

            "SEI" has the meaning given such term in the preamble hereto.

            "SEI Guarantors" means, individually or collectively as the context may indicate, each Domestic Subsidiary of SEI as of the Closing Date, other than the Excluded Subsidiaries, and each other Domestic Subsidiary of SEI delivering a Facility Guaranty from time to time pursuant to Section 9.19 hereof.

            "Seller Financed Indebtedness" means the Indebtedness of SEI and its Subsidiaries outstanding on the Closing Date (a) that is owing to third parties, (b) that was incurred or assumed in connection with the acquisition of assets (including stock) prior to May 10, 2001, and (c) the maximum principal amount of which is not in excess of $26,800,000.

            "Senior Subordinated Indenture" means that certain Indenture by and among SEI and Firstar Bank, N.A. as trustee dated as of the date hereof providing for the issuance of the Senior Subordinated Notes, as the same may from time to time be amended, restated, modified, supplemented or refinanced in accordance with the terms of this Agreement.

            "Senior Subordinated Notes" means those certain unsecured notes of SEI issued pursuant to the Senior Subordinated Indenture in an aggregate principal amount not to exceed $300,000,000.

            "Solvent" means, when used with respect to any Person, that at the time of determination:

            (a)    the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including, without duplication, Contingent Obligations; and

            (b)    it is then able and expects to be able to pay its debts as they mature; and

            (c)    it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

            "Stated Revolver Termination Date" means June 30, 2005.

            "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding Voting Securities or more than 50% of all equity interests is owned directly or indirectly by SEI and/or by one or more of SEI's Subsidiaries.

            "Subsidiary Securities" means the shares of capital stock or the other equity interests issued by or equity participations in any Subsidiary, whether or not constituting a "security" under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

            "Swap Agreement" means (i) one or more agreements between SEI and any Person with respect to Indebtedness evidenced by any or all of the Notes, on terms mutually acceptable to SEI and such Person and approved by the Administrative Agent, which agreements create Rate Hedging Obligations, provided, however, that no such approval of the Administrative Agent shall be required to the extent such agreements are entered into between SEI and any Revolving Lender or any Affiliate of any Revolving Lender, and (ii) the obligations of SEI or any Affiliate of SEI now existing or hereafter arising in favor of Bank of America, BAS or an Affiliate of either of them arising under that certain Remarketing Agreement dated as of April 24, 1998.

            "Swing Line" means the revolving line of credit established by Bank of America, or any successor in such capacity, in favor of the Borrowers pursuant to Section 2.6.

            "Swing Line Loans" means loans made by Bank of America, or any successor in such capacity, to one or more of the Borrowers pursuant to Section 2.6.

            "Swing Line Note" means the promissory note of the Borrowers evidencing the Swing Line executed and delivered to Bank of America as provided in Section 2.5 substantially in the form of Exhibit F-4.

            "Swing Line Outstandings" means, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.

            "Syndication Agent" has the meaning given such term in the preamble hereto.

            "Syndication Agent-Related Persons" means the Syndication Agent, together with its Affiliates (including, in the case of DBAB, in its capacity as the Syndication Agent, BTCo), and the officers, directors, employees and attorneys-in-fact of each such Person and its Affiliates.

            "Synthetic Lease Obligations" means all monetary obligations of a lessee under any tax retention or other synthetic lease which is treated as an operating lease under GAAP but the liabilities under which are or would be characterized as indebtedness of such Person for tax purposes or upon the insolvency of such Person. The amount of Synthetic Lease Obligations in respect of any synthetic lease at any date of determination thereof shall be equal to the aggregate purchase price of any property subject to such lease less the aggregate amount of payments of rent theretofore made which reduce the lessee's obligations under such synthetic lease and which are not the financial equivalent of interest.

            "Tender" means the tender by SEI for an aggregate principal amount of not less than $190,000,000 and not more than $210,000,000 of the Public Notes.

            "Term Lender" means each Lender that has a commitment to or has made a loan that remains outstanding under the Term Loan Facility.

            "Term Loan" means the loan made pursuant to the Term Loan Facility in accordance with Section 2.1.

            "Term Loan Commitment" means, with respect to each Term Lender, the obligation of such Term Lender to make the Term Loan to the Borrowers in a principal amount equal to such Term Lender's Applicable Commitment Percentage of the Total Term Loan Commitment as set forth on Exhibit A.

            "Term Loan Facility" means the facility described in Section 2.1 providing for a Term Loan to the Borrowers (subject to the PR Borrowing Limit) by the Term Lenders in the original principal amount of the Total Term Loan Commitment.

            "Term Loan Maturity Date" means June 30, 2006.

            "Term Loan Outstandings" means, as of any date of determination, the aggregate principal amount of the Term Loan then outstanding and all interest accrued thereon.

            "Term Loan Termination Date" means the earliest to occur of (i) the Term Loan Maturity Date or (ii) the date the Term Loan becomes due and payable pursuant to Section 11.1 upon the occurrence of an Event of Default, or (iii) the date the Borrowers voluntarily and permanently terminate the Term Loan Facility and pay in full all Obligations incurred in connection with the Term Loan.

            "Term Notes" means, collectively, the promissory notes of the Borrowers evidencing the Term Loan executed and delivered to the Term Lenders as provided in Section 2.5 substantially in the form of Exhibit F-2, with appropriate insertions as to amounts, dates and names of Term Lenders.

            "Termination Event" means: (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation) with respect to a Pension Plan; or (ii) the withdrawal of SEI or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of SEI or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien with respect to a Pension Plan pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; or (x) any event or condition with respect to any Employee Benefit Plan which is regulated by any Foreign Benefit Law that results in the termination of such Employee Benefit Plan or the revocation of such Employee Benefit Plan's authority to operate under the applicable Foreign Benefit Law.

            "Total Asset Sale Term Loan Commitment" means a principal amount equal to $75,000,000.

            "Total Letter of Credit Commitment" means an amount not to exceed $25,000,000.

            "Total Revolving Credit Commitment" means a principal amount equal to $175,000,000, as reduced from time to time in accordance with Section 2.3(e).

            "Total Term Loan Commitment" means a principal amount equal to $300,000,000.

            "Type" shall mean either a Base Rate Loan or a Eurodollar Rate Loan.

            "Voting Securities" means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

            1.2    Rules of Interpretation.

            (a)    All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis.

            (b)    Each term defined in Articles 1, 8 or 9 of the New York Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such terms shall have the meaning given in the Uniform Commercial Code of the applicable jurisdiction.

            (c)    The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

            (d)    Except as otherwise expressly provided, references in any Loan Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Loan Document.

            (e)    All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

            (f)    When used herein or in any other Loan Document, words such as "hereunder," "hereto," "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

            (g)    References to "including" means including without limiting the generality of any description preceding such term, and such term shall not limit a general statement to matters similar to those specifically mentioned.

            (h)    Except as otherwise expressly provided, all dates and times of day specified herein shall refer to such dates and times at Dallas, Texas.

            (i)    Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as "___%," such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.

            (j)    Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

            (k)    Any reference to an officer of any Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

            (l)    All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.

            1.3    Accounting Adjustments.

            With respect to any Asset Disposition by SEI or any of its Subsidiaries permitted under Section 10.6(c), (f) or (g) or any Acquisition consummated on or after the Closing Date and prior to the Facility Termination Date, the following shall apply:

            (a)    For each of the four Four-Quarter Periods ending next following the date of each Asset Disposition by SEI or any of its Subsidiaries permitted under Section 10.6(c), (f) or (g):

            (i)    to the extent GAAP, applied on a Consistent Basis, does not so provide, Consolidated EBITDA shall exclude the results of operations of the Person or assets so disposed of on a historical pro forma basis as if such disposition had been consummated on the first day of such Four-Quarter Period; and

            (ii)    to the extent GAAP, applied on a Consistent Basis, does not so provide, the Consolidated Fixed Charge Ratio shall be adjusted to exclude the operations of the Person or assets so disposed, which amounts shall be determined on a historical pro forma basis as if such Asset Disposition had been consummated on the first day of such Four-Quarter Period, provided, however, Consolidated Interest Expense shall be adjusted on a historical pro forma basis to (A) eliminate interest expense accrued during such period on any Indebtedness permanently repaid with the proceeds of, or disposed of in connection with, such Asset Disposition and (B) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Asset Disposition ("Incremental Disposition Debt") calculated (x) as if all such Incremental Disposition Debt had been incurred as of the first day of such Four-Quarter Period and (y) at the following interest rates: (I) for all periods subsequent to the date of the Asset Disposition and for Incremental Disposition Debt assumed or acquired in the Asset Disposition and in effect prior to the date of the Asset Disposition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Disposition Debt, equal to the rate of interest actually applicable to such Incremental Disposition Debt hereunder or under other financing documents applicable thereto, as the case may be; and

            (b)    For each of the four Four-Quarter Periods ending next following the date of each Acquisition:

            (i)    to the extent GAAP, applied on a Consistent Basis, does not so provide, Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis as if such acquisition had been consummated on the first day of such Four-Quarter Period; and

            (ii)    to the extent GAAP, applied on a Consistent Basis, does not so provide, the Consolidated Fixed Charge Ratio shall be adjusted to include the results of operations of the Person or assets so acquired, which amounts shall be determined on a historical pro forma basis as if such Acquisition had been consummated on the first day of such Four-Quarter Period, provided, however, Consolidated Interest Expense shall be adjusted on a historical pro forma basis to (A) eliminate interest expense accrued during such period on any Indebtedness repaid in connection with such Acquisition and (B) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Acquisition ("Incremental Acquisition Debt") calculated (x) as if all such Incremental Acquisition Debt had been incurred as of the first day of such Four-Quarter Period and (y) at the following interest rates: (I) for all periods subsequent to the date of the Acquisition and for Incremental Acquisition Debt assumed or acquired in the Acquisition and in effect prior to the date of Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Acquisition Debt, equal to the rate of interest actually applicable to such Incremental Acquisition Debt hereunder or under other financing documents applicable thereto, as the case may be.

            1.4        Accounting for Derivatives. In making any computation or determining any amount by reference to any item appearing on the balance sheet or other financial statement of SEI and its Subsidiaries, all adjustments to such computation or amount resulting from the application of FASB 133 shall be disregarded.

ARTICLE II

The Credit Facilities

            2.1        Term Loan.

            (a)    Funding. Subject to the terms and conditions of this Agreement, each Term Lender severally, and not jointly, agrees to make an Advance of the Term Loan to the Borrowers (subject to the PR Borrowing Limit) on the Closing Date on a pro rata basis determined by its Applicable Commitment Percentage of the Total Term Loan Commitment, up to the Term Loan Commitment of such Term Lender. The principal amount of each Segment of the Term Loan outstanding hereunder from time to time shall bear interest and the Term Loan shall be repayable as herein provided. No amount of the Term Loan repaid or prepaid by any Borrower may be reborrowed hereunder, and no subsequent Advances of Term Loan amounts shall be made by any Term Lender after the initial such Advance.

            (b)    Term Loan Advance. Not later than 1:00 P.M., on the Closing Date, each Term Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Term Loan Advance to be made by it on such day available by wire transfer to the Administrative Agent in the amount of its Term Loan Commitment. Such wire transfer shall be directed to the Administrative Agent at the Principal Office and shall be in the form of immediately available, freely transferable Dollars. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrowers (subject to the PR Borrowing Limit) by delivery of the proceeds thereof to the Borrowers' Account or otherwise as shall be directed by the Authorized Representative and reasonably acceptable to the Administrative Agent.

            (c)    Payment of Principal. The principal amount of the Term Loan shall be repaid in twenty (20) consecutive quarterly installments on the dates and in the amounts set forth below (as any of such amounts may have been reduced at or prior to such time pursuant to Sections 2.1(d) and 2.1(e)):

Quarter Ended	Principal Due
Each fiscal quarter end of SEI from and including October 31, 2001 to and including July 31, 2003	$625,000
Each fiscal quarter end of SEI from and including October 31, 2003 to and including July 31, 2004	$3,750,000
Each fiscal quarter end of SEI from and including October 31, 2004 to and including July 31, 2005	$6,250,000
Each fiscal quarter end of SEI from and including October 31, 2005 to and including April 30, 2006	$63,750,000
Term Loan Maturity Date	All remaining principal outstanding

; provided, however, that the entire amount of Term Loan Outstandings shall be due and payable in full on the Term Loan Termination Date.

            (d)    Optional Prepayments. At any time after the Asset Sale Term Loan has been terminated by payment in full of all Obligations incurred in connection with the Asset Sale Term Loan, the Borrowers may prepay the Term Loan in whole or in part from time to time on any Business Day, without penalty or premium (other than the call premium set forth in Section 2.1(g) below), upon at least two (2) Business Days' telephonic notice from an Authorized Representative (effective upon receipt) to the Administrative Agent prior to 11:00 A.M., which notice shall be irrevocable. Such Authorized Representative shall provide the Administrative Agent written confirmation of each such telephonic notice but failure to provide such confirmation shall not affect the validity of such telephonic notice. Any prepayment, whether of a Base Rate Segment or a Eurodollar Rate Segment, shall be made at a prepayment price equal to (i) the amount of principal to be prepaid, plus (ii) all accrued and unpaid interest on the amount so prepaid, to the date of prepayment, plus (iii) any call premium required pursuant to Section 2.1(g). All prepayments under this Section 2.1(d) shall be made in the minimum principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or in the entire remaining principal balance of the Term Loan).

            (e)    Mandatory Prepayments. In addition to the required payments of principal of the Term Loan set forth in Section 2.1(c) and any optional payments of principal of the Term Loan effected under Section 2.1(d), the Borrowers shall make required prepayments of the Term Loan as and to the extent set forth in Section 2.7.

            (f)    Application of Prepayments. All prepayments of principal under Section 2.1(d) or Section 2.1(e) shall be applied (i) first, pro rata across the installments of principal due on the last day of the fiscal quarters of SEI ending October 31, 2003, January 31, 2004, April 30, 2004, July 31, 2004, October 31, 2004, January 31, 2005, April 30, 2005 and July 31, 2005 (but for purposes of calculating the pro rata share of any prepayment to be applied to each such installment, excluding the final $625,000 due and payable in each such fiscal quarter), until the aggregate principal amount due in such quarters pursuant to Section 2.1(c) (after giving effect to all adjustments pursuant to Section 2.1(d) and Section 2.1(e)) is equal to $625,000, and (ii) thereafter in inverse order of maturity. Within the application to maturities set forth in the immediately preceding sentence, (A) any prepayment of principal under Section 2.1(d) may be applied first to that portion of the Term Loan advanced to the PR Borrowers, or first to that portion of the Term Loan advanced to SEI, in each case as instructed by the Authorized Representative in the notice given pursuant to Section 2.1(d); provided that in the event no instruction is given in such notice, such prepayment will be applied first to that portion of the Term Loan advanced to SEI and then to that portion of the Term Loan advanced to the PR Borrowers, and (B) any prepayment of principal under Section 2.1(e) will be applied first to that portion of the Term Loan advanced to SEI and then to that portion of the Term Loan advanced to the PR Borrowers.

            (g)    Call Premium. All prepayments of principal under Section 2.1(d) or Section 2.1(e) made or required to be made at any time prior to the first anniversary of the Closing Date shall include an additional amount equal to 1% of the amount of principal to be repaid.

            2.2    Asset Sale Term Loan.

            (a)    Funding. Subject to the terms and conditions of this Agreement, each Asset Sale Term Lender severally, and not jointly, agrees to make an Advance of the Asset Sale Term Loan to SEI on the Closing Date on a pro rata basis determined by its Applicable Commitment Percentage of the Total Asset Sale Term Loan Commitment, up to the Asset Sale Term Loan Commitment of such Asset Sale Term Lender. The principal amount of each Segment of the Asset Sale Term Loan outstanding hereunder from time to time shall bear interest and the Asset Sale Term Loan shall be repayable as herein provided. No amount of the Asset Sale Term Loan repaid or prepaid by SEI may be reborrowed hereunder, and no subsequent Advances of Asset Sale Term Loan amounts shall be made by any Asset Sale Term Lender after such initial Advance.

            (b)    Asset Sale Term Loan Advance. Not later than 1:00 P.M., on the Closing Date, each Asset Sale Term Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Asset Sale Term Loan Advance to be made by it on such day available by wire transfer to the Administrative Agent in the amount of its Asset Sale Term Loan Commitment. Such wire transfer shall be directed to the Administrative Agent at the Principal Office and shall be in the form of immediately available, freely transferable Dollars. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to SEI by delivery of the proceeds thereof to the Borrowers' Account, or otherwise as shall be directed by the Authorized Representative and reasonably acceptable to the Administrative Agent.

            (c)    Payment of Principal. The then-outstanding principal amount of the Asset Sale Term Loan shall be repaid in full on the Asset Sale Term Loan Maturity Date; provided, however, that the entire amount of the Asset Sale Term Loan Outstandings shall be due and payable in full on the Asset Sale Term Loan Termination Date.

            (d)    Optional Prepayments. SEI may prepay the Asset Sale Term Loan in whole or in part from time to time on any Business Day, without penalty or premium, upon at least two (2) Business Days' telephonic notice from an Authorized Representative (effective upon receipt) to the Administrative Agent prior to 11:00 A.M., which notice shall be irrevocable. Such Authorized Representative shall provide the Administrative Agent written confirmation of each such telephonic notice but failure to provide such confirmation shall not affect the validity of such telephonic notice. Any prepayment, whether of a Base Rate Segment or a Eurodollar Rate Segment, shall be made at a prepayment price equal to (i) the amount of principal to be prepaid, plus (ii) all accrued and unpaid interest on the amount so prepaid, to the date of prepayment. All prepayments under this Section 2.2(d) shall be made in the minimum principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or in the entire remaining principal balance of the Asset Sale Term Loan).

            (e)    Mandatory Prepayments. In addition to the required payments of principal of the Asset Sale Term Loan set forth in Section 2.2(c) and any optional payments of principal of the Asset Sale Term Loan effected under Section 2.2(d), SEI shall make required prepayments of the Asset Sale Term Loan as and to the extent set forth in Section 2.7.

            2.3    Revolving Loans.

            (a)    Commitment. Subject to the terms and conditions of this Agreement, each Revolving Lender severally agrees to make Advances to any one or more of the Borrowers under the Revolving Credit Facility (subject to the PR Borrowing Limit) from time to time from the Closing Date until the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by such Borrower on any day determined by such Revolving Lender's Applicable Commitment Percentage up to but not exceeding the Revolving Credit Commitment of such Revolving Lender, provided, however, that the Revolving Lenders will not be required and shall have no obligation to make any such Advance (i) so long as a Default or an Event of Default has occurred and is continuing, (ii) if the Administrative Agent has accelerated the maturity of any of the Notes as a result of an Event of Default, (iii) if, immediately after giving effect to each such Advance, the Revolver Availability is less than zero, (iv) if, immediately after giving effect to each such Advance, the Required Reserve is less than the amount required by Section 10.20, or (v) if, immediately after giving effect to each such Advance, the amount of Revolving Credit Outstandings of the PR Borrowers shall exceed the applicable PR Borrowing Limit. Within such limits (and the PR Borrowing Limit) and subject to the other terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow under the Revolving Credit Facility on a Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date.

            (b)    Amounts. Except as otherwise permitted by the Revolving Lenders from time to time, the Revolver Availability shall not at any time be less than zero, and, in the event the Revolver Availability shall at any time be less than zero, the Borrowers shall immediately make such payments and prepayments as shall be necessary so that after such payments and prepayments the Revolver Availability is greater than or equal to zero. Except as otherwise permitted by the Revolving Lenders from time to time, the amount of Revolving Credit Outstandings plus Swing Line Outstandings of the PR Borrowers shall not at any time exceed the applicable PR Borrowing Limit, and, in the event the amount of Revolving Credit Outstandings plus Swing Line Outstandings of the PR Borrowers shall at any time exceed the applicable PR Borrowing Limit, the PR Borrowers shall immediately make such payments and prepayments as shall be necessary so that after such payments and prepayments the amount of Revolving Credit Outstandings plus Swing Line Outstandings of the PR Borrowers shall not exceed the applicable PR Borrowing Limit. Each Advance under the Revolving Credit Facility, other than Base Rate Refunding Loans, shall be in an amount of at least $5,000,000, and, if greater than $5,000,000, an integral multiple of $1,000,000.

            (c)    Advances.

            (i)    An Authorized Representative shall give the Administrative Agent (1) at least three (3) Business Days' irrevocable telephonic notice of each Eurodollar Rate Loan (whether representing an additional borrowing or the Continuation of a borrowing hereunder or the Conversion of a borrowing hereunder from a Base Rate Loan to a Eurodollar Rate Loan) prior to 11:00 A.M. and (2) irrevocable telephonic notice of each Base Rate Loan (other than Base Rate Refunding Loans to the extent the same are effected without notice pursuant to Section 2.3(c)(iii) and whether representing an additional borrowing hereunder or the Conversion of a borrowing hereunder from a Eurodollar Rate Loan to a Base Rate Loan) prior to 11:00 A.M. on the day of such proposed Revolving Loan. Each such notice shall be effective upon receipt by the Administrative Agent, shall specify the amount of the borrowing, the Type of Revolving Loan, the date of borrowing and, if a Eurodollar Rate Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Administrative Agent written confirmation of each such telephonic notice in the form of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, together with the amount of each Revolving Lender's portion of an Advance requested thereunder, shall be provided by the Administrative Agent to each Revolving Lender by telefacsimile transmission with reasonable promptness.

            (ii)    Not later than 2:00 P.M. on the date specified for each borrowing under this Section 2.3, each Revolving Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance or Advances to be made by it on such day available by wire transfer to the Administrative Agent in the amount of its pro rata share, determined according to such Revolving Lender's Applicable Commitment Percentage of the Revolving Loan or Revolving Loans to be made on such day. Such wire transfer shall be directed to the Administrative Agent at the Principal Office and shall be in the form of Dollars constituting immediately available funds. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the applicable Borrower (subject to the PR Borrowing Limit) by delivery of the proceeds thereof to the Borrowers' Account, or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative and reasonably acceptable to the Administrative Agent.

            (iii)    Notwithstanding the foregoing, if a drawing is made under any Letter of Credit, such drawing is honored by the Issuing Bank, and SEI shall not immediately fully reimburse the Issuing Bank in respect of such drawing from other funds available to SEI, (A) provided that the conditions to making a Revolving Loan as herein provided shall then be satisfied, the Reimbursement Obligation arising from such drawing shall be paid to the Issuing Bank by the Administrative Agent without the requirement of notice to or from SEI from immediately available funds which shall be advanced as a Base Rate Refunding Loan to the Administrative Agent at its Principal Office by each Revolving Lender under the Revolving Credit Facility in an amount equal to such Revolving Lender's Applicable Commitment Percentage of such Reimbursement Obligation, and (B) if the conditions to making a Revolving Loan as herein provided shall not then be satisfied, each of the Revolving Lenders shall fund by payment to the Administrative Agent (for the benefit of the Issuing Bank) at its Principal Office in immediately available funds the purchase from the Issuing Bank of its respective Participation in the related Reimbursement Obligation based on its respective Applicable Commitment Percentage of the Total Letter of Credit Commitment. If a drawing is presented under any Letter of Credit in accordance with the terms thereof and SEI shall not immediately reimburse the Issuing Bank in respect thereof, then notice of such drawing or payment shall be provided promptly by the Issuing Bank to the Administrative Agent and the Administrative Agent shall provide notice to each Revolving Lender by telephone or telefacsimile transmission. If notice to the Revolving Lenders of a drawing under any Letter of Credit is given by the Administrative Agent at or before 12:00 noon on any Business Day, each Revolving Lender shall either make a Base Rate Refunding Loan or fund the purchase of its Participation as specified above in the amount of such Revolving Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Administrative Agent for the account of the Issuing Bank at the Principal Office in Dollars and in

immediately available funds before 2:30 P.M. on the same Business Day. If such notice to the Revolving Lenders is given by the Administrative Agent after 12:00 noon on any Business Day, each Revolving Lender shall either make such Base Rate Refunding Loan or fund such purchase before 12:00 noon on the next following Business Day.

            (d)    Repayment of Revolving Loans The principal amount of each Revolving Loan shall be due and payable to the Administrative Agent for the benefit of each Revolving Lender in full on the Revolving Credit Termination Date, or earlier as specifically provided herein. The principal amount of any Revolving Loan may be prepaid in whole or in part on any Business Day, upon (A) at least two (2) Business Days' irrevocable telephonic notice in the case of each Revolving Loan that is a Eurodollar Rate Loan from an Authorized Representative (effective upon receipt) to the Administrative Agent prior to 11:00 A.M. and (B) irrevocable telephonic notice in the case of each Revolving Loan that is a Base Rate Loan from an Authorized Representative (effective upon receipt) to the Administrative Agent prior to 11:00 A.M. on the day of such proposed repayment. The Authorized Representative shall provide the Administrative Agent written confirmation of each such telephonic notice but failure to provide such confirmation shall not effect the validity of such telephonic notice. All prepayments of Revolving Loans made by the Borrowers shall be in the minimum amount of $1,000,000 or such greater amount which is an integral multiple of $1,000,000, or the amount equal to all Revolving Credit Outstandings, or such other amount as necessary to comply with Section 2.3(b), 2.7, 6.5 or 10.20. Prepayments shall also be made as set forth in Section 2.7.

            (e)    Reductions. The Borrowers shall, by notice from an Authorized Representative, have the right from time to time but not more frequently than once each calendar month, upon not less than two (2) Business Days' written notice to the Administrative Agent, effective upon receipt, to permanently reduce the Total Revolving Credit Commitment, provided that after giving effect to such reduction, and any accompanying repayment of Revolving Loans, the Revolver Availability is greater than or equal to zero and the Required Reserve satisfies the requirement of Section 10.20. The Administrative Agent shall give each Revolving Lender, within one (1) Business Day of receipt of such notice, telefacsimile notice, or telephonic notice (confirmed in writing), of such reduction. Each such reduction shall be in the aggregate amount of $5,000,000 or such greater amount which is in an integral multiple of $1,000,000, or the entire remaining Total Revolving Credit Commitment, and shall permanently reduce the Total Revolving Credit Commitment. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Revolving Loans or Swing Line Loans, together with accrued and unpaid interest on the amounts prepaid, to the extent necessary so that (A) the Revolver Availability after giving effect to such reduction and payment is greater than or equal to $25,000,000, and (B) the Required Reserve after giving effect to such reduction satisfies the requirements of Section 10.20.

            2.4    Use of Proceeds. The proceeds of the Term Loan, the Asset Sale Term Loan and the Loans made pursuant to the Revolving Credit Facility hereunder shall be used by the

Borrowers (a) to repay certain Indebtedness of SEI or its Subsidiaries as set forth in Section 7.1 in connection with the recapitalization of SEI and its Subsidiaries, (b) for general working capital needs, (c) for capital expenditures, and (d) for other lawful corporate purposes, including the refinancing of the Retained Notes to the extent otherwise permitted hereunder and the repayment of amounts outstanding under the Cash Management Facility.

            2.5    Notes.

            (a)    Revolving Notes. Revolving Loans made by each Revolving Lender shall be evidenced by the Revolving Note payable to the order of such Revolving Lender in the respective amount of its Applicable Commitment Percentage of the Total Revolving Credit Commitment, which Revolving Note shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrowers.

            (b)    Term Notes. The portion of the Term Loan made by each Term Lender shall be evidenced by the Term Note payable to the order of such Lender in the respective amount of its Term Loan Commitment, which Term Notes shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrowers.

            (c)    Asset Sale Term Notes. The portion of the Asset Sale Term Loan made by each Asset Sale Term Lender shall be evidenced by the Asset Sale Term Note payable to the order of such Lender in the respective amount of its Asset Sale Term Loan Commitment, which Asset Sale Term Notes shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by SEI.

            (d)    Swing Line Note. The Swing Line Outstandings shall be evidenced by a separate Swing Line Note payable to the order of Bank of America in the amount of the Swing Line, which Swing Line Note shall be dated the Closing Date and shall be duly completed, executed and delivered by the Borrowers.

            2.6    Swing Line.

            (a)    Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Administrative Agent and the Revolving Lenders, Bank of America shall make available Swing Line Loans to the Borrowers (subject to the PR Borrowing Limit) prior to the Revolving Credit Termination Date. Bank of America shall not be obligated to make any Swing Line Loan pursuant hereto (i) if to the actual knowledge of Bank of America the applicable Borrower is not in compliance with all the conditions to the making of Revolving Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings exceed $10,000,000, (iii) if after giving effect to such Swing Line Loan, the Revolver Availability will be less than zero, (iv) if, immediately after giving effect to such Swing

Line Loan, the Required Reserve is less than the amount required by Section 10.20, or (v) if after giving effect to such Swing Line Loan the amount of Revolving Credit Outstandings plus Swing Line Outstandings of the PR Borrowers shall exceed the applicable PR Borrowing Limit. The Borrowers may, subject to the conditions set forth in the preceding sentence and subject to the PR Borrowing Limit, borrow, repay and reborrow under this Section 2.6. Unless notified to the contrary by Bank of America, borrowings under the Swing Line shall be made in the minimum amount of $100,000 or, if greater, in amounts which are integral multiples of $100,000, or in the amount necessary to effect a Base Rate Refunding Loan, upon written request by telefacsimile transmission, effective upon receipt, by an Authorized Representative of the applicable Borrower made to Bank of America not later than 12:30 P.M. on the Business Day of the requested borrowing. Each such Borrowing Notice shall specify the amount of the borrowing and the date of borrowing, and shall be in the form of Exhibit D-2, with appropriate insertions. Unless notified to the contrary by Bank of America, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000 or the aggregate amount of all Swing Line Outstandings.

            (b)    The interest payable on Swing Line Loans is solely for the account of Bank of America. Swing Line Loans shall bear interest solely at the Base Rate (or, to the extent provided in Section 4.3, at the Default Rate) and all accrued and unpaid interest on Swing Line Loans shall be payable, on the dates and in the manner provided in Section 4.3 with respect to interest on Base Rate Loans.

            (c)    Upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to have purchased from Bank of America a Participation therein in an amount equal to that Revolving Lender's Applicable Commitment Percentage of such Swing Line Loan. Upon demand made by Bank of America, each Revolving Lender shall, according to its Applicable Commitment Percentage of such Swing Line Loan, promptly provide to Bank of America its purchase price therefor in an amount equal to its Participation therein. Any Advance made by a Revolving Lender pursuant to demand of Bank of America of the purchase price of its Participation shall when made be deemed to be (i) provided that the conditions to making Revolving Loans shall be satisfied, a Base Rate Refunding Loan under Section 2.3, and (ii) in all other cases, the funding by each Revolving Lender of the purchase price of its Participation in such Swing Line Loan. The obligation of each Revolving Lender to so provide its purchase price to Bank of America shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

Each Borrower, at its option and subject to the terms hereof, may request an Advance pursuant to Section 2.3 in an amount sufficient to repay Swing Line Outstandings of such Borrower on any date and the Administrative Agent shall provide from the proceeds of such Advance to Bank of America the amount necessary to repay such Swing Line Outstandings (which Bank of America shall then apply to such repayment) and credit any balance of the Advance in immediately available funds in the manner directed by such Borrower pursuant to Section 2.3(c)(ii). The proceeds of such Advances shall be paid to Bank of America for application to the Swing Line Outstandings and the Revolving

Lenders shall then be deemed to have made Revolving Loans in the amount of such Advances. The Swing Line shall continue in effect until the Revolving Credit Termination Date, at which time all Swing Line Outstandings and accrued interest thereon shall be due and payable in full.

            2.7    Mandatory Prepayments.

            (a)    Sources. In addition to any required and optional payments of principal of the Term Loan, the Asset Sale Term Loan or the Revolving Credit Outstandings otherwise set forth in Sections 2.1, 2.2 and 2.3, unless a Default or Event of Default shall have occurred and be continuing (in which case the provisions of Section 11.5 shall apply to any of such events that occur), the following required prepayments, each such payment to be made to the Administrative Agent for the benefit of the applicable Lenders, shall be made as and within the time period specified below:

            (i)    a prepayment shall be made from the cash proceeds of each private or public offering of equity securities of SEI or any Subsidiary (other than securities issued to SEI or another Subsidiary) in an amount equal to fifty percent (50%) of the Net Proceeds of each issuance of equity securities of SEI or any Subsidiary (including without limitation any security not constituting Indebtedness exchangeable, exercisable or convertible for or into equity securities);

            (ii)    a prepayment shall be made from the cash proceeds of each private or public offering or incurrence of Indebtedness of SEI or any Subsidiary (other than the Permitted Indebtedness), to the extent such Indebtedness is permitted with the consent of the Required Lenders, in an amount equal to one-hundred percent (100%) of the Net Proceeds of each such issuance or incurrence of Indebtedness; and

            (iii)    a prepayment shall be made from the cash proceeds of each Asset Disposition by SEI or any of its Subsidiaries permitted under Section 10.6(f) or (g), or otherwise consented to by the Required Lenders, in an amount equal to one-hundred percent (100%) of the Net Proceeds of such Asset Disposition.

            (b)    Application of Proceeds. The proceeds described in Section 2.7(a) shall be applied as follows:

            (i)    from the Closing Date to (but not including) the first anniversary of the Closing Date, all Net Proceeds described in Section 2.7(a) shall be applied (x) first, to repay the Asset Sale Term Loan, until such time as the Asset Sale Term Loan has been terminated by payment in full of all Obligations incurred in connection with the Asset Sale Term Loan, (y) second, to repay the Revolving Credit Outstandings, without reduction of the Revolving Credit Commitments, until the Revolving Credit Outstandings are zero, and (z) thereafter, to repay the Term Loan; provided that in the event any mandatory prepayment, or any portion thereof, is waived in accordance with the terms of this Agreement by the applicable Lenders with respect to the Asset Sale Term Loan Facility or the Revolving Credit Facility, such waived amount shall be applied to the next item in the above list;

            (ii)    on or after the first anniversary of the Closing Date, all Net Proceeds described in Section 2.7(a) shall be applied (x) first, to repay the Asset Sale Term Loan, until such time as the Asset Sale Term Loan has been terminated by payment in full of all Obligations incurred in connection with the Asset Sale Term Loan, (y) second, to repay the Revolving Credit Outstandings, without reduction of the Revolving Credit Commitments, to the extent necessary so that the Required Reserve equals the then-outstanding principal amount of the Retained Notes, and (z) thereafter, to repay the Term Loan; provided that in the event any mandatory prepayment, or any portion thereof, is waived in accordance with the terms of this Agreement by the applicable Lenders with respect to the Asset Sale Term Loan Facility or the Revolving Credit Facility, such waived amount shall be applied to the next item in the above list;

            (c)    Timing and Notice. Each prepayment will be made as set forth in this Section 2.7 within ten (10) Business Days of receipt of any Net Proceeds set forth in Section 2.7(a)(i), (ii) or (iii), whether such receipt is partial or entire, without regard to any contingencies, earn-outs or future payments, and in each case upon not less than two (2) Business Days' irrevocable written notice to the Administrative Agent, which notice shall be given by SEI as soon as practicable after the receipt of any such proceeds, and shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of such prepayment. The Administrative Agent shall give each applicable Lender, within one (1) Business Day after receipt of notice from SEI, telefacsimile notice of each notice of prepayment described in this Section 2.7(c).

            2.8    Joint and Several Borrowers.

            (a)    Notwithstanding any other provision of this Agreement, except as hereinafter provided, each Borrower shall be jointly and severally liable as primary obligor and not merely as surety for repayment of all Obligations of any PR Borrower arising under the Loan Documents. Such joint and several liability shall apply to each Borrower regardless of whether (i) any Loan was only requested on behalf of or made to another Borrower or the proceeds of any Loan were used only by another Borrower, (ii) any interest rate election was made only on behalf of another Borrower, or (iii) any indemnification obligation or any other obligation arose only as a result of the actions of another Borrower; provided the liability of each of the PR Borrowers under this Agreement, the Notes and the other Loan Documents shall be limited to the Obligations of the PR Borrowers. Each Borrower shall retain any right of contribution arising under applicable law against the other Borrowers as the result of the satisfaction of any Obligations; provided, such rights are hereby fully subordinated in all respects to the payment in full of the Obligations, no Borrower shall assert such right of contribution against any other Borrower until the Facility Termination Date, and each Borrower shall hold in trust and separate from its other property any funds or other property received on account of any such right of contribution and pay the same over to the Administrative Agent for application to the Obligations until payment in full of the Obligations.

            (b)    Without limiting the foregoing provisions of this Section 2.8, SEI hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of each of the PR Borrowers, whether owing to the Administrative Agent, the Collateral Agent or any Lender. This guarantee constitutes a guaranty of payment and not of collection.

            (c)    Without limiting the foregoing provisions of this Section 2.8, each PR Borrower hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the other PR Borrower, whether owing to the Administrative Agent, the Collateral Agent or any Lender. This guarantee constitutes a guaranty of payment and not of collection.

            (d)    It is the intention of the parties that with respect to each Borrower, its obligations under Sections 2.8(a), (b) and (c) shall be absolute, unconditional and irrevocable irrespective of:

            (i)    any lack of validity, legality or enforceability of this Agreement, any Note, or any other Loan Document as to any other Borrowers;

            (ii)    the failure of the Administrative Agent, the Collateral Agent or any Lender:

            (A)    to enforce any right or remedy against any other Borrower or any other Person under the provisions of this Agreement, any Note, any other Loan Document or otherwise, or

            (B)    to exercise any right or remedy against any guarantor of, or Collateral securing, any Obligations;

            (iii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligations with respect to any other Borrower;

            (iv)    any reduction, limitation, impairment or termination of any Obligations with respect to any other Borrower or any other Person for any reason including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, any Obligations with respect to any other Borrower;

            (v)    any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by the Administrative Agent, the Collateral Agent, any Lender or any holder of any Note securing any of the Obligations; or

            (vi)    any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Borrower, any surety or any guarantor.

            (e)    Each Borrower agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by the Administrative Agent, the Collateral Agent, any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any other Borrower as though such payment had not been made.

            (f)    Each Borrower hereby expressly waives: (i) notice of the Lenders' acceptance of this Agreement; (ii) notice of the existence or creation or non-payment of all or any of the Obligations; (iii) notice of the release of any Borrower; (iv) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement or by applicable law; and (v) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

            (g)    No delay on the part of the Administrative Agent, the Collateral Agent or any Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent, the Collateral Agent or any Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No action of the Administrative Agent, the Collateral Agent or any Lender permitted hereunder shall in any way affect or impair any of their rights or any of their obligations to any of the Borrowers under this Agreement (except as otherwise waived, modified, or amended).

            (h)    Until this Agreement is terminated in accordance with the terms hereof, SEI hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to SEI (i) of any of the PR Borrowers, to the payment in full of any Obligations of the PR Borrowers, (ii) of each Guarantor, to the payment in full of the obligations of each such Guarantor under this Agreement or any of the Loan Documents, and (iii) of each other Person now or hereafter constituting a Credit Party, to the payment in full of the obligations of such Credit Party under this Agreement or any of the Loan Documents. All amounts due under such subordinated debts, liabilities or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon the request of the Administrative Agent, be paid over forthwith to the Administrative Agent for the benefit of the Administrative Agent, the Collateral Agent and the Lenders on account of the Obligations or such other obligations, as applicable, and, after such request and pending such payment, shall be held by SEI as agent and bailee of the Administrative Agent, the Collateral Agent and the Lenders separate and apart from all other funds, property and accounts of SEI.

            2.9    SEI as Borrowing Agent. Because the operations and business activities of the Borrowers are highly integrated and interdependent, at any particular time it is in the mutual best interest of the Administrative Agent, the Lenders and the Borrowers for SEI, through an Authorized Representative, to deliver all Borrowing Notices, Interest Rate Selection Notices, and to take all other action of an Authorized Representative in this Agreement or in any other Loan Document, whether on behalf of SEI or any other Borrower, and to determine which of the Borrowers will directly receive the proceeds of a Loan (subject to the PR Borrowing Limit). Each of the Borrowers hereby directs the Administrative Agent to disburse the proceeds of each Loan as directed by SEI through an Authorized Representative (such directions to be subject to approval of the Administrative Agent in its discretion), and such distribution will, in all circumstances, be deemed to be made to the Borrower to which such proceeds are directed (subject to the PR Borrowing Limit). Each Borrower hereby irrevocably designates, appoints, authorizes and directs SEI (including each Authorized Representative) to act on behalf of such Borrower for the purposes set forth in this Section 2.9, and to act on behalf of such Borrower for purposes of giving notice to the Administrative Agent of requests for Advances, Conversions, Continuations and for otherwise giving and receiving notices and certifications under this Agreement or any other Loan Document and otherwise for taking all other action contemplated to be taken by SEI (including each Authorized Representative) hereunder or under any other Loan Document. The Administrative Agent is entitled to rely and act on the instructions of SEI, by and through any Authorized Representative, on behalf of each Borrower. Each Borrower covenants and agrees to assume liability for and to protect, indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank and Bank of America (as Swing Line lender) from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limitation, reasonable attorneys' fees), which may be incurred by, imposed or asserted against the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank or Bank of America (as Swing Line lender), howsoever arising or incurred because of, out of or in connection with the disbursements of Loans and Advances in accordance with this Section 2.9; provided, however, the liability of the Borrowers pursuant to this indemnity shall not extend to any liability, obligation, damage, penalty, claim, cause of action, cost, charge or expense caused by or arising out of the gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank or Bank of America (as Swing Line lender). SEI shall maintain detailed accounting and records of all disbursements and payments made to each Borrower with respect to proceeds of Loans. Not in any way in limitation of any other provisions set forth herein, such books and records may be reviewed and copied by the Administrative Agent at SEI's expense at reasonable intervals and upon reasonable notice given by the Administrative Agent to SEI. Notwithstanding any provision of this Section 2.9 to the contrary, neither Letters of Credit nor Advances under the Asset Sale Term Loan are available to either PR Borrower, and SEI shall not have the authority to request on behalf of either PR Borrower the issuance of Letters of Credit or any Advance under the Asset Sale Term Loan.

            2.10    Removal of PR Borrowers. At any time and provided that no Default or Event of Default shall have occurred and be continuing, upon at least two (2) Business Days' written notice from the Borrowers (effective upon receipt) to the Administrative Agent prior to 11:00 A.M., which notice shall be irrevocable and shall be in the form of Exhibit M hereto, SEI and the PR Borrowers may elect to remove the PR Borrowers as Borrowers under the Revolving Credit Facility (including the Swing Line Facility) or the Term Loan Facility, or both, so long as (a) such removal is of both PR Borrowers simultaneously with respect to the Revolving Credit Facility (including the Swing Line Facility) or the Term Loan Facility, as applicable and (b) SEI shall expressly acknowledge and assume all Obligations of the PR Borrowers outstanding at such time as primary obligor, and shall reaffirm its obligation for all Obligations. From and after the effective date of such election, as specified in such notice in accordance with the terms of this Section 2.10, (i) the PR Borrowers shall have no further rights or privileges as Borrowers hereunder, (ii) the PR Borrowers shall have no further liability for the payment of any amounts required to be paid by the PR Borrowers as borrowers hereunder or under the Notes, (iii) each Authorized Representative shall without further action serve solely as the representative of SEI for all purposes of the Loan Documents, and (iv) all references in the Loan Documents to permitted, required or prohibited conduct of the "Borrowers" or the "PR Borrowers" from and after such effective date shall be deemed to refer solely to SEI; provided, however, no such termination of the PR Borrowers' status as Borrowers shall reduce or impair any obligation or liability of the PR Borrowers arising as a result of (x) any representation, warranty or certification made by or on behalf of either of them prior to or on such effective date under or pursuant to any of the Loan Documents, (y) any representation, warranty, acknowledgement or other undertaking of either of them contained in the election notice described above, or (z) any indemnification obligations under Section 13.9 arising from or relating to any conduct of the PR Borrowers prior to such effective date, including the application of any proceeds of Loans.

ARTICLE III

Letters of Credit

            3.1    Letters of Credit. The Issuing Bank agrees, subject to the terms and conditions of this Agreement and in reliance upon the agreements of the other Revolving Lenders set forth in this Article III and in Section 2.3(c), upon request of SEI to issue from time to time for the account of SEI Letters of Credit denominated in Dollars upon delivery to the Issuing Bank of an Application and Agreement for Letter of Credit relating thereto in form and content acceptable to the Issuing Bank; provided, that (i) the Issuing Bank shall not be obligated to issue (or renew) any Letter of Credit if it has been notified by the Administrative Agent or has actual knowledge that a Default or Event of Default has occurred and is continuing, (ii) the Letter of Credit Outstandings shall not exceed the Total Letter of Credit Commitment and (iii) no Letter of Credit shall be issued (or renewed) if, after giving effect thereto, the Revolver Availability shall be less than zero or the Required Reserve shall be less than the amount required by Section 10.20. No Letter of Credit shall have an expiry date (including all rights of SEI or any beneficiary named in such Letter of Credit to require renewal) or payment date occurring later than the earlier to occur of one year after the date of its issuance or the seventh Business Day prior to the Stated Revolver Termination Date. Each request by SEI for the issuance or renewal of a Letter of Credit, whether pursuant to an Application and Agreement for Letter of Credit or otherwise, shall constitute its certification that the conditions specified in Sections 7.2(b) and 7.2(d) with respect to such issuance or renewal have been satisfied. The parties hereto agree that all Existing Letters of Credit shall be deemed to have been issued by the Issuing Bank as Letters of Credit pursuant to this Agreement.

            3.2    Reimbursement and Participations.

            (a)    SEI hereby unconditionally agrees to pay to the Issuing Bank immediately on demand at the Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by the Issuing Bank in connection with the Letters of Credit, and in any event and without demand to place in possession of the Issuing Bank (which shall include Advances under the Revolving Credit Facility if permitted by Section 2.3 and Swing Line Loans if permitted by Section 2.6) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Issuing Bank agrees to give SEI prompt notice of any request for a draw under a Letter of Credit. If SEI does not make prompt payment upon demand, the Issuing Bank may charge any account SEI may have with it for any and all amounts the Issuing Bank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by the Issuing Bank and SEI; provided that to the extent permitted by Section 2.3(c)(iii) and Section 2.6, such amounts shall be paid pursuant to Advances under the Revolving Credit Facility or, if SEI shall elect, by Swing Line Loans. SEI agrees to pay the Issuing Bank interest on any Reimbursement Obligations not paid when due hereunder at the Default Rate.

            (b)    In accordance with the provisions of Section 2.3(c), the Issuing Bank shall notify the Administrative Agent of any drawing under any Letter of Credit promptly following the receipt by the Issuing Bank of such drawing.

            (c)    Each Revolving Lender (other than the Issuing Bank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of the Issuing Bank in respect of each Letter of Credit in an amount equal to such Revolving Lender's Applicable Commitment Percentage of such liability, and to the extent that SEI is obligated to pay the Issuing Bank under Section 3.2(a), each Revolving Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to the Issuing Bank, its Applicable Commitment Percentage of the liability of the Issuing Bank under such Letter of Credit in the manner and with the effect provided in Section 2.3(c)(iii).

            (d)    Simultaneously with the making of each payment by a Revolving Lender to the Issuing Bank pursuant to Section 2.3(c)(iii)(B), such Revolving Lender shall, automatically and without any further action on the part of the Issuing Bank or such Revolving Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date the Lender made its payment) in the related Reimbursement Obligation of SEI. Each Revolving Lender's obligation to make payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.3(c)(iii) and Section 3.2(c), and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. In the event the Revolving Lenders have purchased Participations in any Reimbursement Obligation as set forth above, then at any time payment (in fully collected, immediately available funds) of such Reimbursement Obligation, in whole or in part, is received by the Issuing Bank from SEI, the Issuing Bank shall promptly pay to each Revolving Lender an amount equal to its Applicable Commitment Percentage of such payment from SEI.

            (e)    Promptly following the end of each calendar month, the Issuing Bank shall deliver to the Administrative Agent, for further distribution to the Revolving Lenders, a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such month. Upon the request of any Revolving Lender from time to time, the Issuing Bank shall deliver to the Administrative Agent, and the Administrative Agent shall deliver to such Revolving Lender, any other information reasonably requested by such Revolving Lender with respect to each Letter of Credit outstanding.

            (f)    The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article VII, be subject to the conditions that (x) such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank consistent with the then current practices and procedures of the Issuing Bank with respect to similar letters of credit, (y) the issuance of such Letter of Credit shall not violate any policy of the Issuing Bank, and (z) SEI shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as the Issuing Bank shall have reasonably requested consistent with such practices and procedures. Unless otherwise expressly agreed by the Issuing Bank and SEI when a Letter of Credit is issued (including any such agreement applicable to any Existing Letter of Credit), the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

            (g)    SEI agrees that the Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents.

            (h)    Without limiting the generality of the provisions of Section 13.9, SEI hereby agrees to indemnify and hold harmless the Issuing Bank, each other Revolving Lender, the Administrative Agent and the Collateral Agent from and against any and all claims and damages, losses, liabilities, reasonable costs and reasonable expenses which the Issuing Bank, such other Revolving Lender, the Administrative Agent or the Collateral Agent may incur (or which may be claimed against the Issuing Bank, such other Lender, the Administrative Agent or the Collateral Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that SEI shall not be required to indemnify the Issuing Bank, any other Lender, the Administrative Agent or the Collateral Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified or (ii) caused by the failure of the Issuing Bank to pay under any Letter of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The indemnification and hold harmless provisions of this Section 3.2(h) shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date, the Facility Termination Date and expiration or termination of this Agreement.

            (i)    Without limiting the provisions of Section 3.2(h), the obligation of SEI to immediately reimburse the Issuing Bank for drawings made under Letters of Credit and the Issuing Bank's right to receive such payment shall be absolute, unconditional and irrevocable, and such obligations of SEI shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Application and Agreement for Letter of Credit, under all circumstances whatsoever, including the following circumstances:

            (i)    any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related LC Documents");

            (ii)    any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;

            (iii)    the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which SEI may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Collateral Agent, the Revolving Lenders or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

            (iv)    any breach of contract or other dispute between SEI and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), the Administrative Agent, the Collateral Agent, the Revolving Lenders or any other Person;

            (v)    any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

            (vi)    the existence, character, quality, quantity, condition, value, or delivery (including the time, place, manner or order thereof) of property described or purportedly described in documents presented in connection with any Letter of Credit or the existence, nature or extent of any insurance relating thereto;

            (vii)    any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Administrative Agent, with or without notice to or approval by SEI in respect of any of SEI's Obligations; or

            (viii)    any other circumstance or happening whatsoever where the Issuing Bank has acted in good faith, whether or not similar to any of the foregoing.

            3.3    Governmental Action. The Issuing Bank shall be under no obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it.

ARTICLE IV

Eurodollar Funding, Fees, and Payment Conventions

            4.1    Interest Rate Options. Eurodollar Rate Loans and Base Rate Loans may be outstanding at the same time and, so long as no Default or Event of Default shall have occurred and be continuing (unless the Required Lenders otherwise agree), the applicable Borrower shall have the option to elect the Type of Loan and the duration of the initial and any subsequent Interest Periods and to Convert Revolving Loans and Segments of the Term Loan or the Asset Sale Term Loan in accordance with Sections 2.3(c)(i) and 4.2, as applicable; provided, however, (a) there shall not be outstanding at any one time Eurodollar Rate Loans having more than twenty (20) different Interest Periods, (b) each Eurodollar Rate Loan (including each Conversion into and each Continuation as a Eurodollar Rate Loan) shall be in an amount of $5,000,000 or, if greater than $5,000,000, an integral multiple of $1,000,000, and (c) no Eurodollar Rate Segment shall have an Interest Period that extends beyond the Term Loan Termination Date or Asset Sale Term Loan Termination Date, as applicable, and no other Eurodollar Rate Loan shall have an Interest Period that extends beyond the Stated Revolver Termination Date. If the Administrative Agent does not receive a Borrowing Notice or an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or of Conversion of any Loan to or Continuation of a Loan as a Eurodollar Rate Loan by the time prescribed by Sections 2.3(c)(i) and 4.2, as applicable, the applicable Borrower shall be deemed to have elected to obtain or Convert such Loan to (or Continue such Loan as) a Base Rate Loan until such Borrower notifies the Administrative Agent in accordance with Section 4.2. No Borrower shall be entitled to elect to Continue any Loan as or Convert any Loan into a Eurodollar Rate Loan if a Default or Event of Default shall have occurred and be continuing.

            4.2    Conversions and Elections of Subsequent Interest Periods. Subject to the limitations set forth in the definition of "Interest Period" and in Section 4.1 and Article VI, each Borrower may:

            (a)    upon delivery of telephonic notice to the Administrative Agent (which shall be irrevocable) on or before 11:00 A.M. on any Business Day, Convert any Eurodollar Rate Loan to a Base Rate Loan on the last day of the Interest Period for such Eurodollar Rate Loan; and

            (b)    provided that no Default or Event of Default shall have occurred and be continuing, upon delivery of telephonic notice to the Administrative Agent (which shall be irrevocable on or before 11:00 A.M. three (3) Business Days' prior to the date of such Conversion or Continuation:

            (i)    elect a subsequent Interest Period for any Eurodollar Rate Loan to begin on the last day of the then current Interest Period for such Eurodollar Rate Loan; or

            (ii)    Convert any Base Rate Loan to a Eurodollar Rate Loan on any Business Day.

Each such notice shall be effective upon receipt by the Administrative Agent, shall specify the amount of the Eurodollar Rate Loan affected, the type of Loan (Revolving Loan or Segment of the Term Loan or Asset Sale Term Loan) affected, and, if a Continuation as or Conversion into a Eurodollar Rate Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Administrative Agent written confirmation of each such telephonic notice in the form of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, shall be provided by the Administrative Agent to each Revolving Lender, Term Lender or Asset Sale Term Lender, as applicable, by telefacsimile transmission with reasonable promptness. All such Continuations or Conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Revolving Lenders, Term Lenders or Asset Sale Term Lenders, as applicable.

            4.3    Payment of Interest. The Borrowers shall pay interest on the outstanding and unpaid principal amount of each Segment of the Term Loan or the Asset Sale Term Loan and on each Revolving Loan, commencing on the first date of such Segment or Revolving Loan until such Segment or Revolving Loan, as the case may be, shall be repaid, at the applicable Base Rate or Eurodollar Rate as designated by the applicable Borrower in the related Borrowing Notice or Interest Rate Selection Notice or as otherwise provided hereunder. Interest on each Segment and on each Revolving Loan shall be paid on the earlier of (a) in the case of any Base Rate Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, commencing on July 31, 2001, until, as to any Base Rate Segment, the Term Loan Termination Date or Asset Sale Term Loan Termination Date, as applicable, and as to any other Base Rate Loans, the Revolving Credit Termination Date, at which date as applicable the entire principal amount of and all accrued interest on the Term Loan, Asset Sale Term Loan and the Revolving Loans, respectively, shall be paid in full, (b) in the case of any Eurodollar Rate Loan, on the last Business Day of each fiscal quarter of SEI and on the last day of the applicable Interest Period for such Eurodollar Rate Loan, and (c) upon payment in full of the Term Loan or Asset Sale Term Loan (or Segment thereof), as applicable, or the related Revolving Loan; provided, however, that if any Event of Default shall occur and be continuing (unless the Required Lenders otherwise agree), all amounts outstanding hereunder shall bear interest thereafter until paid in full at the Default Rate.

            4.4    Prepayments of Eurodollar Rate Loans. Whenever any payment of principal shall be made in respect of any Loan hereunder, whether at maturity, on acceleration, by optional or mandatory prepayment or as otherwise required or permitted hereunder, with the effect that any Eurodollar Rate Loan shall be prepaid in whole or in part prior to the last day of the Interest Period applicable to such Eurodollar Rate Loan, such payment of principal shall be accompanied by the additional payment, if any, required by Section 6.5.

            4.5    Manner of Payment.

            (a)    Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid by or on behalf of any Borrower to the applicable Lenders, the Issuing Bank, the Administrative Agent, or Bank of America with respect to any Loan, Letter of Credit, Reimbursement Obligation, or Swing Line Loan, shall be made to the Administrative Agent at the Principal Office in Dollars in immediately available funds without condition or deduction for any setoff, recoupment, deduction or counterclaim on or before 12:30 P.M. on the date such payment is due.

            (b)    Any payment made by or on behalf of any Borrower that is not made both in Dollars in immediately available funds and prior to 12:30 P.M. on the date such payment is to be made shall constitute a non-conforming payment. Any such non-conforming payment shall not be deemed to be received until the later of (i) the time such funds become available funds and (ii) the next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default as otherwise provided herein. Interest shall continue to accrue at the Default Rate on any principal or fees as to which no payment or a non-conforming payment is made from the date such amount was due and payable until the later of (i) the date such funds become available funds or (ii) the next Business Day.

            (c)    In the event that any payment hereunder or under any of the Notes or any other Loan Document becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under the definition of "Interest Period"; provided, however, that interest and applicable fees shall continue to accrue during the period of any such extension; and provided further, however, that in no event shall any such due date be extended (i) for any Term Loan, beyond the Term Loan Termination Date, (ii) for any Asset Sale Term Loan, beyond the Asset Sale Term Loan Termination Date, and (iii) for any Revolving Loan, beyond the Revolving Credit Termination Date.

            4.6    Fees.

            (a)    Commitment Fee. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date, SEI agrees to pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders based on their Applicable Commitment Percentage, a commitment fee equal to the Applicable Commitment Fee multiplied by the average daily amount by which the Total Revolving Credit Commitment exceeds the sum of (i) Revolving Credit Outstandings (without giving effect to Swing Line Outstandings) plus (ii) Letter of Credit Outstandings. Such fees shall be due in arrears on the last Business Day of each fiscal quarter of SEI commencing July 31, 2001 to and on the Revolving Credit Termination Date. Notwithstanding the foregoing, so long as any Revolving Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Revolving Lender shall not be entitled to receive payment of its pro rata share of such fee until such Revolving Lender shall make available such portion.

            (b)    Letter of Credit Facility Fees. SEI shall pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders based on their Applicable Commitment Percentage, a fee on the aggregate amount available to be drawn on each outstanding Letter of Credit at a rate equal to the Applicable Margin for Eurodollar Rate Loans under the Revolving Credit Facility. Such fees shall be due and payable with respect to each Letter of Credit quarterly in arrears on the last day of each fiscal quarter of SEI, the first such payment to be made on the first such date occurring after the date of issuance of a Letter of Credit.

            (c)    Letter of Credit Fronting and Administrative Fees. SEI shall pay to the Issuing Bank a fronting fee of one-eighth of one percent (0.125%) per annum on the initial aggregate amount available to be drawn on each outstanding Letter of Credit, such fee to be due and payable in full with respect to each Letter of Credit on the date of issuance (or renewal) thereof. SEI shall also pay to the Issuing Bank such administrative fee and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the Issuing Bank and SEI shall agree from time to time.

            (d)    Agent Fees. SEI agrees to pay to the Administrative Agent, for the Administrative Agent's individual account, an annual Administrative Agent's fee, such fee to be payable in such amounts and at such dates as from time to time agreed to by SEI and the Administrative Agent in writing.

            4.7    Pro Rata Payments. Except as otherwise specified herein, (a) each payment on account of the principal of and interest on Revolving Loans, the fees described in Section 4.6(a), (b) and (c), and Swing Line Loans and Reimbursement Obligations as to which the Revolving Lenders have funded their respective Participations which remain outstanding, shall be made to the Administrative Agent for the account of the Revolving Lenders pro rata based on their respective Applicable Commitment Percentages, (b) each payment on account of the principal of and interest on the Term Loan shall be made to the Administrative Agent for the account of the Term Lenders pro rata based on their respective Applicable Commitment Percentages of the Total Term Loan Commitment, (c) each payment on account of the principal of and interest on the Asset Sale Term Loan shall be made to the Administrative Agent for the account of the Asset Sale Term Lenders pro rata based on their respective Applicable Commitment Percentages of the Total Asset Sale Term Loan Commitment, and (d) the Administrative Agent will promptly distribute to the applicable Lenders in immediately available funds payments received in fully collected, immediately available funds from any Borrower.

            4.8    Computation of Rates and Fees. Except as may be otherwise expressly provided, and except for calculations in respect of interest at the Prime Rate, which shall be made on the basis of actual number of days elapsed in a 365/366 day year, all interest rates (including the Base Rate, each Eurodollar Rate, and the Default Rate) and fees shall be computed on the basis of a year of 360 days and calculated for actual days elapsed.

            4.9    Deficiency Advances; Failure to Purchase Participations. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Loan or Advance hereunder or to fund its purchase of any Participation hereunder nor shall the Revolving Credit Commitment, Term Loan Commitment, Asset Sale Term Loan Commitment or Letter of Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing or the provisions of Section 4.10, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Administrative Agent may in its discretion, but shall not be obligated to, advance under the applicable Note in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such Advance under its Note; provided that, (i) such defaulting Lender shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance (together with interest thereon as provided in clause (ii)) shall be paid by such Lender and (ii) upon payment to the Administrative Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Administrative Agent by a Borrower on each Loan comprising the deficiency advance at the Federal Funds Rate, then such payment shall be credited against the applicable Note of the Administrative Agent in full payment of such deficiency advance and such Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by such Borrower thereon. In the event any Revolving Lender shall fail to fund its purchase of a Participation after notice from the Issuing Bank or Bank of America as the Swing Line lender, as applicable, such Revolving Lender shall pay to the Issuing Bank or Bank of America as the Swing Line lender, as applicable, such amount on demand, together with interest at the Federal Funds Rate on the amount so due from the date of such notice to the date such purchase price is received by the Issuing Bank or Bank of America as the Swing Line lender, as applicable.

            4.10    Intraday Funding. Without limiting the provisions of Section 4.9, unless the applicable Borrower or any Lender has notified the Administrative Agent not later than 12:00 Noon of the Business Day before the date any payment (including in the case of Lenders any Advance) to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that such Borrower or each applicable Lender, as the case may be, has timely remitted such payment in the manner required hereunder and may, in its discretion and in reliance thereon, make available such payment (or portion thereof) to the Person entitled thereto as otherwise provided herein. If such payment was not in fact remitted to the Administrative Agent in the manner required hereunder, then:

            (i)    if such Borrower failed to make such payment, each applicable Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate; and

            (ii)    if any applicable Lender failed to make such payment, the Administrative Agent shall be entitled to recover such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify the applicable Borrower, and such Borrower shall promptly pay such corresponding amount to the Administrative Agent in immediately available funds upon receipt of such demand. The Administrative Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate or (B) from such Borrower, at a rate per annum equal to the interest rate applicable to the Loan which includes such corresponding amount. Until the Administrative Agent shall recover such corresponding amount together with interest thereon, such corresponding amount shall constitute a deficiency advance within the meaning of Section 4.9. Nothing herein shall be deemed to relieve any applicable Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

ARTICLE V

Security

            5.1    Security. As security for the full and timely payment and performance of all Obligations, SEI shall, and shall cause all other Credit Parties to, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Administrative Agent and the Collateral Agent, and their counsel, to grant to the Collateral Agent or the Administrative Agent, as applicable, for the benefit of the Collateral Agent, the Administrative Agent and the Lenders a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer other than Permitted Liens and subject to Section 9.20. Without limiting the foregoing, SEI and each Subsidiary having rights in any Subsidiary Securities shall on the Closing Date deliver to the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent, (A) a Pledge Agreement which shall pledge to the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent and the Lenders (and, to the extent a pari passu or subordinated pledge is required by the Public Indenture, the Retained Noteholders and, so long as the Cash Management Facility Provider is a Lender, the Cash Management Facility Provider with respect to the Cash Management Facility) (i) 65% of the Voting Securities of each Direct Foreign Subsidiary (or if SEI and its Subsidiaries shall own less than 65%, then all of the Voting Securities owned by them) and 100% of the other Subsidiary Securities of such Direct Foreign Subsidiary, and (ii) except with respect to those Subsidiaries set forth in Schedule 5.1, all of the Subsidiary Securities of all Domestic Subsidiaries and all Excluded Subsidiaries that have not been continued in a jurisdiction outside the United States, (B) if such Subsidiary Securities are in the form of certificated securities, such certificated securities, together with undated stock powers or other appropriate transfer documents endorsed in blank pertaining thereto, (C) if such Subsidiary Securities do not constitute securities and the Subsidiary has not elected to have such interests treated as securities under Article 8 of the Uniform Commercial Code, a control agreement (containing the provisions described in Section 9.19(e)) from the Registrar of such Subsidiary Securities and (D) Uniform Commercial Code financing statements reflecting the Lien in favor of the Collateral Agent on such Subsidiary Securities, each in form and substance acceptable to the Collateral Agent, and shall take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Collateral Agent may request to effect the transactions contemplated by this Article V. SEI shall pledge, and shall cause each applicable Subsidiary to pledge, to the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent and the Lenders (and, to the extent a pari passu or subordinated pledge is required by the Public Indenture, the Retained Noteholders and, so long as the Cash Management Facility Provider is a Lender, the Cash Management Facility Provider with respect to the Cash Management Facility) (and as appropriate to reaffirm its prior pledge of) all of the Pledged Interests of any Domestic Subsidiary and each Direct Foreign Subsidiary acquired or created after the Closing Date (including any Subsidiary becoming a Domestic Subsidiary or Direct Foreign Subsidiary) and to deliver to the Collateral Agent all of the documents and instruments in connection therewith as are required pursuant to the terms of Section 9.19 and of the Security Instruments. To the extent any of the Subsidiaries set forth in Schedule 5.1 shall at any time prior to the Facility Termination Date be capable of being pledged, SEI will, and will cause all applicable Subsidiaries to, deliver a Pledge Agreement or a Pledge Agreement Supplement, as the case may be, pledging the Subsidiary Securities of such Subsidiary.

            5.2    Further Assurances. At the request of the Administrative Agent or the Collateral Agent, but subject to Section 9.20, SEI will or will cause all other Credit Parties, as the case may be, to execute, by its duly authorized officers, alone or with the Collateral Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Collateral Agent or the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Collateral Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by SEI or any other Credit Party after the Closing Date. The Collateral Agent is hereby irrevocably authorized to execute and file or cause to be filed, with or if permitted by applicable law without the signature of SEI or any Credit Party appearing thereon, all Uniform Commercial Code financing statements reflecting SEI or any other Credit Party as "debtor" and the Collateral Agent as "secured party", and continuations thereof and amendments thereto, as the Collateral Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

            5.3    Information Regarding Collateral. Each Borrower represents, warrants and covenants that (i) the chief executive office of SEI and each other Person providing Collateral pursuant to a Security Instrument (each, a "Grantor") at the Closing Date is located at the address or addresses specified on Schedule 5.3, and (ii) Schedule 5.3 contains a true and complete list of (a) the exact legal name, jurisdiction of formation, and address of each Grantor, (b) the exact legal name, jurisdiction of formation, and each location of the chief executive office of each Grantor, (c) each location in which goods constituting Collateral are located, and (d) each trade name, trademark or other trade style currently used by any Grantor. SEI shall not change, and shall not permit any other Grantor to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (c) of the immediately preceding sentence, or use or permit any other Grantor to use, any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days' prior written notice to the Collateral Agent and the Administrative Agent and taking or causing to be taken all such action at SEI's or such other Grantor's expense as may be reasonably requested by the Collateral Agent to perfect or maintain the perfection of the Lien of the Collateral Agent in Collateral.

            5.4    Release of Guarantors, Collateral and Pledged Interests. Upon, or simultaneously with, the consummation of any sale or other disposition of all or substantially all of the assets or capital stock of any Guarantor or any Direct Foreign Subsidiary (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Credit Party, so long as such sale or disposition (and any related merger or consolidation) is otherwise permitted pursuant to the terms of this Agreement and the other Loan Documents:

            (a)    any security interest of the Collateral Agent, the Administrative Agent,

any Lender, any Retained Noteholder or the Cash Management Facility Provider in any Collateral so sold or disposed of shall be deemed released, without any further action by the Collateral Agent, the Administrative Agent, any Lender or any Retained Noteholder;

            (b)    to the extent such sale or disposition, or any portion thereof, is of any Subsidiary Securities of any Guarantor or any Direct Foreign Subsidiary, any security interest of the Collateral Agent, the Administrative Agent, any Lender, any Retained Noteholder or the Cash Management Facility Provider in any such Subsidiary Securities shall be deemed released, without any further action by the Collateral Agent, the Administrative Agent or any Lender;

            (c)    to the extent such sale or disposition results in any Guarantor no longer being a Domestic Subsidiary of SEI, the guaranty of such Guarantor under any Facility Guaranty shall be deemed released, without any further action by the Collateral Agent, the Administrative Agent or any Lender; and

            (d)    each of the Collateral Agent, the Administrative Agent or any Lender will, at the sole expense of SEI, to the extent reasonably requested by SEI, execute and deliver, or cause to be duly executed and delivered, to SEI such instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of SEI to carry out more effectively the provisions and purposes of this Section 5.4, provided that the Collateral Agent shall not be obligated to take any action that may adversely affect any interest in Collateral or any guaranty by any other Guarantor.

ARTICLE VI

Change in Circumstances

            6.1    Increased Cost and Reduced Return

            (a)    If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

            (i)    shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Rate Loans, its Note, or its obligation to make Eurodollar Rate Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Rate Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

            (ii)    shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory loan, or similar requirement (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Term Loan Commitment, the Asset Sale Term Loan Commitment or Revolving Credit Commitment of such Lender hereunder; or

            (iii)    shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Rate Loans, then SEI shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by SEI under this Section 6.1(a), SEI may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 6.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

            (b)    If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand SEI shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

            (c)    Each Lender shall promptly notify SEI and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 6.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 6.1 shall furnish to SEI and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

            (d)    The provisions of this Section 6.1 shall continue in effect notwithstanding the Facility Termination Date.

            6.2    Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Rate Loan:

            (a)    the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

            (b)    more than 50% of the Lenders otherwise obligated to make, Continue or Convert such Eurodollar Rate Loan determine (which determination shall be conclusive) and notify the Administrative Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of funding Eurodollar Rate Loans for such Interest Period;

then the Administrative Agent shall give the applicable Borrowers prompt notice thereof specifying the relevant Eurodollar Rate Loans and the relevant amounts or periods, and so long as such condition remains in effect, such Lenders shall be under no obligation to make additional Eurodollar Rate Loans of such type, Continue Eurodollar Rate Loans of such type, or to Convert Base Rate Loans into Eurodollar Rate Loans of such type and the applicable Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Rate Loans of the affected type, either prepay such Eurodollar Rate Loans or Convert such Eurodollar Rate Loans into Base Rate Loans in accordance with the terms of this Agreement.

            6.3    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans hereunder, then such Lender shall promptly notify SEI thereof and such Lender's obligation to make or Continue Eurodollar Rate Loans and to Convert other Types of Loans into Eurodollar Rate Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Rate Loans (in which case the provisions of Section 6.4 shall be applicable).

            6.4    Treatment of Affected Loans. If the obligation of any Lender to make a Eurodollar Rate Loan or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to Section 6.1 or 6.3 hereof (Loans of such Type being herein called "Affected Loans" and such Type being herein called the "Affected Type"), such Lender's Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 6.3 hereof, on such earlier date as such Lender may specify to SEI with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 6.1 or 6.3 hereof that gave rise to such Conversion no longer exist:

            (a)    to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans; and

            (b)    all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to SEI (with a copy to the Administrative Agent) that the circumstances specified in Section 6.1 or 6.3 hereof that gave rise to the Conversion of such Lender's Affected Loans pursuant to this Section 6.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Term Loan Commitments, Asset Sale Term Loan Commitments or Revolving Credit Commitments, as applicable.

            6.5    Compensation. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, SEI shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

            (a)    any Continuation, Conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

            (b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan notwithstanding satisfaction of all conditions precedent thereto) to prepay, borrow, Continue or Convert to any Eurodollar Rate Loan on the date or in the amount notified by such Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. SEI shall also pay any customary administrative fees charged by such Lender in connection with the foregoing, such administrative fee to be $200 per Lender for each Eurodollar Rate Loan that is prematurely paid or converted; provided, however, that if such premature payment(s) or conversion(s) of a Eurodollar Rate Loan is made pursuant to a prior written request from SEI, the administrative fee of $200 per Lender will be assessed on the basis of each written request made, and each such request may refer to breakage of more than one Eurodollar Rate Loan.

            For purposes of calculating amounts payable by SEI to the Lenders under this Section 6.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Interbank Offered Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

            The provisions of this Section 6.5 shall continue in effect notwithstanding the Facility Termination Date.

            6.6    Taxes.

            (a)    Any and all payments by any Borrower to or for the account of any Lender, the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Administrative Agent and the Collateral Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office), the Administrative Agent or the Collateral Agent (as the case may be) is organized or any political subdivision thereof, or resulting from a connection between the jurisdiction imposing such taxes and the Administrative Agent, the Collateral Agent or any Lender, as applicable, other than a connection arising solely from the Administrative Agent's, the Collateral Agent's or any Lender's execution, delivery, performance or enforcement of this Agreement or the other Loan Documents or receipt of any payment hereunder (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender, the Administrative Agent or the Collateral Agent, (i) the sum payable by such Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.6) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.2, the original or a certified copy of a receipt evidencing payment thereof.

            (b)    In addition, each Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

            (c)    Each Borrower agrees to indemnify each Lender, the Administrative Agent and the Collateral Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 6.6) paid by such Lender, the Administrative Agent or the Collateral Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

            (d)    Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender shall provide SEI and the Administrative Agent two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by each Borrower pursuant to this Agreement) or such other evidence satisfactory to SEI and the Administrative Agent that such Person is entitled to an exemption from United States withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent and SEI such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to SEI and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by each Borrower pursuant to this Agreement, (b) promptly notify the Administrative Agent and SEI of any change in circumstances which would modify or render invalid any claimed exemption, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable laws that any Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 6.6(d), and costs and expenses (including the reasonable fees and expenses of counsel (including the allocated cost of internal counsel)) of the Administrative Agent. The obligation of the Lenders under this Section 6.6(d) shall survive the resignation or replacement of the Administrative Agent and shall continue in effect notwithstanding the Facility Termination Date. The Borrowers acknowledge that the Administrative Agent shall not be responsible for preventing any Person who is not exempt from withholding taxes from becoming a Lender hereunder.

            (e)    For any period with respect to which a Lender has failed to provide SEI and the Administrative Agent with the appropriate form pursuant to Section 6.6(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 6.6(a) or 6.6(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, each Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

            (f)    If any Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 6.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Lender, is not otherwise disadvantageous to such Lender.

            (g)    Within thirty (30) days after the date of any payment of Taxes, the applicable Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment.

            (h)    The provisions of this Section 6.6 shall continue in effect notwithstanding the Facility Termination Date.

            6.7    Replacement Lenders. In the event a Lender shall be unable to make a Loan by reason of any provision of this Article VI or shall seek compensation pursuant to this Article VI (other than Section 6.5), SEI may, in its sole discretion, on ten (10) Business Days' prior written notice to the Administrative Agent and such Lender, cause such Lender to (and such Lender shall) assign pursuant to Section 13.1 hereof, all of its rights and obligations under this Agreement to an Eligible Assignee designated by SEI which is willing to become a Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender, together with any accrued but unpaid interest on such Loans, any accrued but unpaid fees with respect to such Lender's Revolving Credit Commitment, and any other amounts payable to such Lender under this Agreement; provided, that any expenses or other amounts which would be owing to such Lender pursuant to any indemnification provision hereunder shall be payable by SEI as if the respective Borrower had prepaid the Loans of such Lender rather than such Lender having assigned its interest thereunder. The Borrowers or the Eligible Assignee under this Section 6.7 shall pay the applicable processing fee under Section 13.1.

ARTICLE VII

Conditions to Making Loans and Issuing Letters of Credit

            7.1    Conditions of Term Loan and Initial Advance. The obligation of the Term Lenders to make the Term Loan, of the Asset Sale Term Lenders to make the Asset Sale Term Loan, of the Revolving Lenders to make the initial Advance under the Revolving Credit Facility, of the Issuing Bank to issue the initial Letters of Credit (including the continuation of Existing Letters of Credit as Letters of Credit), and of Bank of America to make the Swing Line Loan, is subject to the conditions precedent that:

            (a)    the Administrative Agent shall have received on the Closing Date, in form and substance satisfactory to the Agents, the Collateral Agent and the Lenders, the following:

            (i)    executed originals of each of this Agreement, the Notes, the initial Facility Guaranties, the Security Instruments, the LC Account Agreement, and the other Loan Documents, together with all schedules and exhibits thereto;

            (ii)    the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby of (A) special counsel to SEI and any Credit Party organized under the laws of the United States of America, any state or territory thereof (other than Puerto Rico) or the District of Columbia, (B) special counsel to the PR Borrowers and any PR Guarantor, (C) special local counsel to one or more of the Credit Parties in each jurisdiction listed on Schedule 7.1(a)(ii), and (D) special New York counsel to the Borrowers and the Guarantors, in each case dated the Closing Date, addressed to the Administrative Agent and the Lenders and satisfactory to the Agents, substantially in the form of the applicable portion of Exhibit G;

            (iii)    resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each Credit Party certified by its secretary or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

            (iv)    specimen signatures of officers or other appropriate representatives executing the Loan Documents on behalf of each of the Credit Parties, certified by the secretary or assistant secretary of such Credit Party;

            (v)    the Organizational Documents of each of the Credit Parties certified as of the Closing Date by the secretary or assistant secretary of such Credit Party;

            (vi)    Operating Documents of each of the Credit Parties certified as of the Closing Date as true and correct by its secretary or assistant secretary;

            (vii)    except with respect to any Domestic Subsidiary set forth on Schedule 7.1(a)(vii), certificates issued as of a recent date by the Secretaries of State of the respective jurisdictions of formation of each of the Credit Parties organized under the laws of a state of the United States, and such similar certificate satisfactory to the Administrative Agent with respect to each other Credit Party (with English translation, as applicable), in each case certifying as to the due existence and good standing of such Person;

            (viii)    appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of each of the Credit Parties as of a recent date by the Secretary of State or comparable official of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could reasonably be expected to have a Material Adverse Effect;

            (ix)    notice of appointment of the initial Authorized Representative(s);

            (x)    certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the financial covenants contained in Sections 10.1(a) through 10.1(c) as of the end of the fiscal quarter of SEI most recently ended prior to the Closing Date, and demonstrating that Consolidated EBITDA of SEI and its Subsidiaries is not less than $220,000,000 for the Four-Quarter Period ending April 30, 2001, substantially in the form of Exhibit H (with appropriate additions to the form of Exhibit H for inclusion of the demonstration of required minimum Consolidated EBITDA);

            (xi)    evidence of all insurance required by the Loan Documents;

            (xii)    an initial Borrowing Notice and, if elected by any Borrower, Interest Rate Selection Notice;

            (xiii)    evidence of the delivery of Uniform Commercial Code financing statements sufficient for filing in all places required by applicable United States law to perfect the Liens of the Collateral Agent under the Security Instruments as a first priority Lien (subject to Permitted Liens) as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be necessary under applicable United States law to perfect the Liens of the Collateral Agent under the Security Instruments as a first priority Lien (subject to Permitted Liens) in and to such other Collateral as the Collateral Agent may require, including without limitation:

            (A)    the delivery by SEI and each Subsidiary owning any Pledged Interests of all stock certificates evidencing Pledged Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto; and

            (B)    the delivery by SEI and each applicable Subsidiary of certificates of the Registrar of each partnership or limited liability company Domestic Subsidiary evidencing the due registration on the registration books of such Person of the Lien in favor of the Collateral Agent conferred under the Security Instruments;

            (xiv)    evidence that all fees payable by the Borrowers on the Closing Date to the Administrative Agent, the Collateral Agent, the Syndication Agent, BAS and the Lenders have been paid in full, including the due diligence and other expenses of the Administrative Agent and the Syndication Agent and the fees and expenses of counsel for the Administrative Agent and the Collateral Agent to the extent invoiced prior to or on the Closing Date (which may include amounts constituting reasonable estimates of such fees and expenses incurred or to be incurred in connection with the transaction; provided that no such estimate shall thereafter preclude the final settling of accounts as to such fees and expenses); provided, however, that with respect to fees of counsel, SEI shall not be required to pay on the Closing Date amounts as to which invoices are not received 48 hours prior to the Closing Date;

            (xv)    Uniform Commercial Code search results showing only those Liens as are acceptable to the Lenders;

            (xvi)    a fully executed copy of all documents relating to the Tender, certified by the secretary or assistant secretary of SEI;

            (xvii)    a fully executed copy of the Public Indenture, including all supplements and amendments through the Closing Date, certified by the secretary or assistant secretary of SEI;

            (xviii)    a fully executed copy of the Senior Subordinated Indenture, containing terms and conditions satisfactory to the Lenders, certified by the secretary or assistant secretary of SEI;

            (xix)    evidence satisfactory to the Agents and the Lenders of the repayment and termination of all Indebtedness for Money Borrowed of SEI and its Domestic Subsidiaries existing immediately prior to the Closing Date other than the Permitted Indebtedness;

            (xx)    evidence satisfactory to the Agents and the Lenders that the Tender shall have been consummated in accordance with its terms, except the final settlement of amounts due by SEI in connection therewith that are to be funded with the proceeds of any or all of the Term Loan, the Asset Sale Term Loan and the issuance of the Senior Subordinated Notes, which shall be consummated substantially simultaneously with the occurrence of the Closing Date;

            (xxi)    evidence satisfactory to the Agents and the Lenders that Senior Subordinated Notes in an initial principal amount of not less than $300,000,000 shall have been issued in accordance with the terms of the Senior Subordinated Indenture, or all steps shall have been taken to so issue such Senior Subordinated Notes substantially simultaneously with the occurrence of the Closing Date;

            (xxii)    evidence satisfactory to the Agents and the Lenders that all amounts outstanding under the Private Notes (whether principal, interest, fees or otherwise) shall have been repaid and the Private Notes have been terminated, or such repayment and termination shall occur substantially simultaneously with the occurrence of the Closing Date to the extent the proceeds of any or all of the Term Loan, the Asset Sale Term Loan and the issuance of the Senior Subordinated Notes are required therefor;

            (xxiii)    evidence satisfactory to the Agents and the Lenders that the recapitalization of SEI and its Subsidiaries shall have been completed, or is to be completed substantially simultaneously with the occurrence of the Closing Date, substantially in the manner and on the terms and conditions previously disclosed to the Agents and the Lenders and as set forth on Schedule 7.1(a)(xxiii); and

            (xxiv)    such other documents, instruments, certificates and opinions as the Administrative Agent, the Collateral Agent, the Syndication Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.

            (b)    In the good faith judgment of the Agents and the Lenders:

            (i)    there shall not have occurred or become known to the Administrative Agent, the Syndication Agent or the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning SEI and its Subsidiaries delivered to the Administrative Agent prior to the Closing Date that has had or could reasonably be expected to result in a Material Adverse Effect;

            (ii)    there shall not have occurred a change since October 31, 2000 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of SEI and its Subsidiaries taken as a whole that has had or could reasonably be expected to result in a Material Adverse Effect or in the facts and information regarding such entities as represented to date, provided that for purposes of this clause (ii), the implementation of SAB 101 shall not be deemed to be a material adverse change;

            (iii)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be likely (A) to result in a Material Adverse Effect or (B) to affect any transaction contemplated by this Agreement or any of the other Loan Documents or the ability of SEI and its Subsidiaries, or any other Credit Party, to perform their respective obligations under this Agreement or any of the other Loan Documents; and

            (iv)    the Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which any of the Credit Parties is a party or by which any of them or their properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be expected to have a Material Adverse Effect.

            7.2    Conditions of Revolving Loans and Letters of Credit. The obligations of the Revolving Lenders to make any Revolving Loans, and the Issuing Bank to issue Letters of Credit, and Bank of America to make Swing Line Loans, hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

            (a)    the Administrative Agent or, in the case of Swing Line Loans, Bank of America shall have received a Borrowing Notice if required by Article II;

            (b)    the representations and warranties of the Credit Parties set forth in Article VIII and in each of the other Loan Documents shall be true and correct on and as of the date of such Advance, Swing Line Loan or Letter of Credit issuance, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 8.6(a) shall be deemed (solely for the purpose of the representation and warranty contained in such Section 8.6(a) but not for the purpose of any cross reference to such Section 8.6(a) or to the financial statements described therein contained in any other provision of Section 8.6 or elsewhere in Article VIII) to be those financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 9.1 from the date financial statements are delivered to the Administrative Agent and the Lenders in accordance with such Section 9.1;

            (c)    in the case of the issuance of a Letter of Credit, SEI shall have executed and delivered to the Issuing Bank an Application and Agreement for Letter of Credit in form and content acceptable to the Issuing Bank together with such other instruments and documents as it shall reasonably request;

            (d)    at the time of (and after giving effect to) each Advance, Swing Line Loan or the issuance of a Letter of Credit, no Default or Event of Default specified in Article XI shall have occurred and be continuing; and

            (e)    immediately after giving effect to:

            (i)    a Revolving Loan, the aggregate principal balance of all outstanding Revolving Loans for each Revolving Lender shall not exceed such Lender's Revolving Credit Commitment;

            (ii)    a Letter of Credit or renewal thereof, the aggregate principal balance of all outstanding Participations in Letters of Credit and Reimbursement Obligations (or in the case of the Issuing Bank, its remaining interest after deduction of all Participations in Letters of Credit and Reimbursement Obligations of other Lenders) for each Revolving Lender and in the aggregate shall not exceed, respectively, (X) such Revolving Lender's Letter of Credit Commitment or (Y) the Total Letter of Credit Commitment;

            (iii)    a Swing Line Loan, the Swing Line Outstandings shall not exceed $10,000,000;

            (iv)    a Revolving Loan, Swing Line Loan or a Letter of Credit or renewal thereof, the Revolver Availability shall not be less than zero; and

            (v)    a Revolving Loan, Swing Line Loan or a Letter of Credit or renewal thereof, the Required Reserve shall not be less than the amount required by Section 10.20.

ARTICLE VIII

Representations and Warranties

            Each Borrower represents and warrants with respect to itself and to its Subsidiaries, except where otherwise indicated, (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:

            8.1    Organization and Authority.

            (a)    Each Borrower and each Guarantor is a corporation, limited liability company, partnership or civil partnership as the case may be, duly organized and validly existing under the laws of the jurisdiction of its formation;

            (b)    Each Borrower and each Guarantor (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;

            (c)    Each Borrower has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;

            (d)    Each Guarantor (other than any Borrower) has the power and authority to execute, deliver and perform the Facility Guaranty and each of the other Loan Documents to which it is a party; and

            (e)    When executed and delivered, each of the Loan Documents to which any Credit Party is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).

            8.2    Loan Documents. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party:

            (a)    have been duly authorized by all requisite Organizational Action of such Credit Party required for the lawful execution, delivery and performance thereof;

            (b)    do not violate any provisions of (i) any applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on such Credit Party or its properties, or (iii) the Organizational Documents or Operating Documents of such Credit Party;

            (c)    does not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Credit Party is a party, or by which the properties or assets of such Credit Party are bound; and

            (d)    does not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Credit Party or any Subsidiary except Permitted Liens.

            8.3    Solvency. (a) As of the Closing Date, each Credit Party is Solvent after giving effect to the transactions contemplated by the Loan Documents, and (b) at any time thereafter, SEI and its Subsidiaries are Solvent on a consolidated basis.

            8.4    Subsidiaries and Stockholders. SEI has no Domestic Subsidiaries or Direct Foreign Subsidiaries other than those Persons listed as Domestic Subsidiaries or Direct Foreign Subsidiaries in Schedule 8.4 and additional Domestic Subsidiaries or Direct Foreign Subsidiaries created or acquired after the Closing Date in compliance with Section 9.19; Schedule 8.4 states as of the date hereof the organizational form of each entity, the authorized and issued capitalization of each Domestic Subsidiary and Direct Foreign Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Domestic Subsidiary and Direct Foreign Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or other equity interest owned by SEI or by any Domestic Subsidiary; the outstanding shares or other equity interests of each such Domestic Subsidiary and Direct Foreign Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable; and SEI and each Domestic Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 8.4, free and clear of any Lien other than Liens on Subsidiary Securities securing Seller Financed Indebtedness or any Lien arising under the Loan Documents.

            8.5    Ownership Interests. Except as set forth in Schedule 8.5, SEI owns no interest in any Person other than the Persons listed in Schedule 8.4, equity investments in Persons not constituting Subsidiaries permitted under Section 10.7 and additional Subsidiaries created or acquired after the Closing Date in compliance with Section 9.19.

            8.6    Financial Condition.

            (a)    SEI has heretofore furnished to Administrative Agent the following:

            (i)    audited consolidated balance sheets of SEI and its Subsidiaries as of October 31, 1998, 1999 and 2000, and audited consolidated statements of income, stockholders' equity and cash flows for each such Fiscal Year then ended, along with the related notes thereto, all as examined and certified by PricewaterhouseCoopers LLP;

            (ii)    unaudited consolidating (on a divisional basis) balance sheets and statements of income for SEI and its Subsidiaries as of and for the periods described in (i) above;

            (iii)    unaudited interim consolidated balance sheets of SEI and its Subsidiaries as of April 30, 2001, and unaudited interim consolidated statements of income, stockholders' equity and cash flows for the quarter and/or six-month period then ended, as applicable;

            (iv)    unaudited interim consolidating (on a divisional basis) balance sheets and statements of income for SEI and its Subsidiaries as of April 30, 2001 and for the six months then ended; and

            (v)    historical consolidated income statements and other selected financial information available as of the Closing Date of SEI and its Subsidiaries reflecting the pro forma impact of SAB 101 for the Fiscal Years ended October 31, 1998, 1999 and 2000.

            Except as set forth therein, the financial statements described in subsections (i) through (iv) above (including the notes thereto, where applicable) present fairly the financial condition of SEI and its Subsidiaries and the results of their operations, cash flows and changes in stockholders' equity, as applicable, as of and for the periods indicated in such subsections, all in conformity with GAAP applied on a Consistent Basis, subject however, in the case of unaudited interim statements, to year end audit adjustments.

            (b)    since the later of (i) the date of the audited financial statements delivered pursuant to Section 8.6(a) hereof with respect to the Fiscal Year ended October 31, 2000, or (ii) the date of the audited financial statements most recently delivered pursuant to Section 9.1(a) hereof, there has not occurred any event, condition (financial or otherwise) or circumstance which has had or could reasonably be expected to have a Material Adverse Effect, nor have the businesses, assets, operations or properties of SEI or any Subsidiary, on a consolidated basis, been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God; and

            (c)    except as set forth in the financial statements for the Fiscal Year ended October 31, 2000 and the six-month period ended April 30, 2001 referred to in Section 8.6(a) or in Schedule 8.6 or permitted by Section 10.5, neither SEI nor any Subsidiary has incurred, other than in the ordinary course of business, any material Indebtedness, any material Contingent Obligation or any other material commitment or liability which remains outstanding or unsatisfied.

            8.7    Title to Properties. SEI and each of its Subsidiaries and each other Credit Party has good and marketable title to its material real and all its personal properties, subject to no transfer restrictions or Liens of any kind, except for the transfer restrictions and Liens described in Schedule 8.7 and Liens permitted by Section 10.4.

            8.8    Taxes. SEI and each of its Subsidiaries has filed or caused to be filed all material federal, state and local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves reflected in the financial statements described in Section 8.6(a) or Sections 9.1(a) or (b) and satisfactory to SEI's independent certified public accountants have been established, have paid or caused to be paid all material taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except to the extent failure to pay could not reasonably be expected to have a Material Adverse Effect.

            8.9    Other Agreements. Neither SEI, any other Credit Party nor any other Subsidiary of SEI is:

            (a)    a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

            (b)    in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Credit Party or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be expected to have, a Material Adverse Effect.

            8.10    Litigation. There is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of any Borrower, threatened by or against any Borrower or any Subsidiary or other Credit Party or affecting any Borrower or any Subsidiary or other Credit Party or any properties or rights of any Borrower or any Subsidiary or other Credit Party, which could reasonably be expected to have a Material Adverse Effect.

            8.11    Margin Stock. The proceeds of the borrowings made hereunder will be used by the Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which violates or which would be inconsistent with Regulation U (12 CFR Part 221) or Regulation X (12 CFR Part 224) of the Board. Neither any Borrower, any Subsidiary of SEI nor any agent acting on behalf of any of them has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof.

            8.12    Regulated Company. No Credit Party is (i) an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §80a-1, et seq.) or (ii) a "holding company" or a "subsidiary company" or "affiliate" of a "holding company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The application of the proceeds of the Loans and repayment thereof by any Borrower and the performance by any Borrower and the other Credit Parties of the transactions contemplated by the Loan Documents will not violate any provision of said Acts, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof.

            8.13    Patents, Etc. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, each Borrower and each other Credit Party owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright or other proprietary right of any other Person.

            8.14    No Untrue Statement. Neither (a) this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of any Borrower or any other Credit Party in accordance with or pursuant to any Loan Document nor (b) any statement, representation, or warranty provided to the Administrative Agent in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading.

            8.15    No Consents, Etc. Neither the respective businesses or properties of the Credit Parties or any Subsidiary, nor any relationship among the Credit Parties or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of any Credit Party as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, if not obtained or effected, could reasonably be expected to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be.

            8.16    Employee Benefit Plans.

            (a)    SEI and each ERISA Affiliate is materially in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined or SEI or its Subsidiaries is in the process of obtaining a determination by the Internal Revenue Service to be so qualified, each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, and each Employee Benefit Plan subject to any Foreign Benefit Law has received the required approvals by any Governmental Authority regulating such Employee Benefit Plan. No material liability has been incurred by SEI or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

            (b)    Neither SEI nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, (iv) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan, or (v) failed to make a required contribution or payment, or otherwise failed to operate in compliance with any Foreign Benefit Law regulating any Employee Benefit Plan;

            (c)    No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither SEI nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

            (d)    The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, or the funding of which is regulated by any Foreign Benefit Law did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

            (e)    To the best of SEI's knowledge, each Employee Benefit Plan which is subject to Title IV of ERISA or the funding of which is regulated by any Foreign Benefit Law, maintained by SEI or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA, applicable Foreign Benefit Law and other applicable laws, regulations and rules;

            (f)    The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

            (g)    No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of SEI after due inquiry, is threatened concerning or involving any Employee Benefit Plan.

            8.17    No Default. As of the date hereof, there does not exist any Default or Event of Default hereunder.

            8.18    Environmental Laws. SEI and each Subsidiary are in compliance with all applicable Environmental Laws and have been issued and currently maintain all federal, state and local permits, licenses, certificates and approvals required under any applicable Environmental Law, in each case except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, neither SEI nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation, and neither SEI nor any Subsidiary is aware of any facts, which (a) call into question, or could reasonably be expected to call into question, compliance by SEI or any Subsidiary with any applicable Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the operation of SEI's or any Subsidiary's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of SEI or any Subsidiary or other Credit Party to be subject to any restrictions on ownership, use, occupancy or transferability under any applicable Environmental Law.

            8.19    Employment Matters.

            (a)    Except as set forth on Schedule 8.19, none of the employees of any Borrower or any Subsidiary is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of each Borrower, threatened against any Borrower or any Subsidiary or between any Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

            (b)    Except to the extent a failure to maintain compliance would not have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any litigation, administrative proceeding nor, to the knowledge of any Borrower, any investigation, in respect of such matters which, if decided adversely, could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

            8.20    Deathcare Industry. Except to the extent a failure to maintain compliance could not reasonably be expected to have a Material Adverse Effect, SEI and its Subsidiaries are in compliance in all respects with all Federal, state, territorial and local laws, rules and regulations, including licensure requirements applicable to any of them or any of their directors, officers, employees or agents, applicable to the delivery of funeral, cemetery and related products and services.

            8.21    Designated Senior Debt. All of the Obligations constitute "Designated Senior Debt" under the terms of the Senior Subordinated Indenture and the Senior Subordinated Notes.

ARTICLE IX

Affirmative Covenants

            Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, SEI will, and where applicable will cause each Subsidiary to:

            9.1    Financial Reports, Etc.

            (a)    As soon as practical and in any event within 105 days after the end of each Fiscal Year of SEI, deliver or cause to be delivered to the Administrative Agent (both in hard copy and in electronic form sufficient for further distribution to each Lender):

            (i)    consolidated balance sheets of SEI and its Subsidiaries as of the end of such Fiscal Year, and consolidated statements of income, stockholders' equity and cash flows for such Fiscal Year, along with the related notes thereto (which financial statements and related notes may be on Form 10-K), setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP and containing an opinion of PricewaterhouseCoopers LLP, or other independent certified public accountants of national standing selected by SEI, which is unqualified as to the scope of the audit performed and as to the "going concern" status of SEI and without any exception not acceptable to the Required Lenders;

            (ii)    consolidating (on a divisional basis) balance sheets and statements of income for SEI and its Subsidiaries as of and for the periods described in (i) above; and

            (iii)    a certificate of an Authorized Representative demonstrating compliance with Sections 10.1(a) through 10.1(c), 10.3 and 10.20, which certificate shall be in the form of Exhibit H;

            (b)    as soon as practical and in any event within 60 days after the end of each fiscal quarter of SEI (except for the last quarter of the Fiscal Year), deliver or cause to be delivered to the Administrative Agent (both in hard copy and in electronic form sufficient for further distribution to each Lender):

            (i)    consolidated balance sheets of SEI and its Subsidiaries as of the end of such fiscal quarter, and consolidated statements of income, stockholders' equity and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period (which financial statements may be on Form 10-Q), and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of SEI and its Subsidiaries as of the end of such fiscal period and the results of their operations and cash flows for such fiscal period, in accordance with GAAP, subject however, to year end audit adjustments;

            (ii)    consolidating (on a divisional basis) balance sheets and statements of income for SEI and its Subsidiaries as of and for the periods described in (i) above; and

            (iii)    a certificate of an Authorized Representative containing computations for such quarter comparable to that required pursuant to Section 9.1(a)(iii), but excluding compliance with Section 10.3;

            (c)    together with each delivery of the financial statements required by Section 9.1(a)(i), deliver to the Administrative Agent (both in hard copy and in electronic form sufficient for further distribution to each Lender) a letter from SEI's accountants specified in Section 9.1(a)(i) stating that in performing the audit necessary to render an opinion on the financial statements delivered under Section 9.1(a)(i), they obtained no knowledge of any Default or Event of Default by any Borrower in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

            (d)    promptly upon their becoming available to SEI, SEI shall deliver to the Administrative Agent (both in hard copy and in electronic form sufficient for further distribution to each Lender) a copy of (i) all regular or special reports or effective registration statements which SEI or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, and (ii) any proxy statement distributed by SEI or any Subsidiary to its shareholders, bondholders or the financial community in general;

            (e)    not later than December 1st of each year, deliver or cause to be delivered to the Administrative Agent (both in hard copy and in electronic form sufficient for further distribution to each Lender) financial projections for SEI for the next Fiscal Year; and

            (f)    promptly, from time to time, deliver or cause to be delivered to the Administrative Agent (both in hard copy and in electronic form sufficient for further distribution to each Lender) such other information regarding SEI's and any Subsidiary's operations, business affairs and financial condition as the Administrative Agent or any Lender may reasonably request.

            The Administrative Agent, the Collateral Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any Affiliate of any Lender) or to the Administrative Agent, to any Governmental Authority having jurisdiction over the Administrative Agent, the Collateral Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement.

            9.2    Maintain Properties. Maintain all properties necessary to its operations in good working order and condition, make all needed repairs, replacements and renewals to such properties, and maintain free from Liens all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices.

            9.3    Existence, Qualification, Etc. Except as otherwise expressly permitted under Sections 10.6 and 10.8, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights, franchises and licenses, and maintain all licenses and qualifications to do business in any jurisdiction in which it operates to the extent required to so operate, and maintain its good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such good standing necessary.

            9.4    Regulations and Taxes. Comply in all respects with all applicable statutes and governmental regulations, except for noncompliance which could not reasonably be expected to have a Material Adverse Effect, and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien against any of its properties, except liabilities (a) that could not reasonably be expected to have a Material Adverse Effect, or (b) being contested in good faith by appropriate proceedings diligently conducted provided that (i) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and (ii) any Lien arising in connection with any such contest shall be permitted to exist to the extent provided in Section 10.4.

            9.5    Insurance. (a) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards to the extent and in the manner as are customarily insured against by similar businesses owning such properties similarly situated and otherwise as required by the Security Instruments, (b) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property and (c) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes) and against loss by reason of business interruption with such policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverage than that maintained by similar businesses that are similarly situated, such insurance policies to be in form reasonably satisfactory to the Administrative Agent and the Collateral Agent. Each of the policies of insurance described in this Section 9.5 shall provide that the insurer shall give the Collateral Agent not less than thirty (30) days' prior written notice before any such policy shall be terminated, lapse or be altered in any manner.

            9.6    True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

            9.7    Right of Inspection. Permit any Person designated by any Lender or the Administrative Agent to visit and inspect any of the properties, corporate books and financial reports of SEI or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all to be reasonable in scope, at reasonable times, at reasonable intervals and with reasonable prior notice.

            9.8    Observe All Laws. Except to the extent that any failure could not reasonably be expected to have a Material Adverse Effect, conform to and duly observe in all material respects all applicable laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business.

            9.9    Governmental Licenses. Except to the extent that any failure could not reasonably be expected to have a Material Adverse Effect, obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Loan Documents.

            9.10    Covenants Extending to Other Persons. Cause each of its Subsidiaries (and, with respect to the maintenance of required licenses and permits under Sections 9.3, 9.4 and 9.9, their respective officers, directors and employees) to do with respect to itself, its business and its assets, each of the things required of SEI in Sections 9.2 through 9.9, and 9.18 inclusive.

            9.11    Officer's Knowledge of Default. Upon any Executive Officer obtaining knowledge of (a) any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, or (b) any Default or Event of Default hereunder or under any other obligation of any Borrower or any Subsidiary or other Credit Party to any Lender, cause such officer or an Authorized Representative to promptly notify the Administrative Agent of the nature thereof, the period of existence thereof, and what action such Borrower or such Subsidiary or other Credit Party proposes to take with respect thereto.

            9.12    Suits or Other Proceedings. Upon any Executive Officer obtaining knowledge of any litigation, investigation or other proceedings being instituted against any Borrower or any Subsidiary or other Credit Party, or any attachment, levy, execution or other process being instituted against any assets of any Borrower or any Subsidiary or other Credit Party, making a claim or claims in an aggregate amount greater than $5,000,000 not otherwise covered by insurance, promptly deliver to the Administrative Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

            9.13    Notice of Environmental Complaint or Condition. To the extent any of the following could reasonably be expected to have a Material Adverse Effect, promptly provide to the Administrative Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims or citations received by any Borrower or any Subsidiary relating to any (a) violation or alleged violation by any Borrower or any Subsidiary of any applicable Environmental Law; (b) release or threatened release by any Borrower or any Subsidiary, or by any Person handling, transporting or disposing of any Hazardous Material on behalf of any Borrower or any Subsidiary, or at any facility or property owned or leased or operated by any Borrower or any Subsidiary, of any Hazardous Material, except where occurring legally pursuant to a permit or license; or (c) liability or alleged liability of any Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

            9.14    Environmental Compliance. If any Borrower or any Subsidiary shall receive any letter, notice, complaint, order, directive, claim or citation from any Governmental Authority responsible for enforcing such Environmental Law alleging that any Borrower or any Subsidiary has violated any applicable Environmental Law, has released any Hazardous Material, or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, each such Borrower shall, within the time period permitted and to the extent required by the applicable Environmental Law or the Governmental Authority responsible for enforcing such Environmental Law, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability.

            9.15    Indemnification. Without limiting the generality of Section 13.9, SEI hereby agrees to indemnify and hold each Agent-Related Person, each Syndication Agent-Related Person and each Lender and each Affiliate of any Revolving Lender party to a Swap Agreement, and their respective officers, directors, employees and agents, harmless from and against any and all claims, losses, penalties, liabilities, damages and expenses (including assessment and cleanup costs and reasonable attorneys', consultants' or other expert fees, expenses and disbursements) arising directly or indirectly from, out of or by reason of (a) the violation of any Environmental Law by SEI or any Subsidiary or with respect to any property owned, operated or leased by SEI or any Subsidiary or (b) the handling, storage, transportation, treatment, emission, release, discharge or disposal of any Hazardous Materials by or on behalf of SEI or any Subsidiary, or on or with respect to property owned or leased or operated by SEI or any Subsidiary. The provisions of this Section 9.15 shall continue in effect notwithstanding the Facility Termination Date.

            9.16    Further Assurances. At SEI's cost and expense, upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent or the Collateral Agent, as applicable, such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent, as applicable, to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents.

            9.17    Employee Benefit Plans.

            (a)    With reasonable promptness, and in any event within thirty (30) days thereof, give notice to the Administrative Agent of any of the following events that could reasonably be expected to result in a Material Adverse Effect: (a) the establishment of any new Pension Plan (which notice shall include a copy of such plan), (b) the commencement of contributions to any Employee Benefit Plan to which SEI or any of its ERISA Affiliates was not previously contributing, (c) any material increase in the benefits of any existing Employee Benefit Plan, and (d) the failure of SEI or any ERISA Affiliate to make a required installment or payment under any Foreign Benefit Law (in the case of Employee Benefit Plans regulated by any Foreign Benefit Law) by the due date;

            (b)    With reasonable promptness, and in any event within thirty (30) days thereof, give notice to the Administrative Agent of (a) each funding waiver request filed with respect to any Pension Plan and all communications received or sent by SEI or any ERISA Affiliate with respect to such request, and (b) the failure of SEI or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code (in the case of Employee Benefit Plans regulated by the Code or ERISA) by the due date;

            (c)    Promptly and in any event within thirty (30) days of becoming aware of the occurrence or forthcoming occurrence of any event listed in items (i) to (ix) of the definition of Termination Event;

            (d)    Promptly and in any event within thirty (30) days of becoming aware of the occurrence or forthcoming occurrence of any of the following that could reasonably be expected to result in a Material Adverse Effect: (a) an event listed in item (x) of the definition of Termination Event or (b) a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder, deliver to the Administrative Agent a notice specifying the nature thereof, what action SEI or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

            (e)    With reasonable promptness but in any event within thirty (30) days for purposes of clauses (a), (b) and (c) of this Section 9.17(e), deliver to the Administrative Agent copies of any of the following events that could reasonably be expected to result in a Material Adverse Effect: (a) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (b) all notices received by SEI or any ERISA Affiliate of the PBGC's or any Governmental Authority's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (c) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by SEI or any ERISA Affiliate with the Internal Revenue Service with respect to each Employee Benefit Plan and (d) all notices received by SEI or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. SEI will notify the Administrative Agent in writing within five (5) Business Days of SEI or any ERISA Affiliate obtaining knowledge or reason to know that SEI or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

            9.18    Continued Operations. Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted, including financing and insurance operations reasonably related or ancillary thereto.

            9.19    New Subsidiaries. Not later than fifteen (15) days after (i) the acquisition or creation of any Domestic Subsidiary, any Direct Foreign Subsidiary, or any PR Subsidiary, or (ii) any Subsidiary becoming a Domestic Subsidiary (including by ceasing to be an Excluded Subsidiary), a Direct Foreign Subsidiary or a PR Subsidiary, cause to be delivered to the Administrative Agent each of the following:

            (a)    to the extent such Subsidiary is a Domestic Subsidiary or a PR Subsidiary, a Facility Guaranty executed by such Subsidiary substantially in the form of Exhibit I;

            (b)    to the extent such Subsidiary is a Domestic Subsidiary, required Security Instruments of such Subsidiary, including a Security Agreement substantially in the form of Exhibit J and an Intellectual Property Security Agreement substantially in the form of Exhibit K (together, if required by the Collateral Agent, with an Assignment of Patents, Trademarks and Copyrights), together with such Uniform Commercial Code financing statements on Form UCC-1 or otherwise duly executed by such Subsidiary as "Debtor" and naming the Collateral Agent for the benefit of the Collateral Agent and the Lenders (and, to the extent required by the Public Indenture, the Retained Noteholders) as "Secured Party," in form, substance and number sufficient in the reasonable opinion of the Collateral Agent and its special counsel to be filed in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Collateral Agent for the benefit of the Collateral Agent and the Lenders (and, to the extent required by the Public Indenture, the Retained Noteholders) the Lien on Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing;

            (c)    if the Subsidiary Securities issued by such Subsidiary that are, or are required to become, Pledged Interests, shall be owned by a Subsidiary who has not then executed and delivered to the Collateral Agent a Pledge Agreement granting a Lien to the Collateral Agent, for the benefit of the Collateral Agent and the Lenders (and, to the extent required by the Public Indenture, the Retained Noteholders), in such equity interests, a Pledge Agreement executed by the Subsidiary that directly owns such Subsidiary Securities substantially in the form attached hereto as Exhibit L (or, as to the Pledged Interests issued by any Direct Foreign Subsidiary, in a form acceptable to the Collateral Agent), and if such Subsidiary Securities shall be owned by SEI or a Subsidiary who has previously executed a Pledge Agreement, a Pledge Agreement Supplement in the form required by such Pledge Agreement pertaining to such Subsidiary Securities;

            (d)    if the Pledged Interests issued by such Subsidiary constitute securities under Article 8 of the Uniform Commercial Code (i) the certificates representing 100%

of such Subsidiary Securities and (ii) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;

            (e)    (i) Uniform Commercial Code financing statements on form UCC-1 or otherwise duly executed by the pledgor as "Debtor" and naming the Collateral Agent for the benefit of the Collateral Agent and the Lenders (and, to the extent required by the Public Indenture, the Retained Noteholders) as "Secured Party," in form, substance and number sufficient in the reasonable opinion of the Collateral Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Collateral Agent for the benefit of the Collateral Agent and the Lenders (and, to the extent required by the Public Indenture, the Retained Noteholders) the Lien on such Subsidiary Securities and (ii) if the Pledged Interests issued by such Subsidiary do not constitute securities and such Subsidiary has not elected to have such interests treated as securities under Article 8 of the applicable Uniform Commercial Code, a control agreement from the Registrar of such Subsidiary, in form and substance acceptable to the Collateral Agent and in which the Registrar (1) acknowledges that the pledgor is at the date of such acknowledgment the sole record, and to its knowledge, beneficial owner of such Subsidiary Securities, (2) acknowledges the Lien in favor of the Collateral Agent conferred under the Pledge Agreement and that such Lien will be reflected on the registry for such Subsidiary Securities, (3) agrees that it will not register any transfer of such Subsidiary Securities nor acknowledge any Lien in favor of any other Person on such Subsidiary Securities, without the prior written consent of the Collateral Agent, in each instance, until it receives notice from the Collateral Agent that all Liens on such Collateral in favor of the Collateral Agent for the benefit of the Collateral Agent and the Lenders (and, as applicable, the Retained Noteholders) have been released or terminated, and (4) agrees that upon receipt of notice from the Agent that an Event of Default has occurred and is continuing and that the Subsidiary Securities identified in such notice have been transferred to a transferee identified in such notice, it will duly record such transfer of Subsidiary Securities on the appropriate registry without requiring further consent from the pledgor and shall thereafter treat the transferee as the sole record and beneficial owner of such Subsidiary Securities pending further transfer, notwithstanding any contrary instruction received from the pledgor;

            (f)    a supplement to the appropriate schedule attached to the appropriate Security Instruments listing the additional Collateral, certified as true, correct and complete by the Authorized Representative (provided that the failure to deliver such supplement shall not impair the rights conferred under the Security Instruments in after acquired Collateral);

            (g)    an opinion of counsel to the Subsidiary dated as of the date of delivery of the Facility Guaranty and other Loan Documents provided for in this Section 9.19 and addressed to the Administrative Agent, the Collateral Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, including opinions, assumptions and qualifications similar to those contained in the opinions of counsel delivered pursuant to Section 7.1(a); and

            (h)    current copies, certified by an appropriate officer of such Subsidiary, of the Organizational Documents and Operating Documents of such Subsidiary, resolutions (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organizational Documents, Operating Documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 9.19.

            9.20    Foreign Subsidiaries. Not later than the date that is eighteen (18) months after the Closing Date, in the event that SEI or any Domestic Subsidiary shall have any Direct Foreign Subsidiaries, SEI will, or will cause the applicable Subsidiaries to (i) take all action which the Collateral Agent determines in good faith to be required or advisable within or pursuant to the laws of the jurisdiction of formation of each such Direct Foreign Subsidiary to perfect the Lien conferred in favor of the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent and the Lenders (and, to the extent a pari passu or subordinated pledge is required by the Public Indenture, the Retained Noteholders and, so long as the Cash Management Facility Provider is a Lender, the Cash Management Facility Provider with respect to the Cash Management Facility) under the applicable Security Instrument as against creditors of and purchasers for value from the holder of the Pledged Interests of such Direct Foreign Subsidiary, including the execution, delivery, filing, registration or recordation of agreements, notices, certificates, instruments, stock powers and other documents, and (ii) cause to be delivered to the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent and the Lenders (and, to the extent a pari passu or subordinated pledge is required by the Public Indenture, the Retained Noteholders and, so long as the Cash Management Facility Provider is a Lender, the Cash Management Facility Provider with respect to the Cash Management Facility) an opinion or opinions of counsel in each applicable foreign jurisdiction in form and substance acceptable to the Collateral Agent.

ARTICLE X

Negative Covenants

            Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, SEI will not, nor will it permit any Subsidiary to:

            10.1    Financial Covenants.

            (a)    Consolidated Leverage Ratio. Permit at any time during the respective periods set forth below the Consolidated Leverage Ratio to be greater than that set forth opposite each such period:

Period	Maximum Consolidated Leverage Ratio
Closing Date through January 31, 2002	4.00 to 1.00
February 1, 2002 through July 31, 2002	3.75 to 1.00
August 1, 2002 through January 31, 2003	3.50 to 1.00
February 1, 2003 through January 31, 2004	3.25 to 1.00
February 1, 2004 and thereafter	3.00 to 1.00

            (b)    Consolidated Fixed Charge Ratio. Permit at any time during the respective periods set forth below the Consolidated Fixed Charge Ratio to be less than that set forth opposite each such period:

Period	Minimum Consolidated Fixed Charge Ratio
Closing Date through July 31, 2003	1.75 to 1.00
August 1, 2003 and thereafter	2.00 to 1.00

            (c)    Consolidated Interest Coverage Ratio. Permit at any time during the respective periods set forth below the Consolidated Interest Coverage Ratio to be less than that set forth opposite each such period:

Period	Minimum Consolidated Interest Coverage Ratio
Closing Date through July 31, 2003	2.50 to 1.00
August 1, 2003 and thereafter	2.75 to 1.00

            10.2    Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as one or more line or lines of business conducted by the Borrower and its Subsidiaries, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and SEI shall have furnished to the Administrative Agent (A) pro forma historical financial statements as of the end of the most recently completed Fiscal Year of SEI and most recent interim fiscal quarter, if applicable, giving effect to such Acquisition and (B) a certificate in the form of Exhibit H prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 8.6(a) or Section 9.1(a) or (b) giving effect to such Acquisition, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, (iii) the Person acquired shall have Consolidated EBITDA for the immediately preceding twelve-month period greater than zero, (iv) immediately after giving effect thereto, Available Liquidity shall be greater than or equal to $25,000,000, (v) SEI shall have provided to the Administrative Agent a representation and warranty with respect to such acquired Person and its properties substantially similar to that set forth in Section 8.18, (vi) the Person acquired shall be a wholly-owned Domestic Subsidiary, or be merged into SEI or an SEI Guarantor, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be SEI or a SEI Guarantor), and (vii) such Acquisition shall be for a Cost of Acquisition of not more than $20,000,000.

            10.3    Capital Expenditures. Make Capital Expenditures (including for the purposes of this Section 10.3 any Cost of Acquisition as a Capital Expenditure) which exceed in the aggregate in any Fiscal Year of SEI described below, the sum of (a) the amount set forth opposite each such period plus (b) for any Fiscal Year ending on or after October 31, 2003, so long as the Consolidated Leverage Ratio on the last day of the immediately preceding Fiscal Year is not greater than 2.60 to 1.00, the amount permitted but not used in each previous Fiscal Year (including cumulative carryovers) beginning with the Fiscal Year ending October 31, 2002:

Fiscal Year Ending	Maximum Capital Expenditures
October 31, 2001	$35,000,000
October 31, 2002	$45,000,000
October 31, 2003	$50,000,000
October 31, 2004 and each October 31st thereafter until the Facility Termination Date	$55,000,000

            10.4    Liens. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by SEI or any Subsidiary, other than

            (a)    Liens created under the Security Instruments in favor of the Collateral Agent and the Lenders (and, as applicable, on a pari passu or subordinated basis in favor of the Retained Noteholders and, so long as the Cash Management Facility Provider is a Lender, the Cash Management Facility Provider with respect to the Cash Management Facility), and otherwise existing as of the date hereof and as set forth in Schedule 8.7;

            (b)    Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP, which Liens are not yet exercisable to effect the sale or seizure of property subject thereto; provided, however, in the case of Liens being contested, the aggregate amount of such unpaid taxes, assessments or charges shall not at any time exceed $2,500,000;

            (c)    (i) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and (iii) other Liens arising in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, and with respect to which adequate reserves are being maintained in accordance with GAAP, which Liens are not yet exercisable to effect the sale or seizure of property subject thereto;

            (d)    Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, surety and appeal bonds, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

            (e)    easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of SEI or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary; and

            (f)    purchase money Liens to secure Indebtedness permitted under Section 10.5(d) and incurred to purchase fixed assets, provided such Indebtedness represents not less than 85% of the purchase price of such assets as of the date of purchase thereof and no property other than the assets so purchased secures such Indebtedness;

            (g)    Liens arising in connection with Capital Leases permitted under Section 10.5(d), provided that no such Lien shall extend to any Collateral or to any other property other than the assets subject to such Capital Leases; and

            (h)    Liens in favor of SEI or any SEI Guarantor.

            10.5    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except:

            (a)    Indebtedness existing as of the Closing Date as set forth either (A) in Schedule 8.6 with respect to SEI and its Subsidiaries on a consolidated basis or (B) in Schedule 10.5(a) with respect to any Indebtedness owing by any Subsidiary of SEI that is not a Guarantor to SEI or any SEI Guarantor, but in any case including (i) the Seller Financed Indebtedness, (ii) the Retained Notes, and (iii) the Cash Management Facility; provided that except as expressly set forth in (j) and (k) below, none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented after the Closing Date to change any terms of subordination, repayment or rights of enforcement, conversion, put, exchange or other rights from such terms and rights as in effect on the Closing Date;

            (b)    Indebtedness owing to the Administrative Agent or any Lender in connection with this Agreement, any Note or other Loan Document;

            (c)    the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

            (d)    purchase money Indebtedness described in Section 10.4(f) and Capital Leases described in Section 10.4(g) not to exceed an aggregate outstanding principal amount at any time of $15,000,000;

            (e)    Indebtedness arising from Rate Hedging Obligations permitted under Section 10.16;

            (f)    the Senior Subordinated Notes;

            (g)    Non-Compete Liabilities;

            (h)    unsecured intercompany Indebtedness for loans and advances made (i) by SEI to any SEI Guarantor, (ii) by any SEI Guarantor to SEI or any SEI Guarantor, (iii) by any PR Borrower or any PR Guarantor to SEI, any SEI Guarantor, any PR Guarantor or any PR Borrower, (iv) by any Subsidiary that is not a Borrower or a Guarantor to SEI or any of its Subsidiaries, (v) by any Borrower or any Guarantor to any Subsidiary that is not a Borrower or a Guarantor in an aggregate amount not to exceed $5,000,000 at any time outstanding, and (vi) by SEI or any SEI Guarantor to any PR Borrower or any PR Guarantor so long as the PR Downstream Limit, after giving effect to the incurrence of such Indebtedness, does not exceed $3,000,000;

            (i)    additional unsecured Indebtedness for Money Borrowed of SEI and the SEI Guarantors not otherwise covered by clauses (a) through (h) above and clauses (j) through (m) below, provided that the aggregate outstanding principal amount of all such other Indebtedness permitted under this clause (i) shall in no event exceed $15,000,000 at any time;

            (j)    any refinancing of the Retained Notes after the Closing Date so long as such refinancing (i) is on terms and conditions no more restrictive than the terms and conditions of this Agreement and the Loan Documents, (ii) is in a principal amount not exceeding the aggregate principal amount of the Retained Notes so refinanced, and (iii) has a maturity date no earlier than the maturity date of the Retained Notes so refinanced;

            (k)    Indebtedness extending the maturity of, or renewing, refunding or refinancing, in whole or in part, the Seller Financed Indebtedness, the Citibank Hedge, the Cash Management Facility, Indebtedness incurred under Section 10.5(g), provided that the terms of any such extension, renewal, refunding or refinancing Indebtedness (and of any agreement or instrument entered into in connection therewith) are neither in any material respect more restrictive on SEI or any of its Subsidiaries nor less advantageous to the Administrative Agent, the Collateral Agent and the Lenders than the terms of the Indebtedness as in effect prior to such action, and provided further that (1) the aggregate principal amount of or fees payable on such extended, renewed, refunded or refinanced Indebtedness shall not be increased by such action, (2) the interest rate or rates payable on such extended, removed, refunded or refinanced Indebtedness shall not be greater than the greater of (A) the rate on such Indebtedness immediately prior thereto, or (B) the Eurodollar Rate on Revolving Loans with respect to the most recently selected Interest

Period in effect at such time under this Agreement, (3) the group of direct or contingent obligors on such Indebtedness shall not be expanded as a result of any such action, and (4) immediately before and immediately after giving effect to any such extension, renewal, refunding or refinancing, no Default or Event of Default shall have occurred and be continuing;

            (l)    the guarantee by SEI or any Subsidiary of any Indebtedness of SEI or any SEI Guarantor that was permitted to be incurred, created, assumed or to exist by another provision of this Section 10.5; and

            (m)    unsecured Indebtedness of SEI or any Subsidiary in respect of performance bonds, worker's compensation claims, surety or appeal bonds and payment obligations in connection with self insurance or similar obligations, in each case to the extent incurred in the ordinary course of business.

            10.6    Transfer of Assets. Sell, lease, transfer or otherwise dispose of any assets other than:

            (a)    dispositions of inventory or trust fund assets in the ordinary course of business,

            (b)    dispositions of tangible real and personal property which, in the aggregate during any Fiscal Year (without carrying forward any unused amount from a prior Fiscal Year), has a fair market value of $6,500,000 or less and is not replaced by tangible real and personal property having at least equivalent value;

            (c)    transfers of assets necessary to give effect to merger or consolidation transactions permitted by Section 10.8;

            (d)    the disposition of Eligible Securities and other marketable securities so long as such disposition is made in the ordinary course of management of the investment portfolio of SEI and its Subsidiaries in conformity with the investment policy adopted by the Board of Directors of SEI or any applicable Subsidiary;

            (e)    transfers by SEI or any Subsidiary of all or a portion of the Subsidiary Securities of any Subsidiary to one or more SEI Guarantors, so long as any SEI Guarantor to which such transfer is made executes a Pledge Agreement or a Pledge Agreement Supplement, as applicable, with respect to such Subsidiary Securities and otherwise takes such actions and delivers such documents as are reasonably deemed necessary by the Collateral Agent to perfect the security interest of the Collateral Agent in such Subsidiary Securities;

            (f)    Permitted Asset Dispositions, provided that the proceeds therefrom shall be applied as provided in Section 2.7;

            (g)    other Asset Dispositions after the Closing Date in an aggregate principal amount not to exceed $100,000,000, provided that (i) such Asset Disposition shall be for consideration not less than the fair market value of the assets so disposed, such fair market value to be evidenced by (A) for any Asset Disposition yielding Net Proceeds less than or equal to $10,000,000, a certificate of an Authorized Representative delivered to the Administrative Agent, or (B) for any Asset Disposition yielding Net Proceeds in excess of $10,000,000, a resolution of the Board of Directors of SEI or the applicable Subsidiary set forth in a certificate of an Authorized Representative delivered to the Administrative Agent, (ii) not less than eighty percent (80%) of the total consideration received therefor shall be in cash, (iii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Asset Disposition, (iv) with respect to any Asset Disposition yielding Net Proceeds in excess of $5,000,000, SEI shall have furnished to the Administrative Agent (A) pro forma historical financial statements as of the end of the most recently completed fiscal quarter of SEI, if applicable, giving effect to such Asset Disposition and (B) a certificate in the form of Exhibit H prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 8.6(a) or Section 9.1(a) or (b) giving effect to such Asset Disposition, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, and (v) the Net Proceeds therefrom shall be applied as provided in Section 2.7;

            (h)    transfers of assets made (i) by SEI or any SEI Guarantor to any SEI Guarantor, (ii) by any PR Borrower or any PR Guarantor to any SEI Guarantor, any PR Guarantor or any PR Borrower, (iii) by any Subsidiary that is not a Borrower or a Guarantor to any other Subsidiary, (iv) by any Borrower or any Guarantor to any Subsidiary that is not a Borrower or a Guarantor with an aggregate fair market value not to exceed $1,000,000 during any Fiscal Year (without carrying forward any unused amount from a prior Fiscal Year), and (v) by SEI or any SEI Guarantor to any PR Borrower or any PR Guarantor so long as the PR Downstream Limit, after giving effect to such transfer of assets, does not exceed $3,000,000; and

            (i)    the disposition of Foreign Cash Equivalents so long as such disposition is made in the ordinary course of management of the investment portfolio of SEI and its Subsidiaries in conformity with the investment policy adopted by the Board of Directors of SEI or any applicable Subsidiary.

            10.7    Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except:

            (a)    securities of any Person acquired in an Acquisition permitted hereunder;

            (b)    Eligible Securities and other marketable securities so long as such investment is made in conformity with the investment policy adopted by the Board of Directors of SEI or any applicable Subsidiary;

            (c)    investments existing as of the date hereof and as set forth in Schedule 8.4 or Schedule 10.7(c);

            (d)    accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

            (e)    investments (including loans, advances and equity investments) (i) by SEI or any SEI Guarantor in SEI or any SEI Guarantor, (ii) by any PR Borrower or any PR Guarantor in SEI, any SEI Guarantor, any PR Guarantor or any PR Borrower, (iii) by any Subsidiary that is not a Borrower or a Guarantor in any other Subsidiary, and (iv) by SEI or any SEI Guarantor in any PR Borrower or any PR Guarantor so long as the PR Downstream Limit, after giving effect to such investment, does not exceed $3,000,000;

            (f)    other loans, advances and equity investments in an aggregate principal amount at any time outstanding not to exceed $7,500,000;

            (g)    any investment by a Subsidiary that is not a Domestic Subsidiary in Foreign Cash Equivalents;

            (h)    any investment made as a result of the receipt of non-cash consideration from an Asset Disposition in connection with Section 10.6(g); and

            (i)    funds placed in escrow accounts or trust funds (including the deposit of the amount of the Florida Bond Obligation in a trust fund in lieu of the Florida Bond Obligation) for purposes of future delivery of property, merchandise or services or care and maintenance of cemetery property, in each case in the ordinary course of business.

            10.8    Merger or Consolidation. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets (other than sales permitted under Sections 10.6; provided, however, (i) any SEI Guarantor may merge or transfer all or substantially all of its assets into or consolidate with any SEI Guarantor, and (ii) any other Person may merge into or consolidate with any SEI Guarantor, provided such SEI Guarantor is the surviving party, (iii) subject to Section 9.19, any Subsidiary may merge into or consolidate with any other Person in order to consummate an Acquisition permitted by Section 10.2, and (iv) subject to Section 9.19, any Subsidiary that is not a Borrower or a Guarantor may merge or transfer all or substantially all of its assets into or consolidate with any other Subsidiary.

            10.9    Restricted Payments. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing except SEI may make Restricted Payments in the form of cash dividends on the stock of SEI in an aggregate amount not to exceed $8,500,000 in any Fiscal Year (without regard to any unused amount in any previous Fiscal Year) so long as (a) the Consolidated Leverage Ratio as of the end of the fiscal quarter of SEI most recently ended prior to the making of such payment shall not be greater than 2.75 to 1.00, (b) both before and after giving effect to such Restricted Payment the Fixed Charge Ratio is no less than 2.25 to 1.00, and (c) both before and after giving effect to such Restricted Payment no Default or Event of Default shall have occurred or be continuing.

            10.10    Transactions with Affiliates. Other than transactions permitted under Sections 10.7 and 10.8, enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of SEI other than an SEI Guarantor, except (a) that such Persons may render services to SEI or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (b) that SEI or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by SEI or such Subsidiary and (c) any purchase, sale, lease or exchange of property, real or personal, otherwise permitted hereunder at market rates for similar properties; provided that any such transaction in (a), (b) or (c) above must be in the ordinary course of business and pursuant to the reasonable requirements of SEI's (or any Subsidiary's) business consistent with past practice of SEI and its Subsidiaries and upon fair and reasonable terms no less favorable to SEI (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

            10.11    Compliance with ERISA, the Code and Foreign Benefit Laws. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan:

            (a)    permit the occurrence of any Termination Event which would result in a liability on the part of SEI or any ERISA Affiliate to the PBGC or to any Governmental Authority that could reasonably be expected to result in a Material Adverse Effect; or

            (b)    permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities; or

            (c)    permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

            (d)    fail to make any contribution or payment to any Multiemployer Plan which SEI or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

            (e)    engage, or permit SEI or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed; or

            (f)    permit the establishment of any defined benefit plan that is subject to ERISA or Employee Benefit Plan providing post-retirement medical benefits that is subject to ERISA, which establishment could result in liability to SEI or any ERISA Affiliate or increase the obligation of SEI or any ERISA Affiliate to a Multiemployer Plan; or

            (g)    establish or amend any Employee Benefit Plan, which establishment or amendment could result in liability to SEI or any ERISA Affiliate that could reasonably be expected to result in a Material Adverse Effect, or increase the obligation of SEI or any ERISA Affiliate to a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect; or

            (h)    fail, or permit SEI or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof.

            10.12    Fiscal Year. Change its Fiscal Year unless (i) such change is, or is effected in conjunction with, a change in the Fiscal Year required by applicable law or by binding order of an applicable Governmental Authority, (ii) not later than the earlier to occur of sixty (60) days prior to the effective date of any such change in its Fiscal Year or fifteen (15) days after receiving notice of the order or law requiring such change, SEI shall have given the Administrative Agent notice of its intention (whether absolute or conditioned on the receipt of the application to it of any such law or order) to make such change and specifying such change, and (iii) not later than fifteen (15) days prior to any such change in the Fiscal Year becoming effective the Borrowers and the Required Lenders have entered into an appropriate amendment to this Agreement with respect to the covenants set forth in Article X appropriately reflecting the impact of such change of the Fiscal Year to the satisfaction of the Required Lenders.

            10.13    Dissolution, Etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except (a) in connection with a merger or consolidation permitted pursuant to Section 10.8, or (b) with respect to any Subsidiary that at such time both (i) is inactive and (ii) has total assets with a net book value not greater than $10,000.

            10.14    Limitations on Sales and Leasebacks. Enter into any arrangement or arrangements with any Person providing for the leasing by SEI or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a single transaction or series of related transactions, which has been or is to be sold or transferred by SEI or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of SEI or any Subsidiary.

            10.15    Change in Control. Cause, suffer or permit to exist or occur any Change of Control.

            10.16    Rate Hedging Obligations and Fixed Rates. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except the Citibank Hedge and otherwise pursuant to Swap Agreements for Rate

Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which SEI and its Subsidiaries are otherwise subject by virtue of the operations of their businesses, and not for speculative purposes; provided, however, that at all times prior to the date that is three years after the Closing Date not less than 50% of the aggregate amount of Indebtedness for Money Borrowed of SEI and its Subsidiaries shall then be accruing at fixed rates of interest (after giving effect to Rate Hedging Obligations permitted in respect of any Indebtedness for Money Borrowed of SEI and its Subsidiaries nominally bearing interest at a floating rate).

            10.17    Negative Pledge Clauses. Except for limitations contained in the Public Indenture or the Senior Subordinated Indenture, enter into or cause, suffer or permit to exist any agreement with any Person other than the Collateral Agent, the Administrative Agent and the Lenders pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of any of SEI or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, provided that SEI and any Subsidiary may enter into such an agreement in connection with, and that applies only to, property subject to any Lien permitted by this Agreement and not released after the date hereof, when such prohibition or limitation is by its terms effective only against the assets subject to such Lien.

            10.18    Prepayments, Etc., of Indebtedness. Except for refinancings permitted by Sections 10.5(j) and (k) and the prepayment of up to $1,000,000 of aggregate principal amount of Seller Financed Indebtedness, (a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, or (b) amend, modify or change in any manner any term or condition of any Indebtedness for Money Borrowed so that the terms and conditions thereof are less favorable to the Administrative Agent and the Lenders than the terms of such Indebtedness or leases as of the Closing Date, including without limitation any amendment, revision or supplement to the subordination provisions or payment or redemption terms of, the other covenants contained in, or events of default under, the Senior Subordinated Indenture or the Senior Subordinated Notes.

            10.19    Limitations on Upstreaming. Enter into any agreement restricting or limiting the payment of dividends or other distributions or the transfer of assets from any Subsidiary to SEI or to any other Subsidiary owning Subsidiary Securities of such Subsidiary.

            10.20    Required Reserve. Permit at any time the Required Reserve to be less than the lesser of (a) the amount, if any, by which the aggregate Net Proceeds realized from any Asset Disposition by SEI or any of its Subsidiaries permitted pursuant to Section 10.6(f) or (g), or otherwise consented to by the Required Lenders to the extent a prepayment is made under Section 2.7, after the Closing Date exceeds $75,000,000, and (b) the outstanding principal amount of the Applicable Retained Notes as of such date; provided however, that in no event during any of the respective periods set forth below (and regardless of whether any Asset Dispositions shall have been consummated by SEI or any of its Subsidiaries) shall the Required Reserve be less than the amount (expressed as a percentage of the then-outstanding principal amount of the Applicable Retained Notes) set forth opposite each such period:

Period	Percentage of Applicable Retained Notes
Closing Date through June 29, 2002	0%
June 30, 2002 through October 31, 2002	25%
November 1, 2002 through January 31, 2003	50%
February 1, 2003 through April 30, 2003	75%
May 1, 2003 and thereafter	100%

            10.21    Repayments of Retained Notes. Purchase, redeem, defease, cancel, terminate, tender for or otherwise retire any of the Retained Notes prior to the maturity thereof unless SEI shall provide evidence satisfactory to the Administrative Agent prior to such transaction that immediately after giving effect to such transaction, including any Advance under the Revolving Credit Facility made or to be made in connection therewith, Available Liquidity will not be less than $25,000,000.

            10.22    Investment Accounts. Incur any margin or other credit in any Investment Account of SEI or any of its Subsidiaries, either directly by executing purchase orders in excess of any credit balance or money market mutual funds held in any such Investment Account, executing sell orders on securities not held in any such Investment Account, or by trading in instruments such as options and commodities contracts that create similar obligations, or hypothecate any Investment Property carried in any such Investment Account.

            10.23    Designated Senior Debt. Fail at any time to maintain for any reason the Obligations as "Designated Senior Debt" under the Senior Subordinated Indenture and the Senior Subordinated Notes.

ARTICLE XI

Events of Default and Acceleration

            11.1    Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:

            (a)    if default shall be made in the due and punctual payment of the principal of any Loan, Reimbursement Obligation or other Obligation, when and as the same shall be due and payable whether pursuant to any provision of Article II or Article III or Article IV, at maturity, by acceleration or otherwise; or

            (b)    if default shall be made in the due and punctual payment of any amount of interest on any Loan, Reimbursement Obligation or other Obligation or of any fees or other amounts payable to any of the Lenders or the Administrative Agent or the Collateral Agent within three (3) Business Days after the date on which the same shall be due and payable; or

            (c)    if default shall be made in the performance or observance of (i) any covenant set forth in Section 9.7, 9.11, 9.12, or 9.19, (ii) any covenant set forth in Article X other than Sections 10.11 and 10.20, (iii) any covenant set forth in either Section 10.11 or Section 10.20 and such default is not cured within five (5) days of its occurrence, provided that a default under Section 10.20 may only be so cured three times in any period of twelve consecutive calendar months, or (iv) any covenant set forth in Section 9.1 and such default is not cured within fifteen (15) days of its occurrence;

            (d)    if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for thirty (30) or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Administrative Agent or an Executive Officer of SEI becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Collateral Agent, the Administrative Agent or any of the Lenders or delivered to the Collateral Agent, the Administrative Agent or any of the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than as expressly provided for hereunder or thereunder or with the express written consent of the Administrative Agent), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than as expressly provided for hereunder or thereunder or with the express written consent of the Administrative Agent); or

            (e)    if there shall occur (i) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness or Rate Hedging Obligation (other than the Loans and other Obligations) of SEI or any Subsidiary in an aggregate principal amount (including undrawn committed or otherwise available amounts and aggregating amounts owed under any combined or syndicated credit arrangement) or Rate Hedge Value, as applicable, not less than $5,000,000 in the aggregate outstanding, or (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness or Rate Hedging Obligation may have been issued, created, assumed, guaranteed or secured by SEI or any Subsidiary, or (iii) with respect to any such Rate Hedging Obligation, any termination event shall occur as to which SEI or any Subsidiary is the "affected party" under the agreement or instrument governing such Rate Hedging Obligation, or (iv) any other event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by SEI or any Subsidiary, and such default or event of default or termination described in clauses (i) through (iv) above shall continue for more than the period of grace, if any, therein specified, and such default or event of default or termination shall permit the holder of any such Indebtedness (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity of any such Indebtedness or terminate any agreement or instrument governing any such Rate Hedging Obligation; or

            (f)    if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Administrative Agent, the Collateral Agent or any Lender by or on behalf of SEI or any other Credit Party pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading when given; or

            (g)    if SEI or any Subsidiary or other Credit Party shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

            (h)    if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of SEI or any Subsidiary or other Credit Party or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against SEI or any Subsidiary or other Credit Party seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of SEI or any Subsidiary or other Credit Party or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against SEI or any Subsidiary or other Credit Party any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of sixty (60) days; or if SEI or any Subsidiary or other Credit Party takes any action to indicate its consent to or approval of any such proceeding or petition; or

            (i)    if (i) one or more judgments or orders where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $2,500,000 is rendered against SEI or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of SEI's or Subsidiaries' properties for any amount in excess of $2,500,000 in the aggregate; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

            (j)    if SEI or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of SEI, on a consolidated basis, for a period of more than 60 days;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

            (A)    either or both of the following actions may be taken: (i) the Administrative Agent may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders and the Issuing Bank to make further Revolving Loans and Swing Line Loans or to issue additional Letters of Credit terminated, whereupon the obligation of each Lender to make further Revolving Loans, of Bank of America to make further Swing Line Loans, and of the Issuing Bank to issue additional Letters of Credit, hereunder shall terminate immediately, and (ii) the Administrative Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrowers any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrowers to the Administrative Agent, the Collateral Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders to make Revolving Loans, of Bank of America to make Swing Line Loans, and of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Administrative Agent or the Required Lenders or notice to the Administrative Agent or the Lenders;

            (B)    SEI shall, upon demand of the Administrative Agent or the Required Lenders, deposit cash with the Agent in an amount equal to the amount of any Letter of Credit Outstandings, as collateral security for the repayment of any future drawings or payments under such Letters of Credit, and such amounts shall be held by the Administrative Agent pursuant to the terms of the LC Account Agreement; and

            (C)    the Administrative Agent, the Collateral Agent and each of the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

            11.2    Administrative Agent and Collateral Agent to Act. In case any one or more Events of Default shall occur and not have been waived, subject to the provisions of Article XII, the Administrative Agent and the Collateral Agent, as applicable, may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies contained herein or in any other Loan Document, or as may be otherwise available at law or in equity.

            11.3    Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Administrative Agent or the Collateral Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

            11.4    No Waiver. No course of dealing between any Borrower or any Guarantor and any Lender, the Administrative Agent or the Collateral Agent or any failure or delay on the part of any Lender, the Administrative Agent or the Collateral Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

            11.5    Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article XI hereof, all payments received by the Administrative Agent hereunder (including amounts received from the Collateral Agent in the course of the exercise of the rights and remedies of the Collateral Agent under the Loan Documents), in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers hereunder, shall be applied by the Administrative Agent in the following order:

            (a)    the reasonable expenses incurred in connection with retaking, holding, preserving, processing, maintaining or preparing for sale, lease or other disposition of, any Collateral, including reasonable attorney's fees and legal expenses pertaining thereto;

            (b)    amounts due to the Lenders and the Issuing Bank pursuant to Sections 4.6(a), 4.6(b), 4.6(c) and 13.5;

            (c)    amounts due to the Administrative Agent pursuant to Section 4.6(d);

            (d)    payments of interest on Loans, Swing Line Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (with amounts payable in respect of Swing Line Outstandings being included in such calculation and paid to Bank of America);

            (e)    payments of principal of Loans, Swing Line Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (with amounts payable in respect of Swing Line Outstandings being included in such calculation and paid to Bank of America);

            (f)    payments of cash amounts to the Administrative Agent in respect of outstanding Letters of Credit pursuant to Section 11.1(B);

            (g)    amounts due to the Issuing Bank, the Administrative Agent, the Lenders and others pursuant to Sections 3.2(h), 9.15 and 13.9;

            (h)    payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the recipients, including (i) amounts due to any of the Revolving Lenders or their Affiliates in respect of Obligations consisting of liabilities under any Swap Agreement with any of the Revolving Lenders or their Affiliates and (ii) amounts due to the Cash Management Facility Provider, so long as the Cash Management Facility Provider is a Lender, in each case on a pro rata basis according to the amounts owed; and

            (i)    any surplus remaining after application as provided for herein, to the Borrowers or otherwise as may be required by applicable law.

ARTICLE XII

The Administrative Agent and the Collateral Agent

             12.1    Appointment and Authorization of Administrative Agent and Collateral Agent.

            (a)    Each Lender hereby irrevocably (subject to Section 12.9) appoints, designates and authorizes the Administrative Agent and the Collateral Agent, as applicable, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the terms "agent" or "administrative agent" or "collateral agent" or "Administrative Agent" or "Collateral Agent" herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

            (b)    The Issuing Bank shall act on behalf of the Lenders with respect to any Letter of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article XII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications and Agreements for Letters of Credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Article XII included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

            12.2    Delegation of Duties. Both the Administrative Agent and the Collateral Agent may execute any of its duties under the Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

            12.3    Liability of Administrative Agent and Collateral Agent. No Agent-Related Person or Syndication Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

            12.4    Reliance by Administrative Agent and Collateral Agent.

            (a)    Both the Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent, as applicable. Both the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Both the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement or any other Loan Document expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent or the Collateral Agent, as applicable, shall, and in all other instances the Administrative Agent or the Collateral Agent, as applicable, may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

            (b)    For purposes of determining compliance with the conditions specified in Section 7.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent or the Collateral Agent, as applicable, to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

            12.5    Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to the defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or SEI referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article XI; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

            12.6    Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person and no Syndication Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent, the Collateral Agent or the Syndication Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person or any Syndication-Agent Related Person to any Lender as to any matter, including whether any Agent-Related Persons or any Syndication-Agent Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent, the Collateral Agent and the Syndication Agent that it has, independently and without reliance upon any Agent-Related Person or any Syndication-Agent Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and any other Credit Party hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any Syndication-Agent Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent herein, neither the Administrative Agent nor the Collateral Agent nor the Syndication Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person or any Syndication Agent-Related Person.

            12.7    Indemnification of Administrative Agent and Collateral Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person and each Syndication Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person and each Syndication Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person or any Syndication Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct; provided further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the reasonable fees and expenses of counsel for the Administrative Agent and the Collateral Agent) incurred by the Administrative Agent and the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as applicable, is not reimbursed for such expenses by or on behalf of SEI. The undertaking in this Section 12.7 shall continue in effect notwithstanding the Facility Termination Date and the resignation or replacement of the Administrative Agent or the Collateral Agent.

            12.8    Administrative Agent and Collateral Agent in Their Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent, the Collateral Agent or the Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent or the Issuing Bank, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

            12.9    Successor Administrative Agent and Collateral Agent.

            (a)    The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by SEI at all times other than during the existence of an Event of Default (which consent of SEI shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and SEI, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, power and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XII and Sections 9.15, 13.5 and 13.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above.

            (b)    The Collateral Agent may resign as Collateral Agent upon 30 days' notice to the Lenders. If the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor collateral agent for the Lenders which successor collateral agent shall be consented to by SEI at all times other than during the existence of an Event of Default (which consent of SEI shall not be unreasonably withheld or delayed). If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and SEI, a successor collateral agent from among the Lenders. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, power and duties of the retiring Collateral Agent and the term "Collateral Agent" shall mean such successor collateral agent and the retiring Collateral Agent's appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Article XII and Sections 9.15, 13.5 and 13.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. If no successor collateral agent has accepted appointment as Collateral Agent by the date which is 30 days following a retiring Collateral Agent's notice of resignation, the retiring Collateral Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral

Agent hereunder until such time, if any, as the Required Lenders appoint a successor collateral agent as provided for above.

            12.10    Other Agents; Joint Lead Managers; Joint Lead Arrangers. None of the Lenders identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "lead arranger," "co-lead arranger," "book manager" or "co-book manager" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XIII

Miscellaneous

            13.1    Assignments and Participations.

            (a)    Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, its Revolving Credit Commitment, its Participations, its Asset Sale Term Loan Commitment and its Term Loan Commitment); provided, however, that

            (i)    except in the case of an assignment to another Lender or an Affiliate of a Lender or an Approved Fund or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $2,500,000 in the case of any assignment of a Revolving Credit Commitment, or $1,000,000 in the case of any assignment of an Asset Sale Term Loan or of a Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, SEI otherwise consents (each such consent not to be unreasonably withheld or delayed);

            (ii)    each such assignment by a Lender (A) of a Revolving Credit Commitment shall be of a proportionate part of all of its rights and obligations under this Agreement and the Notes with respect thereto, (except that any such assignment by Bank of America shall not include its rights, benefits or duties as the Issuing Bank or as the provider of Swing Line Loans), (B) of an Asset Sale Term Loan shall be of a proportionate part of all of its rights and obligations under this Agreement and the Notes with respect thereto, or (C) of a Term Loan shall be of a proportionate part of all of its rights and obligations under this Agreement and the Notes with respect thereto; provided that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under the Revolving Credit Facility, the Asset Sale Term Loan Facility or the Term Loan Facility on a non-pro rata basis; and

            (iii)    the parties to such assignment shall execute and deliver to the Administrative Agent for acceptance by it, the Issuing Bank and the Swing Line Lender an Assignment and Acceptance in the form of Exhibit B hereto, together with any Note subject to such assignment and a processing and recordation fee of $3,500.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, be released from its obligations under this Agreement

(and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party thereto but shall continue to be entitled to the benefits of Article VI and Sections 13.5 and 13.9). Upon the consummation of any assignment pursuant to this Section 13.1, the assignor, the Administrative Agent and the applicable Borrowers shall make appropriate arrangements so that, if required, new Notes are issued (at the expense of the Borrowers) to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to SEI and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 6.6. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

            (b)    The Administrative Agent shall maintain at its address referred to in Section 13.2 a copy of each Assignment and Acceptance delivered to and accepted as herein required and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments and Term Loan Commitments and Asset Sale Term Loan Commitments of, and principal amount of the Loans and the Letter of Credit Outstandings owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (c)    Upon its receipt of an Assignment and Acceptance executed by the parties thereto and accepted by all other Persons whose acceptance is required hereunder, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

            (d)    Any Lender may, without the consent of or notice to any Borrower or the Administrative Agent, sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, Term Loan Commitment or Asset Sale Term Loan Commitment, or its Loans or Participations); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the provisions contained in Sections 6.1, 6.5 and 6.6 and shall be entitled to the benefits of and subject to the provisions of Section 13.3, and (iv) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to its Loans and its Note and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers reducing the principal, interest, fees or other amounts payable to such participant, or postponing any scheduled date for the payment of money to such participant, or releasing any Guarantor from its Facility Guaranty). Notwithstanding the foregoing, a participant shall not be entitled to receive any greater payment under Section 6.1 or 6.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with SEI's prior written consent. A participant organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 6.6 unless SEI is notified of the participation sold to such participant and such participant agrees, for the benefit of SEI, to comply with Sections 6.6(d) and 6.6(f) as though it were a Lender.

            (e)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign or pledge all or any portion of its Loans and its Note to secure obligations of such Lender, including any pledge or assignment to secure obligations of such Lender to any Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            (f)    Any Lender may furnish any information concerning SEI or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

            (g)    If the consent of SEI to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 13.1(a)), SEI shall be deemed to have given its consent five Business Days after the date of notice thereof has been delivered by the assigning Lender (through the Administrative Agent) to SEI unless such consent is expressly refused by SEI prior to such fifth Business Day.

            (h)    Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrowers which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Administrative Agent, the Collateral Agent, the Lenders, or any of them. No Borrower may assign or otherwise transfer to any other Person any right, power, benefit, or privilege (or any interest therein) conferred hereunder or under any of the other Loan Documents, or delegate (by assumption or otherwise) to any other Person any duty, obligation, or liability arising hereunder or under any of the other Loan Documents except with the prior written consent of each Lender, and any such purported assignment, delegation or other transfer shall be void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            13.2    Notices. Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of transmission to such party, in the case of notice by telefacsimile (where the proper transmission of such notice is either acknowledged by the recipient or electronically confirmed by the transmitting device), or (iii) on the fifth Business Day after the day on which mailed to such party, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:

            (a)    if to SEI or any Subsidiary (including any PR Borrower):

Stewart Enterprises, Inc.

110 Veterans Memorial Blvd.

Metairie, Louisiana 70005

Attn:              Kenneth C. Budde

Telephone:     (504) 849-2227

Telefacsimile: (504) 849-2307

            (b)    if to the Administrative Agent or the Collateral Agent:

Bank of America, N.A.

TX1-492-14-11

901 Main Street, 14th Floor

Dallas, Texas 75202-3714

Attention: Agency Services

Telephone:      (214) 209-2138

Telefacsimile:  (214) 290-9438

with a copy to:

Bank of America, N.A.

TX1-492-67-01

901 Main Street, 67th Floor

Dallas, Texas 75202

Attention:        Ms. Suzanne Smith

Telephone:      (214) 209-0280

Telefacsimile:  (214) 209-0980

            (c)    if to the Lenders:

At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance;

            (d)    if to any Credit Party other than SEI or any of its Subsidiaries, at the address set forth on the signature page of the Facility Guaranty or Security Instrument executed by such Credit Party, as the case may be.

            13.3    Right of Set-off; Adjustments.

            (a)    Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Borrower or any Guarantor against any and all of the obligations of any Borrower or any Guarantor now or hereafter existing under this Agreement and the Note held by such Lender, or any other Loan Document, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or such other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower or Guarantor after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 13.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

            (b)    If any Lender (a "benefited Lender") shall at any time receive (A) any payment of all or part of the Loans owing to it, or interest thereon (a "Subject Payment"), or (B) receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise) ("Subject Collateral"), in a greater proportion, respectively, than any such payment to the other Lenders in the Term Loan Facility, Revolving Credit Facility or Asset Sale Term Loan Facility (the "Applicable Facility") in respect of which the Subject Payment was made, or collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to it, or interest thereon, such benefited Lender , in the case of a Subject Payment, shall purchase for cash from the other Lenders in the Applicable Facility a participating interest in such portion of each such other Lender's Loans under the Applicable Facility owing to it, and in the case of Subject Collateral shall provide the other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share each Subject Payment or the benefits of such Subject Collateral or proceeds ratably; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender or is repaid in whole or in part by such benefited Lender in good faith settlement of a pending or threatened avoidance claim, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery or settlement payment, but without interest. Each Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 13.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the applicable Borrowers in the amount of such participation.

            13.4    Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any Revolving Credit Commitment, Term Loan Commitment or Asset Sale Term Loan Commitment hereunder or any Borrower has any continuing obligations hereunder unless otherwise provided herein.

            13.5    Expenses. SEI agrees to pay promptly on demand all reasonable costs and expenses of the Administrative Agent and the Collateral Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and the Collateral Agent with respect thereto and with respect to advising the Administrative Agent or the Collateral Agent, as the case may be, as to its rights and responsibilities under the Loan Documents. SEI further agrees to pay promptly on demand all costs and expenses of the Administrative Agent, the Collateral Agent and the Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

            13.6    Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each applicable Borrower or other applicable Credit Party party to such Loan Document and either the Required Lenders or (as to Loan Documents other than the Credit Agreement) the Administrative Agent or Collateral Agent, as the case may be, on behalf of the Required Lenders (and, if Article XII or the rights or duties of the Administrative Agent or the Collateral Agent are affected thereby, by the Administrative Agent or the Collateral Agent, as applicable); provided that:

            (a)    no such amendment or waiver shall, unless signed by each Lender directly affected thereby, (i) increase the Total Revolving Credit Commitment, the Total Term Loan Commitment or the Total Asset Sale Term Loan Commitment, (ii) reduce any fees or other amounts payable hereunder other than fees that specifically pertain to the Revolving Credit Facility, the Term Loan Facility or the Asset Sale Term Loan Facility, (iii) change the percentage of the Revolving Credit Commitment, Term Loan Commitment, Asset Sale Term Loan Commitment or of the unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 13.6 or any other provision of this Agreement, or (iv) release any Guarantor or all or substantially all of the Collateral except as expressly contemplated in the Loan Documents;

            (b)    no such amendment or waiver shall, unless signed by each Revolving Lender directly affected thereby, (i) increase the Revolving Credit Commitment of each such Revolving Lender, (ii) reduce the principal of or rate of interest on any Revolving Loan, or any fees or other amounts payable hereunder with respect to the Revolving Credit Facility, except that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of any Borrower to pay interest at the Default Rate, or (iii) postpone any date fixed for the payment of principal, interest, fees or other amounts payable hereunder with respect to the Revolving Credit Facility or for termination of any Revolving Credit Commitment;

            (c)    no such amendment or waiver shall, unless signed by each Asset Sale Term Lender directly affected thereby, (i) increase the Asset Sale Term Loan Commitment of each such Asset Sale Term Lender, (ii) reduce the principal of or rate of interest on any Asset Sale Term Loan, or any fees or other amounts payable hereunder with respect to the Asset Sale Term Loan Facility, except that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of any Borrower to pay interest at the Default Rate, (iii) postpone any date fixed for the payment of principal, interest, fees or other amounts payable hereunder with respect to the Asset Sale Term Loan Facility or for termination of any Asset Sale Term Loan Commitment;

            (d)    no such amendment or waiver shall, unless signed by each Term Lender directly affected thereby, (i) increase the Term Loan Commitment of each such Term Lender, (ii) reduce the principal of or rate of interest on any Term Loan, or any fees or other amounts payable hereunder with respect to the Term Loan Facility, except that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of any Borrower to pay interest at the Default Rate, (iii) postpone any date fixed for the payment of principal, interest, fees or other amounts payable hereunder with respect to the Term Loan Facility or for termination of any Term Loan Commitment; and

            (e)    notwithstanding anything to the contrary in this Section 13.6, (i) no amendment or waiver that affects the rights, privileges or obligations of Bank of America as provider of Swing Line Loans, shall be effective unless signed in writing by Bank of America, and (ii) no amendment or waiver that affects the rights, privileges or obligations of the Issuing Bank as issuer of Letters of Credit, shall be effective unless signed in writing by the Issuing Bank.

            No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Administrative Agent's or the Collateral Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

            13.7    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart. Signatures on communications and other documents may be transmitted by facsimile only with the consent of the Administrative Agent in its sole and absolute discretion in each instance. The effectiveness of any such signatures accepted by the Administrative Agent shall, subject to applicable law, have the same force and effect as manual signatures and shall be binding on all parties. The Administrative Agent may also require that any such signature be confirmed by a manually-signed hardcopy thereof. Each party hereto hereby adopts as an original executed signature page each signature page hereafter furnished by such party to the Administrative Agent (or an agent of the Administrative Agent) bearing (with the consent of the Administrative Agent) a facsimile signature by or on behalf of such party. Nothing contained in this Section 13.7 shall limit the provisions of Section 12.4.

            13.8    Termination. This Agreement shall terminate on the Facility Termination Date, except that (x) those provisions which by the express terms thereof continue in effect notwithstanding the Facility Termination Date, and (y) obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, shall continue in effect. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender (including the Swing Line lender) is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason or elects to repay any such amount in good faith settlement of a pending or threatened avoidance claim, (i) this Agreement (including the provisions pertaining to Participations in Letters of Credit, Reimbursement Obligations, and Swing Line Loans) shall continue in full force, and the Borrowers shall be liable to, and shall indemnify and hold the Administrative Agent, the Collateral Agent or such Lender harmless for, the amount of such payment surrendered until the Administrative Agent, the Collateral Agent or such Lender shall have been finally and irrevocably paid in full, and (ii) in the event any portion of any amount so required to be surrendered by the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swing Line lender shall have been distributed to the Lenders, the Lenders shall promptly repay such amounts to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swing Line lender on demand therefor. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Administrative Agent's, the Collateral Agent's, the Issuing Bank's or the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

            13.9    Indemnification; Limitation of Liability.

            (a)    SEI agrees to indemnify and hold harmless each Agent-Related Person, each Syndication Agent-Related Person and each Lender and each of their Affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (all of the foregoing, collectively, the "Indemnified Liabilities"), except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries, any Guarantor, or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated herein, except to the extent that such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party's gross negligence or willful misconduct. Each Borrower agrees not to assert any claim against any Agent-Related Person, any Syndication Agent-Related Person, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

            (b)    The agreements and obligations of the Borrowers contained in this Section 13.9 shall continue in effect notwithstanding the Facility Termination Date.

            13.10    Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

            13.11    Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto (except that those provisions (if any) which by the express terms of the commitment letter dated as of May 17, 2001, executed by Bank of America, BAS, DBAB and BTCo and accepted by SEI, survive the closing of the Revolving Credit Facility, Letter of Credit Facility, Term Loan Facility and Asset Sale Term Loan Facility, shall survive and continue in effect).

            13.12    Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.

            13.13    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if and when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the applicable Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

            13.14    Governing Law; Waiver of Jury Trial.

            (a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE SECURITY INSTRUMENTS WHICH EXPRESSLY PROVIDE THAT THEY SHALL BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

            (b)    EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

            (c)    EACH BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWERS PROVIDED IN SECTION 13.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

            (d)    NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY BORROWER OR ANY BORROWER'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

            (e)    IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, EACH BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR

PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING. ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (f)    EACH BORROWER HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

            13.15    Confidentiality. Each of the Administrative Agent, the Collateral Agent and each Lender (together, the "Lending Parties", and individually a "Lending Party") agrees to keep confidential any information furnished or made available to it by SEI or any of its Subsidiaries pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party, (b) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or such professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 13.15), (c) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (d) as required by any law, rule, or regulation, (e) upon the order of any court or administrative agency, (f) upon the request or demand of any regulatory agency or authority, (g) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (h) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (i) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (j) subject to provisions substantially similar to those contained in this Section 13.15, to any actual or proposed participant or assignee.

[Signatures on following pages]

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

STEWART ENTERPRISES, INC., as a Borrower

WITNESS:
________________________	By: _________________________________
Name: _________________________________
________________________	Title: _________________________________
EMPRESAS STEWART-CEMENTERIOS, as a Borrower

WITNESS:
________________________	By: Stewart Cementerios Puerto Rico Holding II, B.V.,
its Managing Partner
________________________

By: __________________________
Name: __________________________
Title: __________________________

EMPRESAS STEWART-FUNERARIAS, as a Borrower

WITNESS:
________________________	By: Stewart Funerarias Puerto Rico Holding II, B.V.,
its Managing Partner
________________________

By: __________________________
Name: __________________________
Title: __________________________

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent
By: _________________________________
Name: Suzanne B. Smith
Title: Managing Director

BANK OF AMERICA, N.A.
By: _________________________________
Name: Suzanne B. Smith
Title: Managing Director
Lending Office for Base Rate Loans:
Bank of America, N.A.
TX1-492-14-11
901 Main Street, 14th Floor
Dallas, Texas 75202-3714
Attention: Agency Services
Telephone: (214) 209-2138
Telefacsimile: (214) 290-9438

Wire Transfer Instructions:
Bank of America, N.A.
ABA# 111000012
Account No.: 1292000883
Reference: Stewart Enterprises
Attention: Agency Services

Lending Office for Eurodollar Rate Loans:
Bank of America, N.A.
TX1-492-14-11
901 Main Street, 14th Floor
Dallas, Texas 75202-3714
Attention: Agency Services
Telephone: (214) 209-2138
Telefacsimile: (214) 290-9438

Wire Transfer Instructions:
Bank of America, N.A.
ABA# 111000012
Account No.: 1292000883
Reference: Stewart Enterprises
Attention: Agency Services

BANKERS TRUST COMPANY

By: _________________________________
Name: _________________________________
Title: _________________________________

Lending Office:
130 Liberty Street
New York, New York 10006
Wire Transfer Instructions:
Bankers Trust Company
New York, New York
ABA #021001033
Account #99401268
Attn: Loan Division
Reference: Stewart Enterprises, Inc.

SUNTRUST BANK, ATLANTA

By: _________________________________
Name: _________________________________
Title: _________________________________

Lending Office:
25 Park Place, 24th Floor
Atlanta, Georgia 30303
Wire Transfer Instructions:
SunTrust Bank, Atlanta
Atlanta, Georgia
ABA #061000104
Account #9088000112
Attn: Corporate Banking Operations Support
Reference: Stewart Enterprises, Inc.

CREDIT LYONNAIS

By: _________________________________
Name: _________________________________
Title: _________________________________

Lending Office:
2200 Ross Avenue
Suite 4400 West
Dallas, Texas 75201
Wire Transfer Instructions:
Credit Lyonnais New York Branch
New York, New York
ABA #0260-0807-3
Account #01881793701
Attn: Loan Servicing
Reference: Stewart Enterprises, Inc.

HIBERNIA NATIONAL BANK

By: _________________________________
Name: _________________________________
Title: _________________________________

Lending Office:
313 Carondelet Street
New Orleans, Louisiana 70130
Wire Transfer Instructions:
Hibernia National Bank
New Orleans, Louisiana
ABA #065000090
Account #0088036615
Account Name: Wire Suspense
Attn: Commecial Banking, Angela Dominquez
Reference: Stewart Enterprises, Inc.

CIT LENDING SERVICES CORPORATION (ILLINOIS)

By: _________________________________
Name: _________________________________
Title: _________________________________

Lending Office:
c/o The CIT Group, Inc. - Structured Finance Group
CIT Merchant Banking Group
44 Whippany Road, Suite 160
Morristown, New Jersey 07960-4558
Attention: Vice President-Credit, CIT Merchant Banking
Telephone: (973) 401-6772
Telefacsimile: (973) 401-6715
Wire Transfer Instructions:
JP Morgan Chase & Company
New York, New York
ABA #021-000-021
Account Name: CIT
Account #323-888-089
Reference: Stewart Enterprises Base Rate Loans
Attn: Maria Metropoulis

ALLIED IRISH BANKS PLC

By: _________________________________
Name: _________________________________
Title: _________________________________

Lending Office:
Bankcentre
Ballsbridge
Dublin 4
Ireland
Wire Transfer Instructions:
Chase Manhattan Bank
New York, New York
Swift: CHAS US33
A/C Name: AIB Dublin
A/C #001 1 907599
CHAPS: 041833
Reference: AIB Corporate Banking NY

NATIONAL CITY BANK

By: _________________________________
Name: _________________________________
Title: _________________________________

Lending Office:
1900 E. Ninth Street
Location Code: 2077
Cleveland, Ohio 44114
Wire Transfer Instructions:
National City Bank
Cleveland, Ohio
ABA #041000124
Account #151804
Account Name: Commercial Loan Operations
Attn: Vernon Johnson
Reference: Stewart Enterprises, Inc.